CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY
DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.

Ex 10.1
UP TO $200,000,000 SENIOR SECURED REVOLVING LOAN FACILITY
LOAN AND SECURITY AGREEMENT
among
CURO RECEIVABLES FINANCE II, LLC,
as Borrower,

MIDTOWN MADISON MANAGEMENT LLC,
as Agent,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
Dated as of
April 8, 2020

EBF - LOAN AND SECURITY AGREEMENT

CURO - LOAN AND SECURITY AGREEMENT

5.8	Financial Statements and Reports	74
5.9	Compliance with Law	74
5.10	Intellectual Property	74
5.11	Licenses and Permits; Labor	75
5.12	No Default; Solvency	75
5.13	Disclosure	75
5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts	75
5.15	Affiliated Agreements	75
5.16	Insurance	76
5.17	Names; Location of Offices, Records and Collateral; Deposit Accounts and Investment Property	76
5.18	Non-Subordination	76
5.19	Receivables	76
5.20	Servicing	76
5.21	Legal Investments; Use of Proceeds	77
5.22	Broker’s or Finder’s Commissions	77
5.23	Anti-Terrorism; OFAC	77
5.24	Data Protection	78
5.25	Survival	78
VI.	AFFIRMATIVE COVENANTS	78
6.1	Financial Statements, Reports and Other Information	79
6.2	Payment of Obligations	81
6.3	Conduct of Business and Maintenance of Existence and Assets	81
6.4	Compliance with Legal and Other Obligations	81
6.5	Insurance	81
6.6	True Books	82
6.7	Inspection; Periodic Audits; Quarterly Review	82
6.8	Further Assurances; Post Closing	82
6.9	Payment of Indebtedness	83
6.10	Other Liens	83
6.11	Use of Proceeds	83
6.12	Collateral Documents; Security Interest in Collateral	83
6.13	Servicer; Backup Servicer	84
6.14	Special Purpose Entity	85
6.15	Collections	87
6.16	Reserved	87
6.17	Portfolio Covenants	87
6.18	Reserved	89
6.19	Financial Covenants.	89

CURO - LOAN AND SECURITY AGREEMENT

6.20	Bank Partner Program Agreements; Transfer of Title	89
6.21	Data Protection	89
VII.	NEGATIVE COVENANTS	90
7.1	Indebtedness	90
7.2	Liens	90
7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	90
7.4	Dividends; Redemptions; Equity	91
7.5	Transactions with Affiliates	91
7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names	91
7.7	Transfer of Collateral; Amendment of Receivables	92
7.8	Contingent Obligations and Risks	92
7.9	Truth of Statements	92
7.10	Modifications of Agreements	92
7.11	Anti-Terrorism; OFAC	93
7.12	Deposit Accounts and Payment Instructions	93
7.13	[Reserved]	93
7.14	[Reserved]	93
7.15	ERISA	93
7.16	Changes to Bank Partner Program Agreements	93
VIII.	EVENTS OF DEFAULT	94
IX.	RIGHTS AND REMEDIES AFTER DEFAULT	98
9.1	Rights and Remedies	98
9.2	Application of Proceeds	99
9.3	Rights to Appoint Receiver	100
9.4	Attorney-in-Fact	100
9.5	Rights and Remedies not Exclusive	100
X.	WAIVERS AND JUDICIAL PROCEEDINGS	100
10.1	Waivers	100
10.2	Delay; No Waiver of Defaults	100
10.3	Jury Waiver	101
10.4	Amendment and Waivers	101
XI.	EFFECTIVE DATE AND TERMINATION	103
11.1	Effectiveness and Termination	103
11.2	Survival	103
XII.	MISCELLANEOUS	104
12.1	Governing Law; Jurisdiction; Service of Process; Venue	104
12.2	Successors and Assigns; Assignments and Participations	105
12.3	Application of Payments	108

CURO - LOAN AND SECURITY AGREEMENT

12.4	Indemnity	109
12.5	Notice	110
12.6	Severability; Captions; Counterparts	110
12.7	Expenses	110
12.8	Entire Agreement	111
12.9	Approvals and Duties	111
12.10	Publicity	111
12.11	Release of Collateral	113
12.12	Treatment of Fees	113
XIII.	AGENT PROVISIONS; SETTLEMENT	114
13.1	Agent	114
13.2	Lender Consent	118
13.3	Set-off and Sharing of Payments	119
13.4	Disbursement of Funds	120
13.5	Settlements; Payments; and Information	120
13.6	Dissemination of Information	122
13.7	Non-Funding Lender.	122
13.8	Patriot Act	123
13.9	Electronic Signatures	123
EXHIBITS

Exhibit A	Form of Borrowing Base Certificate

Exhibit B	Form of Note

Exhibit C	Form of Monthly Servicing Report

Exhibit D-1	Form of Bank Partner Receivable Portfolio Documents

Exhibit D-2	Form of State Licensed Installment Portfolio Documents

Exhibit D-3	Form of State Licensed Line of Credit Portfolio Documents

Exhibit E-1	Participation Interest Underwriting Guidelines

Exhibit E-2	Servicing Guidelines

Exhibit E-3	Origination Underwriting Guidelines

Exhibit F	Form of Request for Revolving Advance

Exhibit G	Form of Compliance Certificate
SCHEDULES

Schedule A	Revolving Loan Commitments

Schedule B	Approved States

Schedule 5.1	Organization and Authority

CURO - LOAN AND SECURITY AGREEMENT

Schedule 5.3	Managers, Managing Members and Directors of Borrower

Schedule 5.5	Other Agreements

Schedule 5.14	Existing Indebtedness

Schedule 5.15	Affiliate Agreements

Schedule 5.16	Insurance

Schedule 5.17A	Names

Schedule 5.17B	Location of Offices, Records and Collateral

Schedule 5.17C	Deposit Accounts and Investment Property

Schedule 6.8	Further Assurances and Post Closing Deliverables

Schedule 6.17(a)(i)	Minimum Cash Collection Percentages Prior to the Advance Rate Increase Date

Schedule 6.17(a)(ii)	Minimum Cash Collection Percentages On and After the Advance Rate Increase Date

Schedule 6.19(a)	Restricted Payment Covenants

CURO - LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of April 8, 2020, is entered into by and among CURO RECEIVABLES FINANCE II, LLC, a Delaware limited liability company (“Borrower”), each of the lenders from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and MIDTOWN MADISON MANAGEMENT LLC, a Delaware limited liability company, as administrative, payment and collateral agent for itself, as a Lender, and for the other Lenders (in such capacities, “Agent”).
WHEREAS, pursuant to the Tier II Purchase and Sale Agreement, the Borrower desires to purchase from Intermediate SPE, the Collateral, including, but not limited to, the Receivables originated by Sellers and certain Participation Interests with respect to the Bank Partner Receivables originated by Bank Partners;
WHEREAS, Borrower has requested that Lenders make available to Borrower a senior secured revolving loan facility in an initial maximum principal amount of up to Two Hundred Million and No/100 Dollars ($200,000,000.00), the proceeds of which shall be used by Borrower to fund the purchase from Intermediate SPE, from time to time, of certain Eligible Receivables originated by Sellers and certain Participation Interests with respect to the Bank Partner Receivables originated by Bank Partners and to pay closing fees and expenses pursuant to this Agreement;
WHEREAS, Borrower is willing to grant Agent, for the benefit of itself and the other Lenders, a first priority lien on and security interest in the Collateral to secure the Loan and other financial accommodations being granted by the Lenders to Borrower; and
WHEREAS, Lenders are willing to make the Loan available to Borrower upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

CURO - LOAN AND SECURITY AGREEMENT

I.DEFINITIONS
1.1    General Terms
For purposes of the Loan Documents and all Annexes, Schedules and Exhibits thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I. All capitalized terms used which are not specifically defined herein shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, if a provision of this Agreement or any other Loan Document requires the consent of or approval of Agent or a Lender, such consent or approval shall be in Agent’s or such Lender’s sole discretion. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in this Article I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. Unless otherwise specified herein, the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
“Account Obligor” shall mean any Person that is an obligor in respect of any Receivable.
“ACH” shall mean the National Automated Clearing House System.
“Additional Bank Partner” shall mean any additional originator of Receivables selected by Borrower and approved by the Agent in its sole discretion.
“Additional Interest” shall have the meaning assigned to it in Section 3.4 hereof.
“Administration Fee” shall have the meaning assigned to it in Section 3.6 hereof.
“Advance” shall mean any borrowing under and advance of the Loan, including, but not limited to, each Revolving Advance and any Protective Advance. Any amounts paid by Agent on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.
“Advance Rate” shall mean, as of any date of determination, a percentage equal to:
(a) with respect to Eligible Bank Partner Receivables, (i) at all times prior to the Advance Rate Increase Date, sixty-five percent (65%) and (ii) at all times on or after the Advance Rate Increase Date, the lowest of (A) ninety percent (90%), (B) if a Bank Partner Receivable Level One Advance Rate Trigger Event has occurred, eighty percent (80%) until the earlier to occur of (x) such time as no new Bank Partner Receivable Advance Rate Trigger Event has occurred for three (3) consecutive calendar months after any Bank Partner Receivable Advance Rate Trigger Event and (y) the written consent of the Agent, in its sole discretion, in each case, after which such reduction

CURO - LOAN AND SECURITY AGREEMENT

shall be of no further effect and (C) if a Bank Partner Receivable Level Two Advance Rate Trigger Event has occurred, sixty-five percent (65%) until the earlier to occur of (x) such time as no new Bank Partner Receivable Level Two Advance Rate Trigger Event has occurred for three (3) consecutive calendar months after any Bank Partner Receivable Level Two Advance Rate Trigger Event and (y) the written consent of the Agent, in its sole discretion, in each case, after which such reduction shall be of no further effect;
(b) with respect to Eligible State Licensed Installment Receivables, (i) at all times prior to the Advance Rate Increase Date, sixty-five percent (65%) and (ii) at all times on or after the Advance Rate Increase Date, the lowest of (A) ninety percent (90%), (B) if a State Licensed Installment Receivable Level One Advance Rate Trigger Event has occurred, eighty percent (80%) until the earlier to occur of (x) such time as no new State Licensed Installment Receivable Advance Rate Trigger Event has occurred for three (3) consecutive calendar months after any State Licensed Installment Receivable Advance Rate Trigger Event and (y) the written consent of the Agent, in its sole discretion, in each case, after which such reduction shall be of no further effect and (C) if a State Licensed Installment Receivable Level Two Advance Rate Trigger Event has occurred, (sixty-five percent 65%) until the earlier to occur of (x) such time as no new State Licensed Installment Receivable Level Two Advance Rate Trigger Event has occurred for three (3) consecutive calendar months after any State Licensed Installment Receivable Level Two Advance Rate Trigger Event and (y) the written consent of the Agent, in its sole discretion, in each case, after which such reduction shall be of no further effect; and
(c) with respect to Eligible State Licensed Line of Credit Receivables, (i) at all times prior to the Advance Rate Increase Date, sixty-five percent (65%) and (ii) at all times on or after the Advance Rate Increase Date, the lowest of (A) ninety percent (90%), (B) if a State Licensed Line of Credit Receivable Level One Advance Rate Trigger Event has occurred, eighty percent (80%) until the earlier to occur of (x) such time as no new State Licensed Line of Credit Receivable Advance Rate Trigger Event has occurred for three (3) consecutive calendar months after any State Licensed Line of Credit Receivable Advance Rate Trigger Event and (y) the written consent of the Agent, in its sole discretion, in each case, after which such reduction shall be of no further effect and (C) if a State Licensed Line of Credit Receivable Level Two Advance Rate Trigger Event has occurred, eighty percent (80%) until the earlier to occur of (x) such time as no new State Licensed Line of Credit Receivable Level Two Advance Rate Trigger Event has occurred for three (3) consecutive calendar months after any State Licensed Line of Credit Receivable Advance Rate Trigger Event and (y) the written consent of the Agent, in its sole discretion, in each case, after which such reduction shall be of no further effect;
provided, that, in each case, upon the occurrence and during the continuation of any Regulatory Trigger Event, each percentage set forth above shall be reduced by 100 basis points.
“Advance Rate Increase Date” shall mean October 8, 2020, provided, that the Advance Rate Increase Date shall not occur unless, as of date, (x) no Default or Event of Default is then continuing and (y) no Level Two Advance Rate Trigger Event is then continuing.

CURO - LOAN AND SECURITY AGREEMENT

“Advance Rate Trigger Event” shall mean any Bank Partner Receivable Advance Rate Trigger Event, State Licensed Installment Receivable Advance Rate Trigger Event or State Licensed Line of Credit Receivable Advance Rate Trigger Event.
“Affiliate” or “affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of voting securities or other interests, by contract or otherwise. Notwithstanding anything to the contrary herein or in any other Loan Document, the term “Affiliate” shall not include any entity that would otherwise qualify as an Affiliate solely by reason of the FFL Group’s ownership interest in the Curo Entities, other than each Curo Entity or a Subsidiary of a Curo Entity.
“Age” means, for any Receivable, a fraction rounded down to the largest integer that does not exceed the fraction, (x) the numerator of which is the number of days elapsed from the Receivable's Origination Date until the date of determination computed on the basis of a 360-day year; and (y) the denominator of which is 30.
“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.
“Agent Advance” shall have the meaning assigned to it in Section 13.4 hereof.
“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.
“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loan, the Loan Documents, Borrower, Servicer, Intermediate SPE, Sellers, any Indemnity Guarantor, any Bank Partner or the Collateral or any portion thereof, including, but not limited to, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and all applicable state and federal usury laws.
“Approved Bank Partner State” shall mean, each state of the United States listed on Schedule B attached hereto under the heading “Approved Bank Partner State” and each other state of the United States approved by Agent from time to time; provided, however, that in no event will a state in which a Regulatory Trigger Event is continuing be an “Approved Bank Partner State” with respect to any new Pledged Receivables.
“Approved State Licensed State” shall mean, each state of the United States listed on Schedule B attached hereto under the heading “Approved State Licensed State” and each other state of the United States approved by Agent from time to time; provided, however, that in no event will a state in which a Regulatory Trigger Event is continuing be an “Approved State Licensed State” with respect to any new Pledged Receivables.
“Available Amounts” shall mean, as of any Payment Date, the sum of (a) all payments deposited in or otherwise credited to the Collateral Account with respect to the Receivables and

CURO - LOAN AND SECURITY AGREEMENT

Participation Interests during the related Due Period, (b) all liquidation proceeds deposited in or otherwise credited to the Collateral Account from the sale or disposition of any portion of the Receivables and Participation Interests and/or any property related thereto during the related Due Period, whether to a third party purchaser or an Affiliate of the Borrower, (c) any amount deposited in or otherwise credited to the Collateral Account related to a payment owed to a Seller, Intermediate SPE or Borrower regarding any Receivables and Participation Interests, (d) all other proceeds of the Collateral deposited in or otherwise credited to the Collateral Account during the Due Period, including, but not limited to, judgment awards or settlements, late charges, refinancing proceeds and other income collected from any source arising in connection with the Collateral, and (e) all interest earned on the amounts on deposit in the Collateral Account since the previous Payment Date.
“Availability” shall mean, at any date of determination, the lesser of (a) the Borrowing Base or (b) the aggregate of the Revolving Loan Commitments, minus, in each case, the aggregate principal balance of the outstanding Advances.
“Avio” shall mean Avio Credit, Inc.
“Backup Servicer” shall mean Real Time Resolutions, Inc., or any other independent third party, as Agent, in its sole discretion, engages from time to time to perform the duties described in the Backup Servicing Agreement and/or Section 6.13 hereunder, and such other duties as may be agreed to by such Person, all in accordance with the terms, provisions, and conditions of this Agreement.
“Backup Servicer Fee” shall mean any fee payable monthly by Borrower to a Backup Servicer, such fee to be as specified in the applicable Backup Servicing Agreement.
“Backup Servicing Agreement” shall mean a Backup Servicing Agreement, to be dated within 60 days of the Closing Date, by and among Agent, Borrower and Backup Servicer, regarding the provision of certain services by the Backup Servicer with respect to the Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Bank Partner” shall mean each of (a) Stride Bank and (b) any Additional Bank Partner.
“Bank Partner Cash Collection Percentage” means, with respect to any Static Pool comprised of Bank Partner Receivables, the percentage calculated as (i) the aggregate amount of all payments (including prepayments) collected from or on behalf of each Account Obligor obligated in respect of such Receivables comprising such Static Pool during the period from the origination date of the applicable Receivable to the date of determination, divided by (ii) the Receivable Balance of such Receivables comprising such Static Pool (measured as of the origination date).
“Bank Partner Excess Concentration Amount” shall mean the sum of the following amounts:

CURO - LOAN AND SECURITY AGREEMENT

(i)    the portion of the aggregate original Receivable Balance of the Eligible Bank Partner Receivables, if any, that causes the average original Receivable Balance of the Eligible Bank Partner Receivables to be greater than [***];
(ii)    the portion of the aggregate Receivable Balance of the Eligible Bank Partner Receivables, if any, that causes the weighted average original term to maturity of the Eligible Bank Partner Receivables to be greater than [***] months;
(iii)    the portion of the aggregate Receivable Balance of the Eligible Bank Partner Receivables, if any, that causes the weighted average of the stated interest rate of the aggregate Receivable Balance of all Eligible Bank Partner Receivables to fall below [***]%;
(iv)    the positive difference, if any, between the aggregate Receivable Balance of all Eligible Bank Partner Receivables of Account Obligors located in the same state and (a) at any time on or before April 8, 2021, [***] of the aggregate Receivable Balance of all Eligible Bank Partner Receivables, (b) at any thereafter, [***] of the aggregate Receivable Balance of all Eligible Bank Partner Receivables;
(v)    the positive difference, if any, between the aggregate Receivable Balance of all Eligible Bank Partner Receivables of Account Obligors located in any two (2) states and (a) at any time on or before April 8, 2021, [***] of the aggregate Receivable Balance of all Eligible Bank Partner Receivables, (b) at any thereafter, [***] of the aggregate Receivable Balance of all Eligible Bank Partner Receivables; and
(vi)    the portion of the aggregate original Receivable Balance of the Eligible Bank Partner Receivables, if any, that causes the weighted average FICO Score of the Account Obligors with respect to the Eligible Bank Partner Receivables (as determined by Receivable Balance) to be less than [***].
“Bank Partner Program Agreements” shall mean (a) the Stride Bank Program Agreements and (b) any additional program agreements entered into between a Subsidiary of Holdings and any Additional Bank Partner, as amended from time to time in accordance with the terms thereof and hereof.
“Bank Partner Receivable” shall mean each Receivable related to a Participation Interest that is pledged as Collateral hereunder in accordance with Section 2.8 hereof or any other Loan Document.
“Bank Partner Receivable Advance Rate Trigger Event” shall mean any Bank Partner Receivable Level One Advance Rate Trigger Event or any Bank Partner Receivable Level Two Advance Rate Trigger Event.

CURO - LOAN AND SECURITY AGREEMENT

“Bank Partner Receivable Level One Advance Rate Trigger Event” shall mean an event that occurs if, on any date of determination, the Bank Partner Receivable Cash Collection Percentage is less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) or Schedule 6.17(a)(ii), with respect to all Receivables of a Common Age within such Static Pool, provided, for the avoidance of doubt, no Static Pool with a Common Age greater than thirty-six months shall be tested under this definition.
“Bank Partner Receivable Level Two Advance Rate Trigger Event” shall mean an event that occurs if, on any date of determination, the Bank Partner Receivable Cash Collection Percentage is less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) or Schedule 6.17(a)(ii), as applicable, with respect to all Receivables of a Common Age within such Static Pool, provided, for the avoidance of doubt, no Static Pool with a Common Age greater than thirty-six months shall be tested under this definition.
“Bank Partner Retained Percentage” shall mean, with respect to a Receivable originated by a Bank Partner, a portion of the economic interest in the obligations of the related Obligor to make payments thereunder that such Bank Partner retains, if any, pursuant to the applicable Bank Partner Program Agreement, and which retained portion is stated as a percentage of the entire consumer loan.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.
“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.
“Borrowing Base” shall mean, at any time, an amount equal to the sum of:
(a)    the product of (i) the then applicable Advance Rate for Eligible Bank Partner Receivables, multiplied by (ii) the sum of (A) the Receivable Balances (as reduced by the Retained Interest with respect to such Eligible Bank Partner Receivables as of such date of determination) due under or in respect of all Eligible Bank Partner Receivables which are pledged to Agent as Collateral hereunder or pursuant to any other Loan Document, minus (B) the Bank Partner Excess Concentration Amount, if any; plus,
(b)    the product of (i) the then applicable Advance Rate for Eligible State Licensed Installment Receivables, multiplied by (ii) the sum of (A) the Receivable Balances due under or in respect of all Eligible State Licensed Installment Receivables which are pledged to Agent as Collateral hereunder or pursuant to any other Loan Document minus (B) the State Licensed Excess Concentration Amount, if any; plus
(c)    the product of (i) the then applicable Advance Rate for Eligible State Licensed Line of Credit Receivables, multiplied by (ii) the sum of (A) the Receivable Balances due under or in respect of all Eligible State Licensed Line of Credit Receivables which are pledged to Agent as Collateral hereunder or pursuant to any other Loan Document minus (B) the State Licensed Line of Credit Excess Concentration Amount, if any; plus

CURO - LOAN AND SECURITY AGREEMENT

(d)    all Available Amounts on deposit in the Collateral Account not yet applied in accordance with Section 2.4 hereof; minus
(e)    all amounts required to pay any accrued and unpaid fees, expenses, costs, interest, indemnities and Protective Advances that will be paid on the next Payment Date, pursuant to Sections 2.4(a)(ii), 2.4(iii), 2.4(iv), 2.4(v) and 2.4(vi).
“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A hereto.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which (a) commercial banks in New York City are authorized or required by law to remain closed or (b) banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligation” of any Person shall mean the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or capitalized on a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty; provided that any obligations of Holdings and its Restricted Subsidiaries either existing on August 27, 2018, or created prior to the recharacterization described below (i) that were not included on the consolidated balance sheet of Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes of this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated Cash Flow) not be treated as Capital Lease Obligations or Indebtedness.
“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank having capital and surplus in excess of $250,000,000, or (ii) any bank whose short-term commercial paper rating (or whose direct or indirect parent company’s short-term commercial paper rating) from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank and (d) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (c) above.
“Calculated Rate” shall have the meaning assigned to it in Section 2.2(a) hereof.

CURO - LOAN AND SECURITY AGREEMENT

“Capital Stock” shall mean:
(a)    in the case of a corporation, corporate stock or shares;
(b)    in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(c)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(d)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person;
but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with such Capital Stock.
“Change in Law” shall mean (a) the adoption of any Applicable Law after the date of this Agreement, (b) any change in Applicable Law or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance after the date of this Agreement by any Lender (or, for purposes of Section 3.3 by any Lending Office of such Lender or by such holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), shall be a “Change in Law” regardless of the date adopted, issued, promulgated or implemented.

“CFTC” shall mean CURO Financial Technologies Corp., a Delaware corporation.
“Change of Control” shall mean the occurrence of any of the following:
(i)    the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and/or its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than the Permitted Holders; or
(ii)    the adoption of a plan relating to the liquidation or dissolution of Holdings or its Subsidiaries taken as a whole; or

CURO - LOAN AND SECURITY AGREEMENT

(iii)    the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of Holdings; or
(iv)    the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; or
(v)    the consummation of the first transaction (including any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the “beneficial owner” (as defined above), directly or indirectly, of more of the voting stock of Holdings than is at that time beneficially owned by the Permitted Holders in the aggregate (except that for purposes of this clause (v) such Permitted Holders shall be deemed to have “beneficial ownership” of all shares of voting stock that such Permitted Holders have the right to acquire, whether such right is exercisable immediately or only after the passage of time); provided, that such transaction shall not constitute a Change of Control unless such “person” then owns, directly or indirectly, in the aggregate, more than 35% of the voting stock of Holdings; or
(vi)    the first day on which Holdings ceases to directly or indirectly “beneficially own” (as defined above) 100% of the outstanding voting stock of Intermediate Holdings; or
(vii)    the first day on which Holdings ceases to directly or indirectly “beneficially own” (as defined above) 100% of the outstanding voting stock of Curo Management;
(viii)    the first day on which Intermediate Holdings ceases to directly or indirectly “beneficially own” (as defined above) 100% of the outstanding voting stock of Intermediate SPE; or
(ix)    the first day on which Intermediate SPE ceases to directly “beneficially own” (as defined above) 100% of the outstanding voting stock of Borrower.
“Charged-Off Receivable” shall mean a Receivable or Bank Partner Receivable related to a Participation Interest that has, in either case, (a) been written off or charged off by (or should have been written off or charged off or is expected to be written off or charged off by) the related Bank Partner, Servicer, Seller or Borrower, including without limitation in accordance with the Servicing Guidelines or the Underwriting Guidelines or deemed charged-off or non-collectible by the related Bank Partner, Servicer, Seller or Borrower, or (b) any portion of which remains unpaid for more than ninety (90) days from the scheduled due date for such payment. A Receivable which becomes a Charged-Off Receivable will remain in this category, even if it becomes re-performing unless otherwise agreed to in Agent’s sole discretion.

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“Charter and Good Standing Documents” shall mean, for the applicable Person, (i) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than thirty (30) days before the Closing Date by the applicable Governmental Authority of the jurisdiction of formation of such Person, (ii) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Closing Date by the corporate secretary or assistant secretary of such Person, (iii) an original certificate of good standing as of a date not more than ten (10) Business Days before the Closing Date issued by the applicable Governmental Authority of the jurisdiction of formation of such Person and of every other jurisdiction in which such Person has an office or is otherwise required to be in good standing, and (iv) copies of the resolutions of the board of directors (or other applicable governing body) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person, as applicable, is a party, certified by an authorized officer of such Person as of the Closing Date.
“Claims” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, litigation, proceedings, investigations, judgments, suits, fees, costs, expenses, charges, advances and disbursements of any kind (including, without limitation, reasonable fees, costs, expenses and charges of outside counsel).
“Closing” shall mean the satisfaction, or written waiver by Agent and the Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
“Collateral” shall mean, collectively and each individually, all collateral and/or security granted and/or securities pledged to Agent for the benefit of itself and the other Lenders, by Borrower pursuant to the Loan Documents including, without limitation, the items set forth in Section 2.8 of this Agreement.
“Collateral Account” shall mean that certain deposit account at the Collateral Account Bank held in the name of Borrower, with account number [***], which has been pledged to Agent, for the benefit of the Lenders.
“Collateral Account Bank” shall mean Axos Bank and any successor thereto.
“Collateral Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Collateral Account Bank dated as of the Closing Date, which pledges the Collateral Account and all funds and sums contained therein to Agent, for the benefit of the Lenders, and provides for direct and standing instructions for the disposition of funds therefrom directly to Agent, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

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“Collateral Assignment of Purchase Agreements” shall mean that certain Collateral Assignment of Purchase and Sale Agreements, dated on or about the Closing Date, from Intermediate Holdings and Borrower for the benefit of Agent, consented to by Sellers.
“Commitment Increase Date” shall mean the earliest date to occur of (a) the Participation Sale Date and (b) December 31, 2020, provided, that the Commitment Increase Date shall not occur unless, as of such earliest date, (x) the Borrower is in compliance with all of the covenants set forth in Section 6.17 hereof, (y) no Advance Rate Trigger Event is then continuing and (z) no Default or Event of Default is then continuing.

“Common Age” means, with respect to any Static Pool, the highest common Age of the Receivables included in such Static Pool.
“Confidential Personal Information” means any and all information or data protected by Privacy Laws, including (without limitation) information or data that: (a) is personal information or information about an identifiable individual (as more particularly defined in the applicable Privacy Laws) that was collected, used, disclosed or accessible to the Seller or the Servicer; or (b) is information from which an individual or individual's identity can be ascertained either from the information itself or by combining the information with information from other sources available to the parties.
“Consolidated Cash Flow” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:
(a)    an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
(b)    an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus
(c)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(d)    Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus
(e)    depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus
(f)    without duplication of the application of clause (4) of the definition of Consolidated Net Income, write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark to market losses, and other non cash charges and expenses (excluding any

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such other non cash charge or expense to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; plus
(g)    any fees or expenses relating to a Qualified Receivables Transaction, to the extent such fees or expenses are deducted in computing Consolidated Net Income; plus
(h)    any one-time, non-recurring expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof), whether or not successful, including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and (ii) any amendment or other modification of this Indenture, in each case, deducted in computing Consolidated Net Income; minus
(i)    all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).
Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of, without duplication:
(a)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); provided that the amortization or write-off of capitalized financing or debt issuance costs shall be excluded; plus
(b)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(c)    any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

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“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that:
(a)    solely for the purpose of Schedule 6.19(a), the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(b)    the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived;
(c)    the cumulative effect of a change in accounting principles shall be excluded;
(d)    the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities of Foreign Subsidiaries resulting from the application of GAAP and the amortization of intangibles of Foreign Subsidiaries arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, shall be excluded; and
(e)    Consolidated Net Income shall not be reduced by any fees and expenses paid or payable in respect of the offering contemplated hereby, the application of the use of proceeds therefrom and related transactions.
“Consolidated Tangible Assets” means with respect to Holdings as of any date, the aggregate of the assets of Holdings and its Restricted Subsidiaries, excluding goodwill and any other assets properly classified as intangible assets in accordance with GAAP, shown on the balance sheet for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition permitted under this Indenture), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Consolidated Total Leverage Ratio.”
“Consolidated Total Leverage Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (i) the Consolidated Total Debt to (ii) Consolidated Cash Flow of such Person for the most recently ended four fiscal quarters for which internal financial statements

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are available. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Total Leverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Total Leverage Ratio is made (the “Calculation Date”), the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four quarter reference period. In addition, for purposes of making the computation referred to above:
(a)    acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of Holdings);
(b)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;
(c)    any Person that is a Restricted Subsidiary of Holdings on the Calculation Date will be deemed to have been a Restricted Subsidiary of Holdings at all times during such four quarter period;
(d)    any Person that is not a Restricted Subsidiary of Holdings on the Calculation Date will be deemed not to have been a Restricted Subsidiary of Holdings at any time during such four quarter period; and
(e)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise

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to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors of CURO Group Holdings Corp. and CURO Intermediate Holdings Corp. (as applicable) who (1) was a member of such Board of Directors on the date of this Agreement or (2) was (x) nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the directors who were members of such Board of Directors on the date of this Agreement or whose nomination or election to the Board of Directors was previously so approved or (y) designated or appointed, directly or indirectly, by the Permitted Holders.
“Contract Right” shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies, or activities of such Person, whether through ownership of voting securities, by contract or otherwise.
“Credit Party” shall mean, each of the Borrower, Intermediate SPE, the Servicer, and each Seller.
“Credit Protection Laws” shall mean all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, all rules and regulations issued by the Consumer Financial Protection Bureau, Dodd–Frank Wall Street Reform and Consumer Protection Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, laws relating to consumer loans, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.
“CSO Obligations” means obligations to purchase, or other Guarantees of, consumer loans the making of which were facilitated by Holdings or a Restricted Subsidiary of Holdings acting as a credit services organization or other similar service provider.

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“CURO Entities” shall mean, collectively, CFTC, Holdings, Intermediate Holdings, Intermediate SPE and CURO Management.
“CURO Management” shall mean CURO Management LLC, a Nevada limited liability company.
“Customer Data” means all data and information supplied or provided or made available directly or indirectly to the Seller and the Servicer by Account Obligors, including: (a) Confidential Personal Information; (b) the customer data of the Sellers and the Servicer, (c) the result of the processing of any such data, or data that is generated or derived or collected in any connection with the origination and servicing of the Receivables; and (d) all such data and information of the Seller’s or the Servicer’s contractors, agents or other third parties.
“Data Requirements” means Privacy Laws applicable to the Sellers' and the Servicer’s conduct of business, all agreements to which it is bound, and all internal or customer-facing policies of the Seller and the Servicer, in each case with respect to collection, use, storage, transfer, privacy, protection, or security of information.
“Days Past Due” shall mean, with respect to any Receivable, as of any date of determination, the number of days elapsed since the first date on which the applicable Account Obligor failed to make any portion of a Scheduled Payment that has not been subsequently paid.
“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.
“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.
“Default Rate” shall have the meaning assigned to it in Section 3.2 hereof.
“Defective Receivable” shall mean (a) any Bank Partner Receivable related to a Participation Interest pledged as Collateral hereunder with an uncured breach of any representation or warranty of (i) Avio to Intermediate SPE pursuant to the Tier I Purchase and Sale Agreement as of the date of the sale of the Participation Interest with respect to such Bank Partner Receivable to Intermediate SPE or (ii) Intermediate SPE to Borrower pursuant to the Tier II Purchase and Sale Agreement as of the date of the sale of the Participation Interest with respect to such Bank Partner Receivable to Borrower, and (b) any Receivable pledged as Collateral hereunder with an uncured breach of any representation or warranty of (i) a Seller to Intermediate SPE pursuant to the Tier I Purchase and Sale Agreement as of the date of the sale of such Receivable to Intermediate SPE or (ii) Intermediate SPE to Borrower pursuant to the Tier II Purchase and Sale Agreement as of the date of the sale of such Receivable to Borrower.

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“Delinquent Receivable” shall mean any Receivable that is not a Charged-Off Receivable for which all or any portion of a Scheduled Payment is more than thirty (30) Days Past Due.
“Delinquency Ratio” shall mean, with respect to the Pledged Receivables and any date of determination, a rate, expressed as a percentage, equal to (i) the aggregate Receivable Balance of all Delinquent Receivables as of such date divided by (ii) the aggregate Receivable Balance of all Pledged Receivables; provided that for purposes of calculating the Delinquency Ratio for any calendar month, all Pledged Receivables that became or are designated Charged-Off Receivables on or prior to the last day of any period of determination shall be deemed to have a Receivable Balance of zero.
“Deposit Account” shall mean, individually and collectively, the Collateral Account, the Operating Account and any other bank or other depository accounts of Borrower (or if referring to another Person, such other Person’s).
“Direct Competitor” shall mean Person engaged principally and directly, through its own operations or operations of any of its Affiliates that are Controlled by such Person, in the business of purchasing participations substantially similar to the Bank Partner Receivables or other Eligible Receivables or originating receivables substantially similar to the Receivables, provided, that no Affiliate of Agent not directly and primarily engaged in the business of consumer lending shall be a Direct Competitor.
“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(a)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or
(c)    is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (a), (b) and (c), on or prior to the 91st day after the Stated Maturity of the Indenture Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Indenture Notes will not constitute Disqualified Stock if the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to Sections 5.10 and 5.14 of the Indenture.
“Dollars” and “$” shall mean lawful money of the United States of America.

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“Due Period” shall mean, for any Payment Date, the period of time since the immediately preceding Payment Date, provided, that with respect to the first Payment Date, such period shall be measured from the Closing Date.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail (“e-mail”) or E-Fax, or otherwise to or from an electronic system or other equivalent service.
“Eligible Bank Partner Receivables” shall mean those Bank Partner Receivables related to Participation Interests owned by Borrower, which meet, as of any date of determination, all of the following requirements:
(i)    such Bank Partner Receivable and all Portfolio Documents with respect to such Bank Partner Receivable have been originated, brokered or sourced by a Bank Partner, in each case accordance with the Underwriting Guidelines and all Applicable Law and relate to a Participation Interest sold by a Bank Partner to Seller and from Seller to Borrower;
(ii)    (a) all Portfolio Documents with respect to such Bank Partner Receivable have been and are currently serviced by the related Bank Partner in accordance with the terms and provisions of the related Multi-Party Agreement and (b) the Participation Interest related to such Bank Partner Receivable is serviced by the Servicer in accordance with the Servicing Guidelines;
(iii)    such Bank Partner Receivable shall comply in all material respects with all Applicable Law and all statutory or other applicable cancellation or rescission periods related thereto have expired;
(iv)    such Receivable and all related Portfolio Documents shall have been duly authorized and executed, shall be in full force and effect and shall represent a legal, valid and binding and absolute obligation of the applicable Account Obligor to pay the Receivable Balance to Borrower, enforceable against such Account Obligor in accordance with the terms of the related Portfolio Documents, without any right of cancellation, rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason;
(v)    the applicable Account Obligor is not the subject of any proceeding under any Debtor Relief Law;
(vi)    such Bank Partner Receivable shall not be a Delinquent Receivable or a Charged-Off Receivable;

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(vii)    such Bank Partner Receivable and related Portfolio Documents shall not have been amended, waived, modified, renewed, supplemented or restated from their respective original terms, other than Permitted Modifications;
(viii)    such Bank Partner Receivable was selected by such Bank Partner and Seller at random and with no intention to select receivables that would be more adverse to Borrower, Agent or Lenders;
(ix)    payments under such Bank Partner Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed;
(x)    all previous Scheduled Payments have been made by the related Account Obligor and not by the applicable Bank Partner, Servicer, Seller, Borrower or any Affiliate thereof;
(xi)    neither a Bank Partner, Servicer, Indemnity Guarantor, Seller or Borrower shall be engaged in any adverse litigation with the applicable Account Obligor, nor has the applicable Account Obligor raised or claimed any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense;
(xii)    at all times on and after June 8, 2020, with respect to the related Verification Deliverables that have been delivered to Verification Agent in accordance with Section 2.9 hereof and the Backup Servicing Agreement, no exceptions have been noted by the Verification Agent on the related Verified Receivables Report;
(xiii)    all amounts and information in respect of such Bank Partner Receivable or furnished to Agent in connection therewith shall be true and correct in all material respects and not disputed in writing by the Account Obligor thereon or any guarantor thereof;
(xiv)    such Bank Partner Receivable shall not be a renewal, amendment, refinance, modification, waiver or extension of any Ineligible Receivable or Defective Receivable that was previously substituted with an Eligible Receivable, except as otherwise approved in writing by Agent;
(xv)    such Bank Partner Receivable shall not be a revolving line of credit;
(xvi)    Such Bank Partner Receivable documents not relating to any “title loan” or “title pawn loan” or similar loan, advance or receivable secured by or related to the pledge of any vehicle title;
(xvii)    a Participation Interest with respect to such Bank Partner Receivable has been sold by a Bank Partner to Seller pursuant to a Bank Program Partner Agreement, and following the consummation of such sale, such Participation Interest shall be 100% owned by Seller and no other Person (other than Seller) owns or claims any legal or beneficial

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interest therein, and thereafter, such Participation Interest has been sold by Seller to Borrower pursuant to the Purchase and Sale Agreement, and following the consummation of such sale such Participation Interest shall be 100% owned by Borrower and no other Person (other than Borrower and Agent) owns or claims any legal or beneficial interest therein;
(xviii)    the form of Portfolio Documents relating to such Receivable shall be in the form of Exhibit D-1 attached hereto or shall otherwise be in form and content acceptable to Agent in its sole discretion and approved in advance by Agent in writing, except as may be required by Applicable Law;
(xix)    neither the Account Obligor thereon nor any guarantor thereof is employed by, related to or affiliated with any Bank Partner, Servicer, Seller, Indemnity Guarantor or Borrower;
(xx)    to the actual knowledge of the Borrower and the Servicer, the Account Obligor related to such Bank Partner Receivable is not deceased;
(xxi)    payments in respect of such Bank Partner Receivable shall be due and payable daily, weekly, bi-weekly or monthly, and such Receivable shall not be a “single-pay” loan or similar structure requiring repayment in one single payment or be subject to a balloon payment at maturity;
(xxii)    such Bank Partner Receivable has an original term to maturity of no less than six (6) months and no more than sixty (60) months;
(xxiii)    the annual percentage rate or “APR” inclusive of all finance charges or service charges, as stated in the related Portfolio Documents, for such Bank Partner Receivable is not less than [***] per annum nor greater than [***] per annum;
(xxiv)    as of the applicable origination date of such Bank Partner Receivable, the billing address of the Account Obligor in relation to such Bank Partner Receivable is located in an Approved Bank Partner State;
(xxv)    the original principal balance as of the applicable origination date (including any capitalized fees and expenses) of such Bank Partner Receivable is not less than $500 and not more than $5,000;
(xxvi)    Such Bank Partner Receivable shall not be evidenced by a judgment or have been reduced to judgment;
(xxvii)    the Portfolio Documents with respect to such Bank Partner Receivable do not constitute “electronic chattel paper” (as such term is defined in the UCC);
(xxviii)    no instrument of release or waiver has been executed in connection with any Portfolio Document with respect to such Bank Partner Receivable, and the Account Obligor in respect of such Bank Partner Receivable has not been released from its obligations thereunder, in whole or in part;

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(xxix)    the related Account Obligor is a natural person and no Account Obligor with respect to such Receivable is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Obligor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code);
(xxx)    such Bank Partner Receivable is not a Defective Receivable;
(xxxi)    such Bank Partner Receivable is genuine, and each of the Portfolio Documents evidencing such Receivable has only one original counterpart, and no party other than the related Bank Partner is in actual or constructive possession of any original Portfolio Documents with respect to such Bank Partner Receivable;
(xxxii)    there are no proceedings or investigations pending or threatened (in writing) before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the related Account Debtor or its properties: (i) asserting the invalidity of the related Receivable, or (ii) seeking any determination or ruling that, if determined adversely to such Account Debtor, could materially and adversely affect the validity or enforceability of the related Receivable;
(xxxiii)     the related Account Debtor has made, prior to inclusion in the Borrowing Base, the first Scheduled Payment on the date due and was not delinquent in such Scheduled Payment;
(xxxiv)     with respect to any Receivable originated prior to April 1, 2020, no payment on such Receivable is delinquent as of the date such Receivable is included in the Borrowing Base;
(xxxv)    the related Portfolio Documents evidencing such Receivable Contract and any other documents related to such Receivable do not prohibit the sale, transfer or assignment of such Receivable;
(xxxvi)     neither the Receivable nor any portion of such Receivable has been classified in the Seller’s, Servicer’s or Borrower’s records as cancelled or fraudulent; and
(xxxvii)    no Regulatory Trigger Event described in clause (y) of the definition thereof shall have occurred and be continuing in the jurisdiction in which such Receivable was originated or the jurisdiction in which the Account Obligor resides.
“Eligible Receivable” shall mean any Eligible Bank Partner Receivable or Eligible State Licensed Receivable and “Eligible Receivables” shall mean all of the Eligible Bank Partner Receivables and Eligible State Licensed Receivables, collectively.
“Eligible State Licensed Receivable” shall mean any Eligible State Licensed Line of Credit Receivable or Eligible State Licensed Installment Receivable and “Eligible State Licensed

CURO - LOAN AND SECURITY AGREEMENT

Receivables” shall mean all of the Eligible State Licensed Line of Credit Receivables and Eligible State Licensed Installment Receivables, collectively.
“Eligible State Licensed Installment Receivables” shall mean those Receivables owned by Borrower that are not related to Participation Interests, that meet, as of any date of determination, all of the following requirements:
(i)    such Receivable and all Portfolio Documents with respect to such Receivable have been originated by Seller in accordance with the Underwriting Guidelines and all Applicable Law;
(ii)    all Portfolio Documents with respect to such Receivable have been and are currently serviced by Servicer in accordance with the Servicing Guidelines and all Applicable Law;
(iii)    such Receivable shall comply in all material respects with all Applicable Law and all statutory or other applicable cancellation or rescission periods related thereto have expired;
(iv)    such Receivable and all related Portfolio Documents shall have been duly authorized and executed, shall be in full force and effect and shall represent a legal, valid and binding and absolute obligation of the applicable Account Obligor to pay the Receivable Balance to Borrower, enforceable against such Account Obligor in accordance with the terms of the related Portfolio Documents, without any right of cancellation, rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason;
(v)    the applicable Account Obligor is not the subject of any proceeding under any Debtor Relief Law;
(vi)    such Receivable shall not be a Delinquent Receivable or a Charged-Off Receivable;
(vii)    such Receivable and related Portfolio Documents shall not have been amended, waived, modified, renewed, supplemented or restated from their respective original terms, other than Permitted Modifications;
(viii)    such Receivable selected by Seller and offered to be sold to Borrower was selected by Seller at random and with no intention to select Receivables that would be more adverse to Borrower, Agent or Lenders;
(ix)    payments under such Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed;
(x)    all previous Scheduled Payments have been made by the related Account Obligor and not by Servicer, Seller, Borrower or any Affiliate thereof;

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(xi)    neither a Servicer, Indemnity Guarantor, Seller or Borrower shall be engaged in any adverse litigation with the applicable Account Obligor, nor has the applicable Account Obligor raised or claimed any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense;
(xii)    at all times on and after June 8, 2020, with respect to the related Verification Deliverables that have been delivered to Verification Agent in accordance with Section 2.9 hereof and the Backup Servicing Agreement, no exceptions have been noted by the Verification Agent on the related Verified Receivables Report;
(xiii)    all amounts and information in respect of such Receivable or furnished to Agent in connection therewith shall be true, complete and correct in all material respects and not disputed in writing by the Account Obligor thereon or any guarantor thereof;
(xiv)    such Receivable shall not be a renewal, amendment, refinance, modification, waiver or extension of any Ineligible Receivable or Defective Receivable that was previously substituted with an Eligible Receivable, except as otherwise approved in writing by Agent;
(xv)    such Receivable shall not be a revolving line of credit;
(xvi)    such Receivable does not relate to any “title loan,” “title pawn loan” or similar loan, advance or receivable serviced by or related to the pledge of a vehicle title;
(xvii)    such Receivable has been sold by Seller to Borrower pursuant to the Purchase and Sale Agreement, and following the consummation of such sale such Receivable shall be 100% owned by Borrower and no other Person (other than Borrower and Agent) owns or claims any legal or beneficial interest therein;
(xviii)    the form of Portfolio Documents relating to such Receivable shall be in the form of Exhibit D-2 attached hereto or shall otherwise be in form and content acceptable to Agent in its sole discretion and approved in advance by Agent in writing, except as may be required by Applicable Law;
(xix)    neither the Account Obligor thereon nor any guarantor thereof is employed by, related to or affiliated with any Bank Partner, Servicer, Seller, Indemnity Guarantor or Borrower;
(xx)    to the actual knowledge of the Borrower and the Servicer, the Account Obligor related to such Receivable is not deceased;
(xxi)    payments in respect of such Receivable shall be due and payable daily, weekly, bi-weekly or monthly, and such Receivable shall not be a “single-pay” loan or similar structure requiring repayment in one single payment or be subject to a balloon payment at maturity;

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(xxii)    such Receivable has an original term to maturity of no more than sixty (60) months;
(xxiii)    the annual percentage rate or “APR” inclusive of all finance charges or service charges, as stated in the related Portfolio Documents, for such Receivable is not less than [***] per annum nor greater than [***] per annum;
(xxiv)    as of the applicable origination date of such Receivable, the billing address of the Account Obligor in relation to such Receivable is located in an Approved State Licensed State;
(xxv)    the original principal balance as of the applicable origination date (including any capitalized fees and expenses) of such Receivable is not less than $50 and not more than $5,000;
(xxvi)     any rescission or cancellation period with respect to such Receivable have expired;
(xxvii)    such Receivable shall not be evidenced by a judgment or have been reduced to judgment;
(xxviii)     the Portfolio Documents with respect to such Receivable do not constitute “electronic chattel paper” (as such term is defined in the UCC);
(xxix)    no instrument of release or waiver has been executed in connection with any Portfolio Document with respect to such Receivable, and the Account Obligor in respect of such Receivable has not been released from its obligations thereunder, in whole or in part;
(xxx)    the related Account Obligor is a natural person and no Account Obligor with respect to such Receivable is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Obligor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code);
(xxxi)    such Receivable is not a Defective Receivable;
(xxxii)    such Receivable is genuine, and each of the Portfolio Documents evidencing such Receivable has only one original counterpart, and no other party is in actual or constructive possession of any original Portfolio Documents with respect to such Receivable;
(xxxiii)     there are no proceedings or investigations pending or threatened (in writing) before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the related Account Debtor or its properties: (i) asserting the invalidity of the related Receivable, or (ii) seeking any

CURO - LOAN AND SECURITY AGREEMENT

determination or ruling that, if determined adversely to such Account Debtor, could materially and adversely affect the validity or enforceability of the related Receivable;
(xxxiv)        the related Portfolio Documents evidencing such Receivable Contract and any other documents related to such Receivable do not prohibit the sale, transfer or assignment of such Receivable;
(xxxviii)    with respect to any Receivable originated prior to October 1, 2020, the related Account Debtor has made, prior to inclusion in the Borrowing Base, the first Scheduled Payment on the date due and was not delinquent in such Scheduled Payment;
(xxxv)     with respect to any Receivable originated prior to April 1, 2020, no payment on such Receivable is delinquent as of the date such Receivable is included in the Borrowing Base;
(xxxvi)     neither the Receivable nor any portion of such Receivable has been classified in the Seller’s, Servicer’s or Borrower’s records as cancelled or fraudulent; and
(xxxvii)     no Regulatory Trigger Event described in clause (y) of the definition thereof shall have occurred and be continuing in the jurisdiction in which such Receivable was originated or the jurisdiction in which the Account Obligor resides.
“Eligible State Licensed Line of Credit Receivables” shall mean those Receivables owned by Borrower that are not related to Participation Interests, that meet, as of any date of determination, all of the following requirements:
(i)    such Receivable and all Portfolio Documents with respect to such Receivable have been originated by Seller in accordance with the Underwriting Guidelines and all Applicable Law;
(ii)    all Portfolio Documents with respect to such Receivable have been and are currently serviced by Servicer in accordance with the Servicing Guidelines and all Applicable Law;
(iii)    such Receivable shall comply in all material respects with all Applicable Law and all statutory or other applicable cancellation or rescission periods related thereto have expired;
(iv)    such Receivable and all related Portfolio Documents shall have been duly authorized and executed, shall be in full force and effect and shall represent a legal, valid and binding and absolute obligation of the applicable Account Obligor to pay the Receivable Balance to Borrower, enforceable against such Account Obligor in accordance with the terms of the related Portfolio Documents, without any right of cancellation, rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason;

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(v)    the applicable Account Obligor is not the subject of any proceeding under any Debtor Relief Law;
(vi)    such Receivable shall not be a Delinquent Receivable or a Charged-Off Receivable;
(vii)    such Receivable and related Portfolio Documents shall not have been amended, waived, modified, renewed, supplemented or restated from their respective original terms, other than Permitted Modifications;
(viii)    such Receivable selected by Seller and offered to be sold to Borrower was selected by Seller at random and with no intention to select Receivables that would be more adverse to Borrower, Agent or Lenders;
(ix)    payments under such Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed;
(x)    all previous Scheduled Payments have been made by the related Account Obligor and not by Servicer, Seller, Borrower or any Affiliate thereof;
(xi)    neither a Servicer, Indemnity Guarantor, Seller or Borrower shall be engaged in any adverse litigation with the applicable Account Obligor, nor has the applicable Account Obligor raised or claimed any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense;
(xii)    at all times on and after June 8, 2020, with respect to the related Verification Deliverables that have been delivered to Verification Agent in accordance with Section 2.9 hereof and the Backup Servicing Agreement, no exceptions have been noted by the Verification Agent on the related Verified Receivables Report;
(xiii)    all amounts and information in respect of such Receivable or furnished to Agent in connection therewith shall be true, complete and correct in all material respects and not disputed in writing by the Account Obligor thereon or any guarantor thereof;
(xiv)    such Receivable shall not be a renewal, amendment, refinance, modification, waiver or extension of any Ineligible Receivable or Defective Receivable that was previously substituted with an Eligible Receivable, except as otherwise approved in writing by Agent;
(xv)    such Receivable shall represent an advance on a revolving line of credit, so long as Borrower has no obligation to make advances or loans with respect to such revolving line of credit;
(xvi)    such Receivable does not relate to any “title loan,” “title pawn loan” or similar loan, advance or receivable serviced by or related to the pledge of a vehicle title;

CURO - LOAN AND SECURITY AGREEMENT

(xvii)    such Receivable has been sold by Seller to Borrower pursuant to the Purchase and Sale Agreement, and following the consummation of such sale such Receivable shall be 100% owned by Borrower and no other Person (other than Borrower and Agent) owns or claims any legal or beneficial interest therein;
(xviii)    the form of Portfolio Documents relating to such Receivable shall be in the form of Exhibit D-3 attached hereto or shall otherwise be in form and content acceptable to Agent in its sole discretion and approved in advance by Agent in writing, except as may be required by Applicable Law;
(xix)    neither the Account Obligor thereon nor any guarantor thereof is employed by, related to or affiliated with any Bank Partner, Servicer, Seller, Indemnity Guarantor or Borrower;
(xx)    to the actual knowledge of the Borrower and the Servicer, the Account Obligor related to such Receivable is not deceased;
(xxi)    payments in respect of such Receivable shall be due and payable daily, weekly, bi-weekly or monthly, and such Receivable shall not be a “single-pay” loan or similar structure requiring repayment in one single payment or be subject to a balloon payment at maturity;
(xxii)    the annual percentage rate or “APR” inclusive of all finance charges or service charges, as stated in the related Portfolio Documents, for such Receivable is not less than [***] per annum nor greater than [***] per annum;
(xxiii)    as of the applicable origination date of such Receivable, the billing address of the Account Obligor in relation to such Receivable is located in an Approved State Licensed State;
(xxiv)    the original available amount of advances on the applicable revolving line of credit as of the applicable origination date (including any capitalized fees and expenses) of such Receivable is not less than $150 and not more than $5,000;
(xxv)     any rescission or cancellation period with respect to such Receivable have expired;
(xxvi)    such Receivable shall not be evidenced by a judgment or have been reduced to judgment;
(xxvii)    the Portfolio Documents with respect to such Receivable do not constitute “electronic chattel paper” (as such term is defined in the UCC);
(xxviii)    no instrument of release or waiver has been executed in connection with any Portfolio Document with respect to such Receivable, and the Account Obligor in respect of such Receivable has not been released from its obligations thereunder, in whole or in part;

CURO - LOAN AND SECURITY AGREEMENT

(xxix)    the related Account Obligor is a natural person and no Account Obligor with respect to such Receivable is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Obligor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code);
(xxx)    such Receivable is not a Defective Receivable;
(xxxi)    such Receivable is genuine, and each of the Portfolio Documents evidencing such Receivable has only one original counterpart, and no other party is in actual or constructive possession of any original Portfolio Documents with respect to such Receivable;
(xxxii)    there are no proceedings or investigations pending or threatened (in writing) before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the related Account Debtor or its properties: (i) asserting the invalidity of the related Receivable, or (ii) seeking any determination or ruling that, if determined adversely to such Account Debtor, could materially and adversely affect the validity or enforceability of the related Receivable;
(xxxiii)        the related Portfolio Documents evidencing such Receivable Contract and any other documents related to such Receivable do not prohibit the sale, transfer or assignment of such Receivable;
(xxxix)     with respect to any Receivable originated prior to October 1, 2020, the related Account Debtor has made, prior to inclusion in the Borrowing Base, the first Scheduled Payment on the date due and was not delinquent in such Scheduled Payment;
(xxxviii)     with respect to any Receivable originated prior to April 1, 2020, no payment on such Receivable is delinquent as of the date such Receivable is included in the Borrowing Base;
(xxxiv)     neither the Receivable nor any portion of such Receivable has been classified in the Seller’s, Servicer’s or Borrower’s records as cancelled or fraudulent; and
(xxxv)    no Regulatory Trigger Event described in clause (y) of the definition thereof shall have occurred and be continuing in the jurisdiction in which such Receivable was originated or the jurisdiction in which the Account Obligor resides.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).
“Equity Offering” means a sale for cash of either common equity securities or units including or representing common equity securities of Holdings (other than to a Subsidiary of Holdings).

CURO - LOAN AND SECURITY AGREEMENT

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is treated as a single employer with such Person under Section 414 of the Code or Section 4001 of ERISA.
“Event of Default” shall mean the occurrence of any event set forth in Article VIII.
“Excess Spread” shall mean, in respect of any date of determination, a fraction (expressed as a percentage) (i) the numerator of which is the sum of (x) all Interest Collections collected by Borrower or Servicer (whether on deposit in the Collateral Account or the General Collection Account) during such immediately preceding calendar month with respect to Pledged Receivables, less (y) the sum of (A) the accrued interest on the Loans in respect of such immediately preceding calendar month (other than in respect of Additional Interest), (B) the expenses paid by the Borrower during the related immediately preceding calendar month pursuant to Section 2.4(a)(i) and (ii) and (C) the Receivable Balance of all Pledged Receivables that became Charged-Off Receivables in such calendar month and (ii) the denominator of which is the Receivable Balance of all Pledged Receivables (other than any Charged-Off Receivables) as of the last day of the prior calendar month.
“Exit Additional Interest” shall have the meaning assigned to it in Section 3.5 hereof.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FFL Group” shall mean (i) Friedman Fleischer & Lowe, LLC and its Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any Person listed in clause (i), but excluding any portfolio companies (other than any Curo Entity or any Subsidiary of a Curo Entity) of any such Person.
“FICO Score” shall mean a credit score as provided or published by Equifax Corporation.
“Founders” shall mean each of (i) Doug Rippel, (ii) Chad Faulkner, (iii) Mike McKnight, (iv) Joseph Genova, (v) the J.P. Genova Family Trust and (vi) any (a) spouse or lineal descendent (whether natural or adopted) of any Person listed in clauses (i) through (v) or (b) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or any of the Persons referred to in the immediately preceding clause (a).

CURO - LOAN AND SECURITY AGREEMENT

“Foreign Subsidiary” means any Restricted Subsidiary incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia and any Restricted Subsidiary that wholly-owns the stock of a CFC and which is disregarded for United States federal income tax purposes as an entity that is separate from its owner.
“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“General Collections Account” shall mean that certain deposit account at Wells Fargo Bank, National Association, held in the name of Curo Management, with account number [***], or such successor account as designated by Borrower or Curo Management and approved in writing by Agent, said approval not to be unreasonably withheld, conditioned or delayed.
“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:
(a)    purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;
(b)    purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or
(c)    maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;
provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Holdings” shall mean Curo Group Holdings Corp., a Delaware corporation.
“Increase OID” shall have the meaning assigned to it in Section 3.7(b) hereof.

CURO - LOAN AND SECURITY AGREEMENT

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of Holdings will be deemed to have been Incurred at the time it becomes such a Subsidiary.
“Indebtedness” shall mean (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:
(a)    obligations of such Person in respect of principal for money borrowed;
(b)    obligations of such Person in respect of principal evidenced by bonds, debentures, notes or other similar instruments;
(c)    every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (a), (b) and (e) of this definition, entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;
(d)    every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue by more than 30 days or which are being contested in good faith);
(e)    every Capital Lease Obligation of such Person;
(f)    the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;
(g)    every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Obligations”); and
(h)    every obligation of the type referred to in clauses (a) through (g) of this definition of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

CURO - LOAN AND SECURITY AGREEMENT

Notwithstanding the foregoing, with respect to any Person other than Intermediate SPE and Borrower, Indebtedness shall not include CSO Obligations. The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the date hereof, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred in the ordinary course of business.
“Indemnified Persons” shall have the meaning assigned to it in Section 12.4 hereof.
“Indemnity Guarantor” shall mean, individually and collectively, (i) CFTC, (ii) Holdings, (iii) Intermediate Holdings, (iv) Intermediate SPE, (v) Curo Management and (vi) each other Person party to the Indemnity Guaranty from time to time.
“Indemnity Guaranty” shall mean, individually and collectively, each Indemnity Guaranty dated as of the date hereof made by each of the Indemnity Guarantors in favor of Agent, as amended from time to time.
“Indenture” shall mean (a) as of the Closing Date, that certain Indenture, dated as of August 27, 2018, entered into by CFTC, the guarantors party thereto, and TMI Trust Company, as Trustee and Collateral Agent in connection with the issuance of the Indenture Notes, together with all instruments and other agreements entered into by CFTC, Intermediate Holdings, and such guarantors in connection therewith, and (ii) from time thereafter, such Senior Notes Indenture as may be amended, restated, supplemented or otherwise modified in accordance with the terms and conditions thereof, or any successor indenture or other credit facility of Holdings, CFTC or Intermediate Holdings, pursuant to which the Indenture Notes are refinanced.
“Indenture Notes” shall mean the notes issued pursuant to the Indenture from time to time.
“Indenture Notes CTL Ratio” shall mean, as of any date of determination following the Closing Date, the applicable minimum “Consolidated Total Leverage Ratio” as defined in the Indenture.
“Ineligible Receivable” shall mean any Receivable or Bank Partner Receivable related to a Participation Interest pledged as Collateral hereunder that fails at any time to meet all of the criteria set forth in the definition of “Eligible Bank Partner Receivable”, “Eligible State Licensed Installment Receivable” or “Eligible State Licensed Line of Credit Receivable”, as applicable, in each case, as set forth herein.
“Initial OID” shall have the meaning assigned to it in Section 3.7(a) hereof.
“Insured Event” shall have the meaning assigned to it in Section 12.4 hereof.
“Interest Collections” shall mean, with respect to any Receivable, all payments of (or collections otherwise applied to the payment of) interest, fees and late charges applicable to such Receivable.

CURO - LOAN AND SECURITY AGREEMENT

“Intermediate Holdings” shall mean Curo Intermediate Holdings Corp., a Delaware corporation.
“Intermediate SPE” shall mean Curo Receivables Holdings II, LLC, a Delaware limited liability company.
“Lender” and “Lenders” shall have the meanings assigned to them in the introductory paragraph hereof.
“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a) hereof.
“Lending Office” shall mean the office or offices of any Lender set forth opposite its name on the signature page hereto, as updated from time to time.
“Level Two Advance Rate Trigger Event” means each of a Bank Partner Receivable Level Two Advance Rate Trigger Event, a State Licensed Installment Receivable Level Two Advance Rate Trigger Event and a State Licensed Line of Credit Receivable Level Two Advance Rate Trigger Event.
“LIBOR Rate” shall mean a rate per annum rounded upwards, if necessary, to the nearest 1/1000 of 1% (3 decimal places) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-ICE (or any equivalent page used by Bloomberg Professional Service from time to time or, if Bloomberg Professional Service no longer reports the LIBOR Rate, another nationally-recognized rate reporting source acceptable to Agent) as the offered rate for loans in United States dollars for a one (1) month period. The rate is set by the ICE Benchmark Association (or any successor) as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). The LIBOR Rate to be used in calculating interest due hereunder shall be set on the second Business Day preceding the calendar month in which such interest accrues. In the event of a permanent discontinuance of the LIBOR Rate or material market volatility in the LIBOR Rate, then, notwithstanding the definition of “LIBOR Rate” herein, the Borrower and the Lenders shall negotiate in good faith to revise the definition of “LIBOR Rate” herein to provide for a substitute reference rate that has been broadly adopted in financial markets as a substitute for the LIBOR Rate and which gives effect to the intentions of the parties hereunder. No fees (other than reasonable legal fees incurred by the Agent and Lenders to amend any such Loan Document to evidence any such amendment and fees chargeable on increases to the replacement benchmark rate relative to the discontinued LIBOR Rate) premiums, increases in pricing or other costs shall be charged to, or borne by, the Borrower in connection with any such amendment. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than one and 65/100 percent (1.65%) at any time.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof),

CURO - LOAN AND SECURITY AGREEMENT

or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.
“Liquidity” shall mean, for any Person, at any date of determination, an amount equal to such Person’s unrestricted cash reserves on hand, plus such Person’s Cash Equivalents.
“Loan” shall mean, collectively, each Revolving Advance made by Agent, on behalf of the Lenders to the Borrower, any Protective Advances or other Advances by Agent or Lenders pursuant to the terms hereof, and all Obligations related thereto.
“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Security Documents, the Servicing Agreement, the Backup Servicing Agreement, each Multi-Party Agreement, each Borrowing Base Certificate, the Collateral Account Control Agreement, the Operating Account Control Agreement, any other blocked account agreement or account control agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent and/or Lenders in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.
“Lockout Termination Date” shall mean April 8, 2021, provided, that if the Participation Interest Sale Date has not occurred on or before December 31, 2020, the Lockout Expiration Date shall be January 1, 2021.

“Material Adverse Effect” or “Material Adverse Change” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:
(i)    has had or reasonably could be expected to have a material adverse effect upon or change in (a) the legality, validity or enforceability of any Loan Document, (b) the perfection or priority of any Lien granted to Agent or any Lender under any of the Security Documents or (c) the value, validity, enforceability or collectability of the Receivables, taken as a whole, or any of the other Collateral;
(ii)    has been or reasonably could be expected to be material and adverse to the value of any of the Collateral, taken as a whole, or to the business, operations, prospects, properties, assets, liabilities or condition (financial or otherwise) of the Borrower; or
(iii)    has materially impaired or reasonably could be expected to materially impair the ability of Borrower to perform any of the Obligations or its obligations, or to consummate the transactions, under the Loan Documents.
“Maturity Date” shall mean April 8, 2024.
“Maximum Loan Amount” shall mean, an amount equal to the lesser of (a) (i) at all times prior to the Commitment Increase Date, $100,000,000 and (ii) at all times on or after the Commitment Increase Date, $200,000,000 and (ii) the aggregate amount of the Revolving Loan Commitments held by all Lenders.

CURO - LOAN AND SECURITY AGREEMENT

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loan and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum nonusurious and lawful interest rate than any Applicable Law would now allow.
“Minimum Utilization Additional Interest” shall have the meaning assigned to it in Section 3.4.
“Minimum Utilization Ratio” shall mean, for the periods described in the table below, the applicable percentage set forth below for such period:

Period	Minimum Utilization Ratio
Each of the first twelve (12) months following the Closing Date	25.0%
Each month thereafter	50.0%

“Monthly Servicing Report” shall mean each monthly report prepared by the Servicer in accordance with the Servicing Agreement substantially in the form agreed to between Agent and the Servicer after the Closing Date, which will be attached as Exhibit C hereto.

“Monthly Static Pool” shall mean with respect to any monthly period, (a) each pool of all Receivables (other than Bank Partner Receivables) originated in any related Approved State Licensed State during such period and (b) each pool of all Bank Partner Receivables originated in any Approved Bank Partner State during such period.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multi-Party Agreement” means each of (a) the Stride Bank Multi-Party Agreement, (b) the Servicer Multi-Party Agreement and (c) each other multi-party agreement entered into among Borrower, Agent and any Bank Partner from time to time following the Closing Date.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (as defined in the Indenture) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7(a).
“Non-Recourse Debt” shall mean Indebtedness:

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(a)    as to which neither Holdings nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; and
(b)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary of the Company) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
“Note(s)” shall mean, individually and collectively, any Notes payable to the order of the Agent, for the benefit of Lenders or payable to a Lender, executed by Borrower evidencing the Loan, as the same may be amended, modified, supplemented and/or restated from time to time.
“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent, any Lender, and any Indemnified Person at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loan, including, without limitation, principal, interest, OID, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.
“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.
“Operating Account” shall mean that certain deposit account at Axos Bank, held in the name of Borrower, with account number [***], or such successor account as designated by Borrower and approved in writing by Agent, said approval not to be unreasonably withheld, conditioned or delayed, but which approval will be conditioned upon the delivery of an account control agreement in relation to such successor account in form and substance reasonably acceptable to Agent.
“Operating Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Axos Bank, dated as of the Closing Date, which pledges the Operating Account and all funds and sums contained therein to Agent, for the benefit of the Lenders, and provides for springing control thereof, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Origination Date” means for each Receivable, the date on which funds were disbursed by or on behalf of the applicable Bank Partner or the Originator, as applicable, to an Account Obligor.
“Other Lender” shall have the meaning assigned to it in Section 13.7.

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“Participation Interest” shall mean an undivided interest in the right, title and interest of a Bank Partner in certain Bank Partner Receivables, as such undivided interest is sold to Avio (or other applicable Subsidiary of Holdings) by a Bank Partner pursuant to a Bank Partner Program Agreement and as further sold to Intermediate SPE by such Seller pursuant to the Tier I Purchase and Sale Agreement and then by Intermediate SPE to Borrower pursuant to the Tier II Purchase and Sale Agreement.
“Participation Sale Date” shall mean the date on which the Lenders have sold a first-out participation interest in the Loan in an amount not less than $100,000,000 to a Participant.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“Payment Date” shall mean the third (3rd) Business Day of each calendar week and, if any calendar week does not have three (3) Business Days, the first Business Day to occur in the following calendar week.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.
“Permitted Discretion” shall mean a determination or judgment made in good faith in the exercise of commercially reasonable (from the perspective of a secured lender) credit or business judgment.
“Permitted Holders” shall mean the Founders and the FFL Group.
“Permitted Indebtedness” shall have the meaning assigned to it in Section 7.1 hereof.
“Permitted Liens” shall mean Liens of Borrower permitted under Section 7.2 hereof.
“Permitted Modification” shall mean a modification made with respect to a Receivable that (a) Servicer is authorized to grant, permit or facilitate pursuant to the Servicing Agreement, (b) does not waive or reduce any payment of principal or interest required under such Receivable other than a one (1) time fourteen (14) calendar day grace period from any Scheduled Payment in effect on the date of origination of such Receivable, or (c) does not result in any reduction of the applicable interest rate or annual percentage rate applicable to such Receivable.
“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.
“Pledge Agreement” shall mean that certain Pledge Agreement dated as of the Closing Date from Intermediate SPE to Agent pledging to Agent one hundred percent (100%) of all Equity Interests in Borrower, as amended, modified, restated or supplemented from time to time.

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“Pledged Receivables” shall mean each Receivable that is pledged as Collateral hereunder in accordance with Section 2.8 hereof or any other Loan Document. Any Pledged Receivable subsequently re-conveyed to Intermediate SPE pursuant to the Tier II Purchase and Sale Agreement shall thereafter cease to be a Pledged Receivable hereunder.
“Portfolio Documents” shall mean, with respect to any Bank Partner Receivable or Receivable, each contract and other agreement or document executed and delivered by the related Account Obligor to or for the benefit of the related Seller, the applicable Bank Partner or any subsequent transferee thereof, including renewals, extensions, modifications and amendments thereof.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Date” shall have the meaning assigned to it in Section 2.5(b).

“Privacy Laws” means all applicable federal, state or local laws or regulations now in force or that may in the future come into force in the United States governing the protection of Customer Data or Confidential Personal Information.
“Pro Rata Share” shall mean, with respect to any Lender, the percentage obtained by dividing (i) the aggregate amount of the Advances outstanding made by such Lender by (ii) the aggregate amount of all the Advances outstanding, as such percentage may be adjusted by assignments as permitted hereunder; provided, however, that, if no Advances are outstanding, then the percentage shall be obtained by dividing (i) the Revolving Loan Commitment held by such Lender by (ii) the aggregate amount of all of the Revolving Loan Commitments.
“Protective Advance” shall have the meaning assigned to it Section 2.7(b).
“Purchase and Sale Agreement” shall mean each of the Tier I Purchase and Sale Agreement and the Tier II Purchase and Sale Agreement.
“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by Holdings or any of the Restricted Subsidiaries pursuant to which the Company or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to:
(a)    a Receivables Entity (in the case of a transfer by Holdings or any of the Restricted Subsidiaries); or
(b)    any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any loans receivable (whether now existing or arising in the future) of Holdings or any of the Restricted Subsidiaries, and any assets related thereto, including all collateral securing such loans receivable, all contracts and all Guarantees or other obligations

CURO - LOAN AND SECURITY AGREEMENT

in respect of such loans receivable, proceeds of such loans receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving loans receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of Holdings).
“Receipt” shall have the meaning assigned to it in Section 12.5.
“Receivable” or “Receivables” shall mean all rights to receive receipts or proceeds from an Account Obligor in respect of a loan or other financial accommodations in accordance with the applicable Portfolio Documents and, as applicable, this Agreement, the Underwriting Guidelines, the Bank Partner Program Agreements, the Servicing Guidelines, and each Purchase and Sale Agreement. Each Receivable shall include, without limitation, all rights (including enforcement rights) under or pursuant to all related Portfolio Documents in respect thereof, and all supporting obligations in connection therewith.
“Receivable Balance” shall mean the then outstanding aggregate principal amount payable on a Receivable, provided, that with respect to any Receivable that is a Bank Receivable, such aggregate principal amount shall be reduced by the portion of such Bank Receivable that is not beneficially owned by the Borrower through the related Participation Interest.
“Receivables Entity” shall mean (a) a Wholly-Owned Subsidiary of Holdings or (b) another Person engaging in a Qualified Receivables Transaction with Holdings, in each case, that engages in no activities other than in connection with the financing of loans receivables and is designated by the Board of Directors of Holdings (as provided below) as a Receivables Entity, and in either of clause (a) or (b):
(a)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity:
(i)    is Guaranteed by Holdings or any Subsidiary of Holdings (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),
(ii)    is recourse to or obligates Holdings or any Subsidiary of Holdings in any way (other than pursuant to Standard Securitization Undertakings), or
(iii)    subjects any property or asset of Holdings or any Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);
(b)    the entity is not an Affiliate of Holdings or is an entity with which neither Holdings nor any Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms that Holdings reasonably believes to be not materially less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings; and

CURO - LOAN AND SECURITY AGREEMENT

(c)    is an entity to which neither Holdings nor any Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Notwithstanding anything to the contrary contained herein, solely for purposes of the calculation of “Consolidated Interest Expense,” “Consolidated Tangible Assets” and “Consolidated Total Debt,” any Receivables Entity shall be deemed not to be a Restricted Subsidiary.
Each of CURO Receivables Finance I, LLC, CURO Receivables Holdings I, LLC, CURO Receivables Finance II, LLC, CURO Receivables Holdings II, LLC and CURO Canada Receivables Limited Partnership is deemed to have been designated as a Receivables Entity as of the date hereof.
“Register” shall have the meaning assigned to it in Section 12.2(c) hereof.
“Regulatory Trigger Event” shall mean (x) the commencement by any Governmental Authority of any formal inquiry or investigation (which for the avoidance of doubt excludes any Routine Inquiry), legal action or proceeding against any of Borrower, Seller, Bank Partner, Indemnity Guarantor, Servicer or any of Borrower’s Affiliates challenging its authority to originate, hold, own, service, collect, pledge or enforce any Receivable, or (solely to the extent any such non-compliance could materially impair the collectability, enforceability or value of any Receivable), otherwise alleging any non-compliance by any of Borrower, Seller, Bank Partner, Indemnity Guarantor, Servicer or any of Borrower’s Affiliates with any Applicable Law related to originating, holding, collecting, pledging, servicing or enforcing such Receivable or otherwise related to such Receivables, which inquiry, investigation, legal action or proceeding, in each case, is not released or terminated in a manner acceptable to Agent within ninety (90) calendar days of commencement thereof; (y) the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any of Borrower, Seller, Bank Partner, Indemnity Guarantor, Servicer or any of Borrower’s Affiliates related in any way to the originating, holding, pledging, collecting, servicing or enforcing of any Receivables or rendering the Purchase and Sale Agreement or Portfolio Documents unenforceable or (z) the filing by any Person of any class action or similar lawsuit or proceeding against any of Borrower, Seller, Bank Partner, Indemnity Guarantor, Servicer or any of Borrower’s Affiliates challenging its authority to originate, hold, own, service, collect, pledge or enforce any Bank Partner Receivable, or otherwise alleging any non-compliance by any of Borrower, Seller, Bank Partner, Indemnity Guarantor, Servicer or any of Borrower’s Affiliates with any Applicable Law related to originating, holding, collecting, pledging, servicing or enforcing such Bank Partner Receivable or otherwise related to such Bank Partner Receivables, after any class which has filed such class action or similar law suit or proceeding has been certified which lawsuit or proceeding is not dismissed within forty-five (45) calendar days from the date of such certification; provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Agent in its sole discretion and confirmed by written notice from Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Trigger Event for such Governmental Authority shall cease to exist immediately upon such determination by Agent.
“Replacement Lender” shall have the meaning assigned to it Section 3.3(e).

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“Reporting Date” shall mean the tenth (10th) calendar day of each month, or if either such day is not a Business Day, then the next succeeding Business Day.
“Request for Revolving Advance” shall have the meaning assigned in Section 4.2(a).
“Requisite Lenders” shall mean, at any time, Agent and Lenders holding Revolving Advances and unused Revolving Loan Commitments representing more than 51% of the sum of the total Revolving Advances outstanding and unused Revolving Loan Commitments at such time; provided, that, at any time that Agent or any of its Affiliates owns any portion of the Advances then outstanding, the “Requisite Lenders” must include Agent; provided, further that, the Revolving Advances and Revolving Loan Commitments held by any Non-Funding Lender shall be disregarded in determining Requisite Lenders at any time.
“Responsible Officer” shall mean the chief executive officer, chief financial officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility, and in all cases such Person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its sole discretion.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.
“Retained Interest” shall mean, with respect to an Bank Partner Receivable, the right, title and interest in and to such Bank Partner Receivable (including the allocated portion of the Receivable Balance) that has been retained by a Bank Partner and has not been participated to the related Seller.
“Revolving Advance” shall have the meaning assigned to it in Section 2.1 hereof.
“Revolving Credit Period” shall mean the period beginning on the Closing Date and ending on April 8, 2023.
“Revolving Loan Commitment” shall mean the commitment of a Lender to make or otherwise fund Revolving Advances and “Revolving Loan Commitments” shall mean such commitments of all Lenders to fund Revolving Advances in the aggregate. The amount of each Lender’s Revolving Loan Commitment, if any, is set forth on Schedule A attached hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $100,000,000.00, provided, that upon the occurrence of the Commitment Increase Date, such Revolving Loan Commitments shall automatically increase to $200,000,000 without the necessity of any further action by any party hereto, with each Lender’s Revolving Loan Commitment being increased by such Lender’s Pro Rata Share of the Revolving Loan Commitments.
“Routine Inquiry” includes, without limitation, any inquiry, written or otherwise, made by a competent Governmental Authority with routine legal authority to regulate the activities of

CURO - LOAN AND SECURITY AGREEMENT

Borrower, Intermediate SPE, any Seller, any Bank Partner, any Indemnity Guarantor, Servicer, or any of Borrower’s Affiliates with respect to the Receivables, made via a form letter or otherwise which does not contain any specific allegations or violations, including, without limitation, in connection with (a) the routine transmittal of a consumer complaint or (b) a request for information that is routine in nature, is unconnected with any alleged pattern or practice of wrongdoing, or otherwise consists of a general request for information.
“S&P” shall mean Standard & Poor’s Ratings Services.
“Scheduled Payment” shall mean the scheduled weekly, bi-weekly or monthly payment or the required payment at maturity, in each case, by or on behalf of an Account Obligor on a Receivable.
“Security Documents” shall mean this Agreement, the Indemnity Guaranty, the Pledge Agreement, the Collateral Assignment of Purchase Agreement, each Multi-Party Agreement, the UCC financing statements, the Collateral Account Control Agreement, the Operating Account Control Agreement, any other agreements related to Deposit Accounts, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.
“Seller” shall mean each Subsidiary of Holdings that is party to the Tier I Purchase and Sale Agreement as a “Seller” thereunder.
“Servicer” shall mean Curo Management or any other Person engaged by Agent as a replacement servicer pursuant to the terms of this Agreement or the Servicing Agreement.
“Servicer Multi-Party Agreement” means that certain Multi-Party Agreement, dated as of the Closing Date, by and among Curo Management, Borrower and Agent, as such agreement may be amended, restated, modified or supplemented from time to time.
“Servicer Physical Payment Address” shall have the meaning assigned to it in Section 2.3(b).
“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the Closing Date, by and among the Borrower, Servicer and Agent, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Servicing Fee” shall have the meaning assigned to it in the Servicing Agreement.
“Servicing Guidelines” shall mean Servicer’s customary collections policies and procedures and servicing guidelines attached hereto as Exhibit E-2, adopted by Servicer on or prior to the Closing Date, as such guidelines may be amended from time to time in accordance with this Agreement.
“Settlement Date” shall have the meaning assigned to it in Section 13.5(a)(ii).
“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(e) hereof.

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“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings that, taken as a whole, are customary in a loans receivable transaction.
“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.
“State Licensed Installment Excess Concentration Amount” shall mean the sum of the following amounts:
(i)    the portion of the aggregate original Receivable Balance of the Eligible State Licensed Installment Receivables, if any, that causes the average original Receivable Balance of the Eligible State Licensed Installment Receivables to be greater than $[***];
(ii)    the portion of the aggregate Receivable Balance of the Eligible State Licensed Installment Receivables, if any, that causes the weighted average original term to maturity of the Eligible State Licensed Installment Receivables to be greater than [***] months;
(iii)    the portion of the aggregate Receivable Balance of the Eligible State Licensed Installment Receivables, if any, that causes the weighted average of the stated interest rate of the aggregate Receivable Balance of all Eligible State Licensed Installment Receivables to fall below [***]%;
(iv)    the positive difference, if any, between the aggregate Receivable Balance of all Eligible State Licensed Installment Receivables of Account Obligors located in the same state and [***]% of the aggregate Receivable Balance of all Eligible State Licensed Installment Receivables;
(v)    the positive difference, if any, between the aggregate Receivable Balance of all Eligible State Licensed Installment Receivables of Account Obligors located in any two (2) states and [***]% of the aggregate Receivable Balance of all Eligible State Licensed Installment Receivables; and
(vi)    the portion of the aggregate original Receivable Balance of the Eligible State Licensed Installment Receivables, if any, that causes the weighted average FICO Score of the Account Obligors with respect to the Eligible State Licensed Installment Receivables (as determined by Receivable Balance) to be less than [***].
“State Licensed Installment Receivable” shall mean any Receivable that is not a Participation Interest and that represents an single term advance (and not an advance with respect to a revolving line of credit) and which is evidenced by Portfolio Documents in the form set forth on Exhibit D-2 attached hereto, as amended from time to time.

CURO - LOAN AND SECURITY AGREEMENT

“State Licensed Installment Receivable Advance Rate Trigger Event” shall mean any State Licensed Installment Receivable Level One Advance Rate Trigger Event or any State Licensed Installment Receivable Level Two Advance Rate Trigger Event.
“State Licensed Installment Receivable Level One Advance Rate Trigger Event” shall mean an event that occurs if, on any date of determination, the State Licensed Installment Receivable Cash Collection Percentage is less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) or Schedule 6.17(a)(ii), as applicable, with respect to all Receivables of a Common Age within such Static Pool, provided, for the avoidance of doubt, no Static Pool with a Common Age greater than thirty-six months shall be tested under this definition.
“State Licensed Installment Receivable Level Two Advance Rate Trigger Event” shall mean an event that occurs if, on any date of determination, the State Licensed Installment Receivable Cash Collection Percentage is less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) or Schedule 6.17(a)(ii), as applicable, with respect to all Receivables of a Common Age within such Static Pool, provided, for the avoidance of doubt, no Static Pool with a Common Age greater than thirty-six months shall be tested under this definition.
“State Licensed Installment Receivable Cash Collection Percentage” means with respect to any Static Pool comprised of State Licensed Installment Receivables, the percentage calculated as (i) the aggregate amount of all payments (including prepayments) collected from or on behalf of each Account Obligor obligated in respect of such Receivables comprising such Static Pool during the period from the origination date of the applicable Receivable to the date of determination, divided by (ii) the Receivable Balance of such Receivables comprising such Static Pool (measured as of the origination date).
“State Licensed Line of Credit Excess Concentration Amount” shall mean the sum of the following amounts:
(i)    the portion of the aggregate original Receivable Balance of the Eligible State Licensed Line of Credit Receivables, if any, that causes the average original Receivable Balance of the Eligible State Licensed Line of Credit Receivables to be greater than $[***];
(ii)    the portion of the aggregate Receivable Balance of the Eligible State Licensed Line of Credit Receivables, if any, that causes the weighted average of the stated interest rate of the aggregate Receivable Balance of all Eligible State Licensed Line of Credit Receivables to fall below [***]%;
(iii)    the positive difference, if any, between the aggregate Receivable Balance of all Eligible State Licensed Line of Credit Receivables of Account Obligors located in the same state and [***]% of the aggregate Receivable Balance of all Eligible State Licensed Line of Credit Receivables;
(iv)    the positive difference, if any, between the aggregate Receivable Balance of all Eligible State Licensed Line of Credit Receivables of

CURO - LOAN AND SECURITY AGREEMENT

Account Obligors located in any two (2) states and [***]% of the aggregate Receivable Balance of all Eligible State Licensed Line of Credit Receivables; and
(v)    the portion of the aggregate original Receivable Balance of the Eligible State Licensed Line of Credit Receivables, if any, that causes the weighted average FICO Score of the Account Obligors with respect to the Eligible State Licensed Line of Credit Receivables (as determined by Receivable Balance) to be less than [***].
“State Licensed Line of Credit Receivable” shall mean any Receivable that is not a Participation Interest and that represents an advance on a revolving line of credit and which is evidenced by Portfolio Documents in the form set forth on Exhibit D-3 attached hereto, as amended from time to time.
“State Licensed Line of Credit Receivable Advance Rate Trigger Event” shall mean any State Licensed Line of Credit Receivable Level One Advance Rate Trigger Event or any State Licensed Line of Credit Receivable Level Two Advance Rate Trigger Event.
“State Licensed Line of Credit Receivable Level One Advance Rate Trigger Event” shall mean an event that occurs if, on any date of determination, the State Licensed Line of Credit Receivable Cash Collection Percentage is less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) or Schedule 6.17(a)(ii), as applicable, with respect to all Receivables of a Common Age within such Static Pool, provided, for the avoidance of doubt, no Static Pool with a Common Age greater than thirty-six months shall be tested under this definition.
“State Licensed Line of Credit Receivable Level Two Advance Rate Trigger Event” shall mean an event that occurs if, on any date of determination, the State Licensed Line of Credit Receivable Cash Collection Percentage is less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) or Schedule 6.17(a)(ii), as applicable, with respect to all Receivables of a Common Age within such Static Pool, provided, for the avoidance of doubt, no Static Pool with a Common Age greater than thirty-six months shall be tested under this definition.
“State Licensed Line of Credit Receivable Cash Collection Percentage” means with respect to any Static Pool comprised of State Licensed Line of Credit Receivables, the percentage calculated as (i) the aggregate amount of all payments (including prepayments) collected from or on behalf of each Account Obligor obligated in respect of such Receivables comprising such Static Pool during the period from the origination date of the applicable Receivable to the date of determination, divided by (ii) the sum of (a) the Receivable Balance of such Receivables comprising such Static Pool (measured as of the Origination Date), plus, (b) all subsequent advances made to the Account Obligors under such Receivables at any time after the Origination Date.
“Static Pool” means (a) a group of three Monthly Static Pools of all State Licensed Line of Credit Receivables in a common calendar quarter, commencing with the calendar quarter containing the Origination Date for the oldest State Licensed Line of Credit Receivable that has been pledged as Collateral hereunder, (b) group of three Monthly Static Pools of all State Licensed Installment Receivables in a common calendar quarter, commencing with the calendar quarter containing the

CURO - LOAN AND SECURITY AGREEMENT

Origination Date for the oldest State Licensed Installment Receivable that has been pledged as Collateral hereunder, and (b) group of three Monthly Static Pools of all Bank Partner Receivables in a common calendar quarter, commencing with the calendar quarter containing the Origination Date for the oldest Bank Partner Receivable that has been pledged as Collateral hereunder.
“Stride Bank Program Agreement” means each of (a) that certain Program Management Agreement, dated as of August 28, 2019, by and between Stride Bank and Avio Credit, Inc., and (b) that certain Participation Purchase Agreement, dated as of August 28, 2019, by and between Stride Bank and Avio Credit, Inc., in each case as such agreement may be amended, restated, modified or supplemented from time to time in accordance with this Agreement and the Stride Multi-Party Agreement.
“Stride Collections Account” shall mean that certain deposit account at Stride Bank, held in the name of Stride Bank, with account number [***], or such successor account as designated by Borrower or Curo Management and approved in writing by Agent, said approval not to be unreasonably withheld, conditioned or delayed.
“Stride Multi-Party Agreement” means that certain Multi-Party Agreement, dated on or after the Closing Date, by and among Stride Bank, Avio Credit, Inc., Borrower, Intermediate SPE and Agent, as such agreement may be amended, restated, modified or supplemented from time to time.
“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
“Taxes” shall have the meaning assigned to it in Section 3.8(a) hereof.
“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.
“Tier I Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement, dated on or about the Closing Date, by and between each Seller, as a seller of the related Receivables, and Intermediate SPE, as purchaser of such Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Tier II Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement, dated on or about the Closing Date, by and between Intermediate SPE, as seller of the Receivables, and Borrower, as purchaser of such Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.
“Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.

CURO - LOAN AND SECURITY AGREEMENT

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Underwriting Guidelines” shall mean (a) with respect to any Participation Interests, the related Seller’s customary acquisition policies and procedures, and customary credit and underwriting guidelines attached hereto as Exhibit E-1, (b) with respect to any Bank Partner Receivable, the customary origination and underwriting guidelines of the Bank Partner, as in effect on the Closing Date or, if later, the date such Person became a Bank Partner and (c) with respect to any other Receivable, the related Seller’s customary origination policies and procedures, and customary credit and underwriting guidelines attached hereto as Exhibit E-3, in each case, as such guidelines may be amended from time to time in accordance with this Agreement.
“Unused Additional Interest” shall have the meaning assigned to it in Section 3.4.
“Unrestricted Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is designated by the Board of Directors of such Person as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of such Person, but only to the extent that such Subsidiary:
(a)    has no Indebtedness other than Non-Recourse Debt;
(b)    except as permitted under the Indenture, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;
(c)    is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(d)    has not guaranteed or otherwise directly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.
“Utilization Ratio” shall mean, with respect to any calendar month, the quotient (expressed as percentage) calculated by dividing (a) the Average Daily Balance for such month, by (b) the then applicable Maximum Loan Amount.
“Verification Agent” shall mean Real Time Resolutions, Inc., or such other Person as Agent and Borrower engage, or after the occurrence and continuance of an Event of Default, Agent in its sole discretion engages, from time to time, at Borrower’s sole cost and expense, to verify certain

CURO - LOAN AND SECURITY AGREEMENT

information with respect to the electronic copies of all Portfolio Documents and certain duplicate documents and instruments related thereto, and to take certain actions in connection therewith, including issuance to Agent of a Verified Receivables Report with respect thereto.
“Verification Deliverables” shall mean, with respect to each Receivable, those certain Portfolio Documents to be delivered to Verification Agent pursuant to the terms of this Agreement and the Backup Servicing Agreement, as such list of Portfolio Documents may be supplemented from time to time by Agent and/or Borrower pursuant to the terms of the Backup Servicing Agreement.
“Verification Fee” shall mean the fee payable monthly to the Verification Agent, if any, as such fee is specified in the Backup Servicing Agreement.
“Verified Receivables Report” shall mean an original certificate in the form annexed to the Backup Servicing Agreement, duly completed and signed by the Verification Agent.
“Volcker Rule” means the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” published at 79 Fed. Reg. 5779 et seq.
II.    LOAN, PAYMENTS, INTEREST AND COLLATERAL
2.1    The Loan
(a)    Subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by Agent of all conditions set forth in Article IV hereof, each Lender severally agrees to make Advances up to such Lender’s respective Revolving Loan Commitment to Borrower under the Loan from time to time on or prior to the last day of the Revolving Credit Period (collectively, the “Revolving Advances”). Each Revolving Advance shall be made in an amount requested by Borrower not to exceed the Availability as of such date of determination by deposit into such deposit accounts identified by the Borrower in the related borrowing request; provided, that under no circumstances shall the aggregate outstanding amount of all Revolving Advances made hereunder exceed the Maximum Loan Amount, and provided, further, no Lender shall be obligated to provide funding for any Advance that would increase the aggregate of all outstanding amounts funded by such Lender (including any Advances made by any predecessor in interest to such Lender) to an amount in excess of such Lender’s Revolving Loan Commitment. Unless otherwise permitted by Agent, each Revolving Advance shall be in an amount of at least Two Hundred Fifty Thousand Dollars ($250,000). No more than one (1) Revolving Advance may be made hereunder in any calendar week. Subject to the terms of Sections 2.5 and 2.6 Revolving Advances may be repaid and re-borrowed at any time prior to the expiration of the Revolving Credit Period. The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Revolving Loan Commitment of each Lender is several and no Lender shall be responsible for any other Lender’s failure to make required Advances. Notwithstanding anything else herein to the contrary, no Revolving Advances shall be made or requested after the last day of the Revolving Credit Period.
(b)    Notes. The Advances made by each Lender shall, upon the request of a Lender, be evidenced by a promissory note payable to the order of such Lender, substantially in the form of Exhibit B attached hereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, a “Note”), executed by Borrower and delivered to the Agent on the Closing Date (or after the Closing Date in respect of any assignee of a Lender who becomes a Lender pursuant to Section 12.2). Each Note payable to the order of a Lender shall be in a stated maximum principal amount equal to such Lender’s Revolving Loan Commitment.
(c)    Payment of the Loan. Borrower shall repay the Loan pursuant to and in accordance with the terms of this Agreement and the Notes evidencing the Loan. The outstanding principal balance of all outstanding Revolving Advances shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. All other amounts outstanding under the Loan and all other Obligations under the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.
2.2    Interest on the Loan
(a)    The Borrower agrees to pay interest in respect of the outstanding principal amount of the Loan, monthly in arrears to Agent for the account of Lenders, from the date the proceeds thereof are made available to the Borrower until paid in full, at a rate per annum equal to the lesser of (i) (A) the LIBOR Rate plus (B) (x) at all times prior to the Participation Interest Sale Date, nine and three quarters percent (9.75%) and (x) at all times on and after the Participation Interest Sale Date, five and three quarters percent (5.75%) per annum (such rate, the “Calculated Rate”) and (ii) the Maximum Rate. All such payments of interest shall be made monthly pursuant to Section 2.4, and, in any event, shall be due and owing no later than the first Payment Date of each calendar month for the immediately preceding calendar month. If Lenders are prevented from charging or collecting interest at the Calculated Rate, to the extent permitted by law, then the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Calculated Rate had always been lawfully chargeable and collectible. Whenever, subsequent to the date of this Agreement, the LIBOR Rate is increased or decreased for a succeeding calendar month, the Calculated Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate (subject to the Maximum Rate).
(b)    The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Obligations outstanding for each day of the calendar month in question (the “Average Daily Balance”).
2.3    Loan Collections; Repayment.
(a)    Pursuant to the applicable Bank Program Agreements and the Stride Multi-Party Agreement, all collections in respect of the Bank Partner Receivables originated by Stride Bank will be initially deposited in the Stride Collections Account. Borrower shall, or shall request the Servicer to cause Avio to, direct or otherwise cause Stride Bank with respect to a Bank Partner Receivable originated by Stride Bank to withdraw from the Stride Collections Account and pay directly to the Collateral Account, all such collections, including all Scheduled Payments, prepayments (both voluntary and mandatory), and other amounts received of any and every description payable to Borrower by or on behalf of the related Account Obligor pursuant to the applicable Bank Partner Receivable, the related Portfolio Documents, or any other related documents or instruments
(b)    Borrower shall, or shall request the Servicer to, direct or otherwise cause (x) each Bank Partner (other than Stride Bank) with respect to a Participation Interest or (y) the applicable Account Obligor with respect to each Receivable that is not a Bank Partner Receivable, in each case to pay directly to either (i) the General Collections Account, (ii) the Collateral Account or (iii) the addresses set forth in the Servicing Agreement (the “Servicer Physical Payment Address”), all collections in respect of the related Bank Partner Receivables or other Receivables, including all Scheduled Payments, prepayments (both voluntary and mandatory), and other amounts received of any and every description payable to Borrower by or on behalf of such Account Obligor pursuant to the applicable Receivable, the related Portfolio Documents, or any other related documents or instruments.
(c)    All such amounts delivered to the General Collections Account or the Servicer Physical Payment Address with respect to the Pledged Receivables shall be received and held in trust for the sole and exclusive benefit of the Agent and shall be directed to the Collateral Account within two (2) Business Days of receipt and identification. In the event that any Seller, Intermediate SPE, the Servicer or Borrower receives any payments on any Participation Interest or Receivable directly from or on behalf of the Account Obligor thereof in a manner other than through a deposit into the General Collections Account or Collateral Account, then such Seller, Intermediate SPE, the Servicer or Borrower, as applicable, shall receive and hold all such payments in trust for the sole and exclusive benefit of Agent, and such Seller, Intermediate SPE, the Servicer or Borrower, as applicable, shall deliver to the Collateral Account no less than twice weekly, all such payments (in the form so received) as and when received by such Seller, Intermediate SPE, the Servicer or Borrower, as applicable, unless Agent shall have notified such Seller, Intermediate SPE, the Servicer or Borrower, as applicable, to deliver directly to Agent all payments in respect of the Receivables after the occurrence and during the continuance of an Event of Default, in which event all such payments (in the form received) shall be endorsed by such Seller, Intermediate SPE, the Servicer or Borrower, as applicable, to Agent and delivered to Agent promptly upon such Seller’s, Intermediate SPE’s, the Servicer’s or Borrower’s receipt thereof.
(d)    At any time after the occurrence of an Event of Default, Agent shall have the right to notify (i) any Bank Partner to deliver payments with respect to the Participation Interests directly into the Collateral Account or any other deposit account established by Agent from time to time and (ii) any Account Obligor to deliver payments with respect to the applicable Receivable directly into the Collateral Account or any other deposit account established by Agent from time to time.
(e)    So long as any collections or other proceeds with respect to any Receivables of Borrower, Intermediate SPE or any of their Affiliates are required to be delivered to the General Collections Account, the Borrower and CFTC agree not to grant a Lien in the General Collections Account to any Person or to enter into an account control agreement (or otherwise grant control to any Person) with respect to the General Collections Account without the consent of the Agent, which consent may be conditioned upon the entry into a satisfactory intercreditor agreement with respect to the General Collections Account in order to set forth the relative priorities of such collections and proceeds on deposit in the General Collections Account from time to time.
2.4    Promise to Pay; Manner of Payment.
(a)    On each Payment Date, payments shall be made by the Agent from the Collateral Account in the following order of priority and to the extent of the Available Amounts:
(i)    on the first Payment Date of each calendar month, to the Servicer (so long as the Servicer has not been replaced hereunder), the Servicing Fee for such calendar month until paid in full, including any such fees that remain unpaid with respect to one or more prior Payment Dates;
(ii)    on the first Payment Date of each calendar month, to the Backup Servicer, if any, the Backup Servicer Fee for such calendar month until paid in full, including any such fees that remain unpaid with respect to one or more prior Payment Dates;
(iii)    on the first Payment Date of each calendar month, to the Verification Agent, the Verification Fee then due and owing for such calendar month until paid in full, including any such fees that remain unpaid with respect to one or more prior Payment Dates;
(iv)    to Agent, for the benefit of Lenders, first, an amount equal to any Protective Advances, together with all interest owed with respect to all Protective Advances, and second, any indemnities or expense reimbursements owed by Borrower, Seller, Servicer or Indemnity Guarantor to Agent or any Lender, in each case, to the extent not previously reimbursed or paid;
(v)    to Agent, any accrued and unpaid costs, fees and expenses (including, but not limited to, the Administration Fee) relating to the Obligations owed to Agent as of such Payment Date;
(vi)    on the first Payment Date of each calendar month, to Agent, for the benefit of Lenders, all accrued and unpaid interest (including, without limitation, any Additional Interest) relating to the Obligations as of such Payment Date;
(vii)    to Agent, for the benefit of the Lenders, for payment of amounts required pursuant to Section 2.6(c);
(viii)    after the expiration of the Revolving Credit Period, to Agent, for the benefit of the Lenders, for payment to the remaining Obligations (until none remain outstanding); and
(ix)    to the Borrower, any remaining Available Amounts, which may be distributed by Borrower in accordance with Section 7.4 hereof.
(b)    In the event that amounts distributed under Section 2.4(a) as of the last Payment Date of each calendar month are insufficient for payment of the amounts set forth in Section 2.4(a)(iv), (v), (vi) or (vii) for all of the Payment Dates in such calendar month, Borrower shall pay an amount equal to the extent of such insufficiency (i) through a Revolving Advance hereunder on such date of determination, or (ii) if insufficient Availability or another failure of a condition precedent to an Advance then exists, from a wire transfer of immediately available funds by Borrower within two (2) Business Days of request by Agent. Agent shall distribute any such payment received by it for the account of any Lender to the appropriate Lender in accordance with the terms hereof.
(c)    Notwithstanding anything to the contrary contained in this Section 2.4, following the occurrence and during the continuance of an Event of Default, Agent shall have the immediate right to direct and to apply all funds in the Collateral Account, and any other Scheduled Payments, prepayments and other amounts received of every description payable to Borrower with respect to the Collateral, to the Obligations in such order and in such manner as Agent shall elect in its sole discretion, provided, that so long as the Servicer shall not have been terminated in accordance with the Servicing Agreement, it shall be entitled to priority payment of amounts due to it in accordance with Section 2.4(a)(i).
(d)    Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document, all to the extent permitted by law. Each Advance shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. All other amounts outstanding under the Loan and all other Obligations under the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.
2.5    Voluntary Prepayments
(a)    Except as set forth in Section 2.5(b) below, the Loan may be prepaid only through the collections of Available Amounts and any other amounts with respect to the Participation Interests and the Receivables.
(b)    Subject to Section 3.5, Borrower may voluntarily prepay, in whole but not in part, the entire outstanding principal balance of all Obligations plus, whether by reason of acceleration or otherwise, any accrued and unpaid interest and any unpaid fees or expenses related thereto and terminate this Agreement and all Revolving Loan Commitments at any time after (but not before) the Lockout Termination Date, provided, that Borrower shall have identified such prepayment date (the “Prepayment Date”) and given Agent not less than fifteen (15) calendar days’ prior written notice in advance of such proposed Prepayment Date. Notwithstanding anything herein to the contrary, if outstanding principal balance of the Obligations is prepaid, in whole or in part, by the Borrower or its Affiliates prior to the Lockout Termination Date (whether by acceleration or otherwise), Borrower shall be liable for the Exit Additional Interest calculated and an amount equal to the aggregate amount of interest and fees that would have been due to Agent and the Lenders, for the period from and after the date of such prepayment to and including the Lockout Termination Date at the Default Rate as of the date of such prepayment assuming the balance of the Loan as of the date of such prepayment is equal to the Maximum Loan Amount, which Exit Additional Interest and other amounts shall be paid concurrently with such prepayment or repayment, provided, that if such prepayment occurs following acceleration of the Obligations due to a Change of Control that has not been consented to in writing by Agent prior to the consummation thereof, such Exit Additional Interest shall be calculated without regard to the Default Rate. For the avoidance of doubt, notwithstanding anything otherwise in this Agreement to the contrary, the Loan may not be voluntarily prepaid by Borrower prior to the Lockout Termination Date.
2.6    Mandatory Prepayments
In addition to and without limiting any provision of any Loan Document:
(a)    If a Change of Control occurs that has not been consented to in writing by Agent prior to the consummation thereof, on or prior to the first Business Day following the date of such Change of Control, Borrower shall, at the option of Agent, prepay the Loan and all other Obligations (other than, indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in full in cash together with accrued interest thereon to the date of such prepayment and all other amounts owing to Agent and Lenders under the Loan Documents, including, without limitation the Exit Additional Interest and an amount equal to the aggregate amount of interest and fees that would have been due to Agent and the Lenders, for the period from and after the date of such Change of Control and including the Lockout Termination Date at the Default Rate as of the date of such Change of Control assuming the balance of the Loan as of the date of such Change of Control is equal to the Maximum Loan Amount (collectively, the “Aggregate Payoff Amount”).
(b)    If Borrower, in any transaction or series of related transactions, (i) sells any Participation Interest, Bank Partner Receivable, Receivable or other material assets or other properties, (ii) sells or issues any equity or debt securities, Equity Interests or other ownership interests (other than deemed capital contributions by Intermediate SPE to Borrower pursuant to and in accordance with the Tier II Purchase and Sale Agreement) or (iii)  incurs any Indebtedness except for Permitted Indebtedness (each, a “Non-Approved Transaction”), then in each case, it shall deposit 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending)) of the cash proceeds thereof (net of reasonable transaction costs and expenses and taxes) to the Collateral Account and the amount then due and owing as of the occurrence of such Non-Approved Transaction shall be the Aggregate Payoff Amount (calculated at the Default Rate as of the date of the occurrence of such Non-Approved Transaction).
(c)    In no event shall the sum of the aggregate outstanding principal balance of the Loan exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Loan Amount. If at any time and for any reason, the outstanding unpaid principal balance of the Loan exceeds the Maximum Loan Amount, Borrower shall promptly, and in any event within five (5) Business Days, without the necessity of any notice or demand, whether or not a Default or Event of Default has occurred or is continuing, prepay the principal balance of the Loan in an amount equal to the difference between the then aggregate outstanding principal balance of the Loan and the Maximum Loan Amount. If at any time and for any reason, the outstanding unpaid principal balance of the Loan exceeds the Borrowing Base (including due to a reduction in the Receivable Balance of any Participation Interest or Receivable, as a result of any previously Eligible Receivable thereafter failing to meet the eligibility criteria and becoming an Ineligible Receivable or any reduction in the Advance Rate, then Borrower shall without the necessity of any notice or demand, whether or not a Default or Event of Default has occurred or is continuing, either (x) prepay the principal balance of the Loan in an amount equal to the difference between the then aggregate outstanding principal balance of the Loan and the Borrowing Base or (y) increase the Receivable Balance of the Eligible Receivables pledged to Agent in accordance with this Agreement so that the Borrowing Base is equal to or exceeds the then outstanding principal balance of the Loan. The pledge and delivery to Agent of additional Eligible Receivables shall comply with the document delivery requirements set forth in Sections 2.9 and 4.2 of this Agreement, as applicable, and shall be accompanied by a Borrowing Base Certificate from Borrower that demonstrates that after giving effect to the pledge to Agent of such additional Eligible Receivables, the outstanding unpaid principal balance of the Loan is equal to or less than the Borrowing Base.
2.7    Payments by Agent; Protective Advances
(a)    Should any amount required to be paid by the Borrower under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for an Advance under the Loan as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of itself and the Lenders, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.4 without necessity of any demand whether or not a Default or Event of Default has occurred or is continuing. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid indefeasibly in cash, the Revolving Loan Commitments have been terminated and this Agreement has been terminated. Any sums expended or amounts paid by Agent and/or Lenders as a result of Borrower’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Loan and added to the Obligations.
(b)    Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, but not any obligation, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) discharge (at the Borrower’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral, including any underlying collateral securing any Participation Interest or Receivable; or (ii) make any other payment (at the Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, or any underlying collateral securing any Participation Interest or Receivable (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”). Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the lesser of (x) the Calculated Rate or (y) the Maximum Rate from the date the Protective Advance is paid by Agent until it is repaid, provided, that if such Protective Advance was made during the continuance of an Event of Default or if the event giving rise to such Protective Advance matures into an Event of Default hereunder, the interest rate charged on such Protective Advance shall be increased by the Default Rate and shall be calculated from the date such Protective Advance is paid by Agent until it is repaid. No Protective Advance by Agent shall be construed as a waiver by Agent, or any Lender of any Default, Event of Default, or any of the rights or remedies of Agent or any Lender.
2.8    Grant of Security Interest; Collateral
(a)    To secure the payment and performance of the Obligations, Borrower hereby grants to Agent, for the benefit of itself and the other Lenders, a valid, perfected and continuing first priority Lien upon all of Borrower’s right, title, and interest, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to, and under all of Borrower’s assets (collectively, the “Collateral”), including, but not limited to: (i) all Participation Interests and all Receivables and all amounts due or to become due under the Participation Interests and Receivables, (ii) all of Borrower’s rights, with respect to the Bank Partner Receivables, the Receivables and all Portfolio Documents related thereto and all rights, remedies, powers, privileges, and claims under such Portfolio Documents, (iii) the Collateral Account, the Operating Account, all Available Amounts and all funds and other property credited to the Collateral Account or the Operating Account, (iv) the Tier II Purchase and Sale Agreement, the Servicing Agreement, the Backup Servicing Agreement and all rights, remedies, powers, privileges, and claims under those contracts, (v) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, Deposit Accounts (as defined in Article 9 of the UCC), Investment Property, letters of credit, Letter-of-Credit Rights, Contract Rights, Contracts, Supporting Obligations, Equipment, Inventory, Fixtures, Computer Hardware, Software, securities, Permits, intellectual property, and oil, gas and other minerals; (vi) all other personal property and other types of property of Borrower, (vii) 100% of Intermediate SPE’s equity interest in Borrower, and (viii) all Proceeds of all of the foregoing and all other types of property of Borrower. Notwithstanding the foregoing, “Collateral” shall not include any Retained Interest owned by a Bank Partner.
(b)    Borrower shall promptly notify Agent of any Commercial Tort Claims related to any Collateral in which Borrower has an interest arising after the Closing Date and shall provide all necessary information concerning each such Commercial Tort Claim and take all necessary action with respect thereto to grant and perfect a first priority Lien thereon in favor of Agent for the benefit of itself and the other Lenders.
(c)    Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority Lien on the Collateral pursuant to this Agreement, subject to Permitted Liens. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Agent will have a valid and first priority perfected Lien on all Receivables and Participation Interests, and, to the extent such Lien may be perfected by filing under Article 9 of the UCC, all other Collateral, in each case, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens. As of the Closing Date, no financing statement naming Borrower as debtor and describing any of the Collateral is on file in any public office except those naming Agent as secured party and those related to the Permitted Liens. As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.8.
(d)    Borrower hereby authorizes Agent to prepare and file financing statements, without copies provided to the Borrower, with all appropriate jurisdictions to perfect or protect the Agent’s, on behalf of the Lenders, security interest or rights hereunder, and to take such other action as may be required, in Agent’s sole judgment, in order to perfect and to continue the perfection of Agent’s Lien on the Collateral, for the benefit of itself and the other Lenders, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Lender under the UCC. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Agent’s sole discretion.
(e)    For the avoidance of doubt, no Collateral shall be released (except as otherwise specifically set forth herein) until the repayment in full of all of the Obligations (including, without limitation, any Additional Interest).
2.9    Collateral Administration
(a)    All tangible Collateral (except Collateral in the possession of Verification Agent, Backup Servicer or Agent) will at all times be kept by Borrower or Servicer at the locations set forth on Schedule 5.17B hereto, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States. Borrower hereby agrees to deliver (i) to the Servicer or, upon the request of the Agent, to the Agent, on or prior to the date of each Revolving Advance, copies of the Portfolio Documents for each Receivable that is to be added to the Collateral in connection with such Revolving Advance and (ii) at all times on and after June 8, 2020, to the Verification Agent, the Verification Deliverables for the Pledged Receivables at the times and in the manner set forth in the Backup Servicing Agreement. From and after the funding of each Advance hereunder, the originals of all Receivables constituting Collateral in respect of such Advance shall, regardless of their location, be deemed to be under Agent’s dominion and control and deemed to be in Agent’s possession. Any of Agent’s officers, employees, representatives or agents shall have the right upon reasonable notice, at any time during normal business hours, in the name of Agent or any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to the Collateral. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. In addition to any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) the Bank Partners that the Participation Interests and Bank Partner Receivables related thereto have been assigned to Agent and (ii) the Account Obligors that the Receivables have been assigned to Agent and, in each case, to collect such Participation Interests, Bank Partner Receivables related thereto and Receivables directly in Agent’s own name, for the benefit of itself and the Lenders, and to charge collection costs and expenses, including attorney’s fees, to Borrower.
(b)    As and when reasonably requested by Agent (and after the occurrence and continuation of an Event of Default, in Agent’s sole discretion), Borrower will perform the searches described in clauses (i) and (ii) below against Borrower, Intermediate SPE and each Seller: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower, Intermediate SPE or a Seller is organized; and (ii) judgment, bankruptcy, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where Borrower, Intermediate SPE or a Seller maintains its executive offices, a place of business or any assets.
(c)    Borrower shall keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit such records to Agent on such periodic basis as Agent may request in its Permitted Discretion. If requested by Agent upon or at any time after the occurrence and during the continuation of an Event of Default, Borrower shall execute and deliver to Agent, formal written assignments of all of its Receivables as Agent may request, together with copies of claims, invoices and/or other information related thereto.
(d)    Borrower shall direct, or shall cause each Bank Partner, the Servicer and Borrower to direct, each Account Obligor to make payments directly to the Stride Collections Account (solely in respect of Bank Partner Receivables originated by Stride Bank), the General Collections Account, the Collateral Account or the Servicer Physical Payment Address.
(e)    In respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is not a transferable record under Applicable Law, Borrower shall deliver to Servicer or, at the request of Agent, Agent (i) the original Portfolio Documents; and (ii) if required by Agent, applications, any related Account Obligor’s acknowledgments and understandings, and other receipts and payment authorization agreements, which shall be delivered, at Borrower’s expense, to Agent at its address set forth herein or as otherwise specified by Agent and, except as otherwise expressly provided herein to the contrary, held in Agent’s custody or, if Agent has so requested, Servicer’s or Verification Agent’s custody until all of the Obligations have been fully satisfied or Agent expressly agrees to release such custody of such documents. In respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a transferable record under Applicable Law, Borrower shall deliver to Agent the control of such transferable electronic record in accordance with Applicable Law (to ensure, among other things, that Agent has a first priority perfected Lien in such Collateral), which shall be delivered, at Borrower’s expense, to Agent at its address as set forth herein or as otherwise specified by Agent and, except as otherwise expressly provided herein to the contrary, held in Agent’s possession, custody, and control until all of the Obligations have been fully satisfied or Agent expressly agrees to release such documents. Alternatively, Agent, in its sole discretion, may elect for the Servicer or Verification Agent or any other agent to accept delivery of and maintain possession, custody, and control of all such documents and any instruments on behalf of Agent during such period of time. Borrower shall identify (or cause any applicable servicing agent to identify) on the related electronic record the pledge of such electronic record by Borrower to Agent.
(f)    Borrower hereby agrees to, and to cause Servicer to, take the following protective actions to prevent destruction of records pertaining to the Collateral: Borrower agrees to create an electronic file of the computerized information regarding the Collateral and to provide Agent and Backup Servicer monthly with a copy of such file (A) no later than fifteen (15) days following the Closing Date and (B) no later than fifteen (15) days following the end of each calendar month following the Closing Date. Subject to the limitations set forth in Section 6.7 of this Agreement, Agent at all times shall have the right to access and review any and all Portfolio Documents in Borrower’s or Servicer’s possession and any and all data and other information relating to Portfolio Documents as may from time to time be input to or stored within Borrower’s or Servicer’s computers and/or computer records including, without limitation, diskettes, tapes and other computer software and computer systems.
2.10    Power of Attorney
Borrower hereby acknowledges and agrees that Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Agent to act as such) with full power of substitution to do the following: (i) upon the occurrence and during the continuation of a Default or Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute collections on the Participation Interests and Receivables; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so); (iii) execute and/or file in the name of Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so); (iv) execute and/or file such documents as may be necessary to register and/or otherwise perfect Agent’s Lien on the Collateral, and (v) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary to enforce, make, create, maintain, continue, enforce or perfect Agent’s security interest, Lien or rights in any Collateral. In addition, if Borrower breaches its obligation hereunder to direct all payments pursuant to Participation Interests, the Receivables or other Accounts or the proceeds of any other Collateral to the General Collections Account, the Collateral Account, or the Servicer, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of the Participation Interests, Receivables or other Accounts or any other Collateral to the Collateral Account or another account designated in writing by Agent.
2.11    Collateral Account
(a)    Collateral Account. Deposits made into the General Collections Account and the Collateral Account shall be limited to amounts deposited therein by each Bank Partner, the Account Obligors, the Servicer and Borrower in accordance with this Agreement, each Multi-Party Agreement, or the Purchase and Sale Agreement, as applicable, and Available Amounts, provided, that amounts relating to receivables other than the Pledged Receivables may be deposited in or credited to the General Collections Account.
(b)    Withdrawals. Agent shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collateral Account, in all events in accordance with the terms and provisions of the Collateral Account Control Agreement, the Monthly Servicing Report and this Agreement. In addition, notwithstanding anything in the foregoing to the contrary, the Servicer may request withdrawals or order transfers of funds from the Collateral Account, to the extent such funds either (i) have been mistakenly deposited into the Collateral Account or (ii) related to items subsequently returned for insufficient funds or as a result of stop payments. In the case of any withdrawal or transfer that the Servicer requests pursuant to the foregoing sentence, the Servicer shall provide Agent with notice of such request of withdrawal or transfer, together with reasonable supporting details, each week on or before the date of such withdrawal or transfer (or in such earlier written notice as may be required by Agent from the Servicer from time to time). Borrower shall cause each Bank Partner and the Servicer to deposit all proceeds of the Collateral processed by each to the Collateral Account within two (2) Business Days of receipt. On each Payment Date, amounts in the Collateral Account shall be applied to make the payments and disbursements described in Section 2.4 and this Section 2.11.
(c)    Irrevocable Deposit. Any deposit made into the Collateral Account hereunder shall, except as otherwise provided herein, be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Collateral Account hereunder and all interest thereon shall be held in trust by the Agent and applied solely as provided herein.
2.12    Exclusive Right to Finance.
At any time prior to the expiration of the Revolving Credit Period that the outstanding principal balance of the Loans is less than $200,000,000, Agent and Lenders shall have the exclusive right to finance (i.e. Borrower, Intermediate SPE, Sellers, Servicer, each Indemnity Guarantor and each of their respective Affiliates shall not be permitted to incur any Indebtedness to any third party secured by assets of a type similar to the Receivables pledged as Collateral hereunder that would be Eligible Receivables hereunder) all Eligible Receivables originated, acquired or held by Borrower, Intermediate SPE, Sellers, Servicer, Indemnity Guarantor and/or each of their respective Affiliates on substantially the same terms and conditions set forth in this Agreement.
III.    FEES AND OTHER CHARGES
3.1    Computation of Fees; Lawful Limits
All fees hereunder shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the Maximum Rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.
3.2    Default Rate of Interest
Upon the occurrence and during the continuation of an Event of Default, the Calculated Rate of interest then in effect at such time with respect to the Obligations shall be increased by two and one half of one percent (2.5%) per annum (subject to the Maximum Rate) (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.
3.3    Increased Costs; Capital Adequacy
(a)    If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender on demand such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time Borrower will pay to such Lender on demand such additional amount or amounts as will compensate such Lender’s or such Lender’s holding company, as applicable, for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in Sections 3.3(a) and (b), shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender on demand the amount shown as due on any such certificate pursuant to Section 2.4 of this Agreement.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.3 for any increased costs or reductions incurred more than 180 days prior to the date such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Anything contained herein to the contrary notwithstanding, in the event that: (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is entitled to receive payments under this Section 3.3, (ii) the circumstances which have caused such Lender to be entitled to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal, the Agent may, if requested by the Borrower in writing, which notice shall identify a Replacement Lender (as defined below) by giving written notice to Increased-Cost Lender and Agent of the Borrower’s election to do so, instruct such Increased-Cost Lender to assign its outstanding Loan in full to one (1) or more new lenders acceptable to Agent in its sole discretion (each a “Replacement Lender”) in accordance with, and subject to the provisions of, Section 12.2; provided, on the date of such assignment, the Replacement Lender shall pay to such Increased-Cost Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Increased-Cost Lender.
3.4    Additional Interest
On the first Payment Date of each calendar month on or prior to the last day of the Revolving Credit Period (and on a pro-rata basis for the first Payment Date of the first calendar month immediately following the last day of the Revolving Credit Period), Borrower shall pay to Agent, for the benefit of Lenders, with respect to the prior calendar month, period occurring since the immediately prior Payment Date (or, with respect to the first Payment Date, for the period occurring since the Closing Date) as additional interest:
(i)    an amount equal to the product of (a) one half of one percent (0.50%) multiplied by (b) the difference between the Maximum Loan Amount and the Average Daily Balance for such period, multiplied by (c) the actual number of days in such period, divided by (d) 360 (the “Unused Additional Interest”); and
(ii)    if, as of the end of the immediately preceding calendar month (other than the calendar month immediately preceding the initial Payment Date), the Utilization Ratio is less than the Minimum Utilization Ratio for such calendar month, an amount equal to (a) the Calculated Rate multiplied by (b) the difference of (i) the product Minimum Utilization Ratio multiplied by the Maximum Facility Amount, minus (ii) the Average Daily Balance for such calendar month, multiplied by (c) the actual number of days in such period, divided by (d) 360 (the “Minimum Utilization Additional Interest” and together with the Unused Additional Interest, collectively, the “Additional Interest”), provided, however, that prior to the Advance Rate Increase Date, so long as the Maximum Loan Amount is $200,000,000, the Minimum Utilization Additional Interest shall be equal zero with respect to any calendar month for which the Average Daily Balance equals or exceeds (i) for the first twelve (12) months following the Closing Date, $35,000,000 and (ii) for each month thereafter, $70,000,000.
For the avoidance of doubt, if the Minimum Utilization Additional Interest is paid on any Payment Date, the Borrower shall not be required to pay any Unused Additional Interest solely with respect to the total amount of additional principal balance of the Loan that would have needed to be outstanding in order to cause the Utilization Ratio to be equal to Minimum Utilization Ratio for the correlative time period.
3.5    Exit Additional Interest
Upon the repayment in full of the principal amount of the Loan and the termination of all of the Revolving Loan Commitments, pursuant to either a voluntary prepayment under Section 2.5(b) after the then-applicable Lockout Termination Date or a mandatory prepayment under Section 2.6, Borrower shall pay to Agent, for the benefit of Lenders, as liquidated damages, not as a penalty, (i) if such prepayment occurs on or prior to September 8, 2021, an amount equal to three percent (3.0%) multiplied by the Maximum Loan Amount, (ii) if such prepayment occurs after September 8, 2021 and on or prior to March 8 2022, an amount equal to two percent (2.0%) multiplied by the Maximum Loan Amount and (iii) if such prepayment occurs after March 8, 2022, an amount equal to zero (the “Exit Additional Interest”), provided, that if the Participation Interest Sale Date has not occurred on or before December 31, 2020, the Exit Additional Interest at all times on and after January 1, 2021 shall be an amount equal to zero.
3.6    Administration Fee
On the Closing Date and on the first Payment Date of each subsequent calendar quarter until the repayment in full of all Obligations (and on a pro-rata basis for such calendar quarter as of the date of such repayment in full of all Obligations), Borrower shall pay to Agent, for its own account and benefit, a non-refundable, fully-earned administration fee (the “Administration Fee”) equal to $12,500.
3.7    Original Issue Discount
(a)    In connection with the initial Revolving Advance, Borrower agrees that the funded amount of such initial Revolving Advance shall be reduced by an original issue discount equal to the product of 1.0% multiplied by the Maximum Loan Amount as in effect on the Closing Date (the “Initial OID”), which Initial OID shall be retained by the Agent, for the benefit of the Lenders, provided, that for the avoidance of doubt, Borrower agrees that, notwithstanding such deduction from the funded amount of the initial Revolving Advance, Borrower remains liable to pay (a) the full principal amount of such Revolving Advance (inclusive of such Initial OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Revolving Advance (inclusive of such Initial OID), without giving effect to such deduction.
(b)    In connection with any increase of Maximum Loan Amount in connection with any increase of the Commitments hereunder (including, without limitation, on the Commitment Increase Date), Borrower agrees that the funded amount of Revolving Advances advanced after the date of increase shall be reduced by an original issue discount equal to the product of 1.0% multiplied by the increase in the Maximum Loan Amount that is effective on the such date of increase (each such original issue discount, an “Increase OID”), which Increase OID shall be retained by the Agent, for the benefit of the Lenders, provided, that for the avoidance of doubt, Borrower agrees that, notwithstanding such deduction from the funded amount of the such subsequent Revolving Advances, Borrower remains liable to pay (a) the full principal amount of such Revolving Advance (inclusive of such Increase OID), without giving effect to such deduction, which shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date and (b) accrued interest shall be payable on the full outstanding principal amount of such Revolving Advance (inclusive of such Increase OID), without giving effect to such deduction.
3.8    Taxes
(a)    Subject to Section 3.8(g), any and all payments by or on account of any obligations of Borrower to each Lender or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority, excluding, in the case of each Lender and Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income, overall receipts or total capital of such Lender or Agent, respectively, by the jurisdiction in which such Lender or Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof, (ii) any branch profits taxes imposed by the United States of America and (iii) any taxes imposed solely by reason of Agent’s or such Lender’s place of organization or Lending Office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes” for the purposes of this Section 3.8).
(b)    In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
(c)    Subject to Section 3.8(g), Borrower shall indemnify and hold harmless each Lender and Agent for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.8) paid or payable by such Lender or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue both after the 180th day after the receipt by Agent or such Lender of written notice of the assertion of such Taxes or Other Taxes and before the date that Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 3.8(l)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within 10 days from the date any Lender or Agent makes written demand therefor.
(d)    If Borrower shall be required by Applicable Law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to Section 3.8(g):
(i)    the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.8), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;
(ii)    Borrower shall make such deductions; and
(iii)    Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(e)    Borrower shall furnish to Agent (and the applicable Lender) a receipt evidencing payment by Borrower of Taxes or Other Taxes to a Governmental Authority promptly, but in any event within three (3) Business Days, after obtaining such receipt, or other evidence of payment satisfactory to Agent (and the applicable Lender) within ten (10) days after the date of any payment by Borrower of Taxes or Other Taxes to a Governmental Authority.
(f)    Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) shall deliver to Borrower and Agent (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing Forms W-8BEN, W-8BEN-E or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code of Borrower, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower), with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties. Each Non-U.S. Lender shall promptly notify Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Lender is legally unable to deliver. Each Lender who makes an assignment pursuant to Section 12.2 where the assignment and assumption agreement is not delivered to Borrower shall indemnify and agree to hold Agent, Borrower and the other Lenders harmless from and against any United States federal withholding tax, interest and penalties that would not have been imposed but for (i) the failure of the Affiliate that received such assignment under Section 12.2 to comply with this Section 3.8(f) or (ii) the failure of such Lender to withhold and pay such tax at the proper rate in the event such Affiliate does not comply with this Section 3.8(f) (or complies with this Section 3.8(f) but delivers forms indicating it is entitled to a reduced rate of such tax). Upon Borrower’s reasonable request, any Lender that is a U.S. Lender shall deliver to Borrower and Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is entitled to receive any and all payments under this Agreement and each other Loan Document free and clear from withholding of United States federal income taxes and (ii) such other reasonable documentation as will enable Borrower and/or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 3.8(f) and Section 3.8(h), and shall make the representations and warranties set forth in clauses (A) – (F) above, provided that the obligations of such Participant, pursuant to this Section 3.8(f) and Section 3.8(h), shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
(g)    Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 3.8(d) to any Lender or Agent or to indemnify any Lender or Agent pursuant to Section 3.8(c) to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 3.8(f) for any reason; (ii) with respect to a Lender, the obligation to withhold amounts with respect to United Stated Federal income tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a Lending Office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; provided, however, that this clause (ii) shall not apply to the extent the additional amounts any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the additional amounts that the Person making the transfer, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; (iii) the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision; provided, however, nothing contained in this clause (iii) shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting; (iv) such Lender is claiming an exemption from withholding of United States Federal income tax under Sections 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (A) – (F) of Section 3.8(f); or (v) such Taxes are U.S. federal withholding Taxes imposed under FATCA.
(h)    Each Non-U.S. Lender agrees to provide Borrower and the Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under Applicable Law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes. If, at any time, Borrower requests any Lender to deliver any such additional forms or other documentation, then Borrower shall, on demand of such Lender through Agent, reimburse such Lender for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.
(i)    If Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 3.8, then such Lender or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower or to designate a Lending Office from a different jurisdiction (if such a Lending Office exists) so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Agent.
(j)    If Agent or a Lender, in its reasonable judgment, receives a refund of or reduction of its taxes resulting from the payment of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.8, it shall promptly pay to Borrower an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.8 with respect to the Taxes or Other Taxes giving rise to such refund or reduction) and any interest paid by the relevant Governmental Authority with respect to such refund or reduction, provided, that Borrower, upon the request of Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund or reduction to such Governmental Authority.
(k)    Notwithstanding anything herein to the contrary, if Agent is required by law to deduct or withhold any Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Lender by Borrower or Agent, the Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.
(l)    Any Lender claiming reimbursement or compensation pursuant to this Section 3.8 shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.
The agreements and obligations of Borrower in this Section 3.8 shall survive the payment of all other Obligations.
IV.    CONDITIONS PRECEDENT
4.1    Conditions to Closing
The obligations of Agent and Lenders to consummate the transactions contemplated herein and the obligations of Lenders to make the initial Revolving Advance under the Loan are subject to the satisfaction (or waiver), in the sole judgment and discretion of Agent, of the following:
(a)    (i) Borrower shall have delivered to Agent (A) if requested by any Lender, a Note payable to such Lender in an aggregate amount equal to the Revolving Loan Commitment of such Lender, (B) the other Loan Documents to which it, any Indemnity Guarantor or Affiliate of Borrower or Indemnity Guarantor is a party, each duly executed by a Responsible Officer of Borrower and the other parties thereto, and (C) a Borrowing Base Certificate for the initial Revolving Advance, executed by a Responsible Officer of Borrower, and (ii) each other Person shall have delivered to Agent the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto;
(b)    all in form and substance satisfactory to Agent in its sole discretion, Agent shall have received (i) a report of UCC financing statement, bankruptcy, tax and judgment lien searches performed with respect to Borrower, Intermediate SPE and Sellers in each jurisdiction determined by Agent in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens to be released on or prior to the Closing Date), (ii) each document (including, without limitation, any UCC financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Lenders, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;
(c)    Agent shall have received (i) the Charter and Good Standing Documents of Borrower, Intermediate SPE, Seller and each Indemnity Guarantor that is not a natural Person all in form and substance acceptable to Agent in its sole discretion, (ii) a certificate of the secretary or assistant secretary of Borrower, Intermediate SPE, each Seller and each Indemnity Guarantor that is not a natural Person in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Agent in its sole discretion, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Agreement have been satisfied;
(d)    Agent shall have received (i) the written legal opinion of Borrower’s outside legal counsel regarding certain customary closing matters, (ii) the written legal true-sale opinion of Borrower’s outside legal counsel, and (iii) the written non-consolidation opinion of Borrower, Intermediate SPE, each Seller and each Indemnity Guarantor that is not a natural Person, each in form and substance satisfactory to Agent, in its sole discretion, and its counsel;
(e)    Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Agent in its sole discretion (each, a “Solvency Certificate”), certifying (i) the solvency of Borrower, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and Indebtedness: (A) the assets of Borrower, individually and on a consolidated basis, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;
(f)    Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, in its sole discretion, of Borrower, Intermediate SPE, each Seller, Servicer and Indemnity Guarantor, including, without limitation, (i) an examination of background checks with respect to the managers, officers and owners of Borrower, Intermediate SPE, each Seller, Servicer and Indemnity Guarantor and (ii) an examination of the Collateral, and Borrower shall have demonstrated to Agent’s satisfaction, in its sole discretion, that (x) the forms of Portfolio Documents comply, in all respects deemed material by Agent, in its sole discretion, with all Applicable Law and (y) no operations of Borrower, Intermediate SPE, each Seller, Servicer or Indemnity Guarantor are the subject of any governmental investigation, evaluation or any remedial action which would be reasonably expected to result in it being unable to perform its obligations in connection with these transactions, and (z) Borrower has no liabilities or obligations (whether contingent or otherwise) that are deemed material by Agent, in its sole discretion;
(g)    Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the initial Revolving Advance) all amounts, entitlements, fees, charges and expenses due and payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;
(h)    all in form and substance satisfactory to Agent, in its sole discretion, Agent shall have received such consents, approvals and agreements from such third parties (including each Bank Partner and, to the extent necessary, their respective lenders) as Agent and its counsel shall determine in their sole discretion are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) agreements, documents or instruments to which Borrower or any Bank Partner is a party or by which any of its properties or assets are bound or subject;
(i)    all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of the Borrower) shall be satisfactory to Agent in its sole discretion;
(j)    no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations of Borrower, Intermediate SPE, each Seller, Servicer or Indemnity Guarantor, if any, under any material contract, and Borrower, Intermediate SPE, each Seller, Servicer and Indemnity Guarantor shall be in material compliance with Applicable Law, and there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;
(k)    none of Borrower, Intermediate SPE, each Seller, Servicer nor Indemnity Guarantor or any of their respective Subsidiaries nor any of their respective principal or key management personnel shall have been indicted or is under active investigation by a U.S. Attorney for a felony crime;
(l)    Agent shall have received evidence of the release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);
(m)    Agent shall have received evidence to the effect that Borrower and Servicer have caused the portions of the computer files relating to the Receivables and other Collateral pledged to the Agent on the Closing Date to be clearly and unambiguously marked to indicate that such Receivables constitute part of the Collateral pledged by the Borrower in accordance with the terms of the Loan Documents;
(n)    Agent shall have received a true, correct and complete copy of each Purchase and Sale Agreement and each Bank Partner Program Agreement; and
(o)    such other documents and items as Agent deems necessary, in its sole discretion.
4.2    Conditions to Initial Revolving Advance and Subsequent Revolving Advances
(a)    The obligations of Lenders to make any Revolving Advances, including, but not limited to, the initial Revolving Advance, are subject to the satisfaction (or waiver), in the sole judgment of Agent, of the following:
(i)    Borrower shall have delivered to Agent, not later than 1:00 p.m. (New York City time) two (2) Business Days prior to the proposed date for such requested Revolving Advance, a request for advance in the form of Exhibit F hereto (a “Request for Revolving Advance”), and a Borrowing Base Certificate for such Revolving Advance with necessary supporting documentation executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 4.2, have been satisfied;
(ii)    Borrower shall own, after payment of the purchase price pursuant to the Purchase and Sale Agreement, the Receivables to be financed by such Revolving Advance;
(iii)    at any time on or after June 8, 2020, if and to the extent required under the Backup Servicing Agreement, Verification Agent shall have received the Verification Deliverables with respect to the Receivables included in the calculation of the Borrowing Base in relation to such Revolving Advance and shall have issued and delivered to Agent a Verified Receivables Report;
(iv)    each of the representations and warranties made by Borrower or any Affiliate of the Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to the making of such Revolving Advance (except for those representations and warranties made as of a specific date), Borrower and each Affiliate of the Borrower shall be in compliance with all covenants, agreements and obligations under the Loan Documents, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Revolving Advance on such date;
(v)    no Receivables to be financed with such Revolving Advance are subject to a Regulatory Trigger Event that has occurred or is continuing or would exist after giving effect to the requested Revolving Advance;
(vi)    immediately after giving effect to the requested Revolving Advance, the aggregate outstanding principal amount of Advances under the Loan shall not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Borrowing Base;
(vii)    there shall be no Indebtedness (other than as permitted pursuant to this Agreement and the other Loan Documents) with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, could reasonably be likely to have or result in a Material Adverse Effect;
(viii)    Agent shall have received all amounts, entitlements, fees, charges and expenses to the extent due and payable to Agent and Lenders on or prior to such date pursuant to the Loan Documents;
(ix)    since the Closing Date, there shall not have occurred any Material Adverse Change;
(x)    to the extent that any Bank Partner Receivables originated pursuant to the Stride Bank Program Agreements are included in the Receivables to be financed with such Revolving Advance, the Stride Multi-Party Agreement shall have been entered into and remain in full force and effect; and
(xi)    all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.
(b)    Promptly following receipt of a Request for Revolving Advance in accordance with Section 4.2(a) and all other deliverables described therein, Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Advance to be made as a part of the requested Advance. Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m. (New York City time) to the account of Agent most recently designated by it for such purpose by notice to Lenders. Unless Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to Agent such Lender’s share of such Advance, Agent may assume that such Lender has made such share available on such date in accordance with the previous sentence and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In lieu of the foregoing, Agent may, on behalf of any Lender, or any other Lender may, upon the request of the Agent, make Advances hereunder upon satisfaction of the provisions of Section 4.2(a). Each Lender shall, upon demand, reimburse Agent for such Lender’s Pro Rata Share of each such Advance. In such event, if a Lender has not in fact made its share of the applicable Advance available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at the Calculated Rate. If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Pro Rata Share of such Advance. No Lender shall be obligated to make an Advance on behalf of another Lender.
(c)    Agent, Lenders and Borrower hereby agree that upon funding of any Revolving Advance, the Borrowing Base Certificate prepared by Borrower and approved by Agent shall automatically supplement and add the Participation Interests and Receivables described therein to any Participation Interests and Receivables described in any previously-delivered Borrowing Base Certificate and shall constitute Collateral for purposes of this Agreement.
V.    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants, as of the Closing Date and as of the date of any Request for Revolving Advance and the making of each Revolving Advance, as follows:
5.1    Organization and Authority
Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization. Borrower (a) has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (b) is duly qualified to do business in the jurisdictions set forth on Schedule 5.1, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect. Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to acquire the Participation Interests, the Receivables and other Collateral under the Bank Partner Program Agreements and the Purchase and Sale Agreements, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. No Curo Entity is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor controlled by such an “investment company.” No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law. The Loan and the rights granted to the Agent and Lenders pursuant to the Loan Documents do not represent an “ownership interest” in a “covered fund” under the Volcker Rule, provided, that no representation is being made with respect to prospective or actual foreclosure by the Agent or the Lenders on the Equity Interests in Borrower pursuant to the Pledge Agreement.
5.2    Loan Documents
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation by Borrower of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by Borrower; (b) do not violate any provisions of (i) any Applicable Law in any material respect, (ii) any order of any Governmental Authority binding on Borrower or any of its respective properties, or (iii) the limited liability company agreement (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any material indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which could reasonably be expected to be, have or result in a Material Adverse Effect; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (e) except for filings in connection with the perfection of Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained. When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity). The Tier I Purchase and Sale Agreement is the only agreement pursuant to which Intermediate SPE purchases the Participation Interests and the Receivables. The Tier II Purchase and Sale Agreement is the only agreement pursuant to which the Borrower purchases the Participation Interests and the Receivables and the related Collateral. The Borrower has furnished to the Agent a true, correct and complete copy of each Purchase and Sale Agreement. The purchase by Intermediate SPE under the Tier I Purchase and Sale Agreement constitutes a true sale at a fair market valuation enforceable against creditors of the Sellers and is not merely a financing or extension of credit. The Bank Partner Program Agreements are the only agreements pursuant to which the applicable Seller purchases the Participation Interests and the related Collateral. The Borrower has furnished to the Agent a true, correct and complete copy of the Bank Program Partner Agreements. The purchases by the applicable Seller under the Bank Program Partner Agreements constitute a true sale at a fair market valuation enforceable against creditors of the relevant Bank Partner and is not merely a financing or extension of credit.
5.3    Subsidiaries, Capitalization and Ownership Interests
Borrower has no Subsidiaries as of the Closing Date. 100% of the outstanding Equity Interests in the Borrower are directly owned (both beneficially and of record) by Intermediate SPE. 100% of the outstanding Equity Interests in the Borrower are directly owned (both beneficially and of record) by Sellers. The outstanding ownership or voting interests of Borrower have been duly authorized and validly issued. Schedule 5.3 lists the outstanding Equity Interests of CFTC, Intermediate SPE, each Seller and Borrower as of the Closing Date and the managers or managing members or directors of Intermediate SPE, Borrower, each Seller and Servicer as of the Closing Date. Borrower does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person. Intermediate SPE will only purchase Participation Interests, Receivables and other Collateral pursuant to the Tier I Purchase and Sale Agreement with the Sellers. Borrower will only purchase Participation Interests, Receivables and other Collateral pursuant to the Tier II Purchase and Sale Agreement with Intermediate SPE.
5.4    Properties
Borrower is the lawful owner of, and has good title to, each Participation Interest and each Receivable, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).
5.5    Other Agreements
Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect, or (c) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business. Except as set forth on Schedule 5.5 and Schedule 5.15, there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of its respective Affiliates or any other officers, managers, managing members, members, directors, stockholders or employees or any member of their respective immediate families.
5.6    Litigation
Borrower is not a party to any material pending or threatened action, suit, proceeding or investigation related to its respective business, (b) there is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or investigation involving Borrower or its business that could reasonably be expected to prevent or materially delay the consummation by Borrower of the transactions contemplated herein, (c) Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, (d) there is no action, suit, proceeding or investigation initiated by Borrower currently pending and (e) Borrower does not have any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor (except with respect to taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings timely instituted and diligently pursued and with respect to which Borrower has set aside adequate reserves on its books in accordance with GAAP and which proceedings have not given rise to any Lien).
5.7    Tax Returns; Taxes
Borrower has timely filed or caused to be timely filed all federal, state local and foreign tax returns which are required to be filed by Borrower, and has paid or caused to be paid all taxes due and owing by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings timely instituted and diligently pursued and with respect to which Borrower has set aside adequate reserves on its books in accordance with GAAP and which proceedings have not given rise to any Lien.
5.8    Financial Statements and Reports
All financial statements and financial information relating to Borrower or Seller that have been or may hereafter be delivered to Agent by Borrower or Seller (a) are consistent with the books of account and records of Borrower and Seller, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower and Seller at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. Neither Borrower nor Seller has any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect.
5.9    Compliance with Law
Borrower (a) is in compliance with all Applicable Law, and (b) are not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect. Borrower has not received any notice that Borrower is not in material compliance in any respect with any of the requirements of any of the foregoing. None of Borrower, Intermediate SPE, any Seller, Servicer, Indemnity Guarantor or any of their respective ERISA Affiliates has established or maintains or contributes (or has an obligation to contribute) to, or otherwise has any liability with respect to, any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code. Borrower has maintained in all material respects all records required to be maintained by any applicable Governmental Authority. Since its formation, Borrower has not engaged, directly or indirectly, in any business other than the activities set forth herein and in the Tier II Purchase and Sale Agreement and the Loan Documents.
5.10    Intellectual Property
Borrower does not own, license, utilize, and is not a party to, any patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights, domain name registrations, copyright applications, trade secrets, trade names, software (other than mass marketed, commercially available software) or licenses or other registrations or applications for registration of intellectual property. Borrower is not in breach of or default under the provisions of any license agreement, domain name registration or other agreement related to intellectual property, which breach or default would reasonably be expected to be, have or result in a Material Adverse Effect.
5.11    Licenses and Permits; Labor
Borrower is in compliance with and has all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of its business as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof could not reasonably be expected to be, have or result in a Material Adverse Effect. All Permits necessary or required by Applicable Law or Governmental Authority for the operation of Borrower’s business are in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect. Borrower has not been involved in any labor dispute, strike, walkout or union organization which could reasonably be expected to be, have or result in a Material Adverse Effect. The Borrower does not have any employees.
5.12    No Default; Solvency
There does not exist any Default or Event of Default. Borrower is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of the Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and no unreasonably small capital base exists with respect to Borrower.
5.13    Disclosure
No Loan Document nor any other agreement, document, certificate, or statement furnished to Agent and Lenders and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to Borrower which has not been disclosed to Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect.
5.14    Existing Indebtedness; Investments, Guarantees and Certain Contracts
Borrower does not (a) have any outstanding Indebtedness, except Permitted Indebtedness under the Loan Documents, or (b) own or hold any equity or long-term debt investments in, or have any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person, except as set forth on Schedule 5.14.
5.15    Affiliated Agreements
Except with respect to the Tier II Purchase and Sale Agreement and the other Loan Documents and as set forth on Schedule 5.15, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower, on the one hand, and Borrower’s members, managers, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Borrower’s Affiliates or any members of their respective families, on the other hand.
5.16    Insurance
As of the Closing Date, Borrower has in full force and effect such insurance policies as are listed on Schedule 5.16.
5.17    Names; Location of Offices, Records and Collateral; Deposit Accounts and Investment Property
Neither Borrower nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.17A. Borrower is (or Borrower’s predecessors were) the sole owner(s) of all of its names listed on Schedule 5.17A, and any and all business done and invoices issued in such names are Borrower’s (or any such predecessors’) sales, business and invoices. Borrower maintains, and during the preceding five (5) years, its predecessors maintained, respective places of business and chief executive offices only at the locations set forth on Schedule 5.17B or, after the Closing Date, as additionally disclosed to Agent in writing, and all Receivables of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall be only, in and at such locations (other than (i) Deposit Accounts, and (ii) Collateral in the possession of Agent, the Verification Agent, the Backup Servicer or the Servicer). All of the Collateral is located only in the continental United States. Schedule 5.17C lists all of Borrower’s Deposit Accounts and Investment Property as of the Closing Date.
5.18    Non-Subordination
The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.
5.19    Receivables
With respect to each Bank Partner Receivable or other Receivable with respect to which a Participation Interest was purchased by Borrower with the proceeds of an Advance, or which is otherwise comprising a portion of the Borrowing Base, Borrower warrants and represents to Agent and Lenders as of the date of delivery of each such Borrowing Base Certificate that: (i) each such Receivable (other than any Bank Partner Receivable) constitutes an Eligible Receivable as of any date of determination, (ii) to the knowledge of Borrower or Servicer, each such Bank Partner Receivable constitutes an Eligible Receivable as of any date of determination and (iii) in determining which Receivables and Bank Partner Receivables are “Eligible Receivables,” Agent and Lenders may rely upon all statements or representations made by Borrower.
5.20    Servicing
Borrower has entered into the Servicing Agreement with Servicer pursuant to which Borrower has engaged Servicer, as servicer and as Borrower’s agent, to monitor, manage, enforce and collect the Participation Interests and the Receivables and disburse any collections in respect thereof as provided by the Servicing Agreement, subject to this Agreement. Borrower acknowledges that Servicer has the requisite knowledge, experience, expertise and capacity to service the Participation Interests and the Receivables.
5.21    Legal Investments; Use of Proceeds
Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.
5.22    Broker’s or Finder’s Commissions
Except with respect to such fees as are payable to Bank Partners pursuant to the applicable Bank Partner Program Documents, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement. Borrower agrees to indemnify Agent and each Lender and each of their respective Affiliates and hold Agent and each Lender and each of their respective Affiliates harmless from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable and documented fees and disbursements of outside counsel ) which may be imposed on, incurred by or asserted against Agent, any Lender or any of their respective Affiliates with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to broker’s, finder’s or placement fees or similar commissions, whether or not payable by the Borrower or its Affiliates, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent and/or Lenders or their respective Affiliates without the knowledge of the Borrower, Intermediate SPE or any Seller.
5.23    Anti-Terrorism; OFAC
(a)    (i) None of Borrower, Intermediate SPE, any Seller, Servicer nor Indemnity Guarantor nor any Person controlling or controlled by Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor, nor any Person having a beneficial interest in Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor, nor any Person for whom Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor is acting as agent or nominee in connection with this transaction (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.
(b)    No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(c)    Borrower acknowledges by executing this Agreement that Lender has notified Borrower, Intermediate SPE, any Seller, Servicer and Indemnity Guarantor that, pursuant to the requirements of the Patriot Act, Agent is required to obtain, verify and record such information as may be necessary to identify Borrower, Intermediate SPE, any Seller, Servicer and Indemnity Guarantor (including, without limitation, the name and address of Borrower, Intermediate SPE, any Seller, Servicer and Indemnity Guarantor) in accordance with the Patriot Act.
5.24    Data Protection
(a)    Borrower is in compliance in all material respects with all Data Requirements, and, in particular, all consents necessary for either it or Intermediate SPE, each Seller and the Servicer under Privacy Laws are in place to permit: (i) it to share such personal information with the Servicer, and (ii) it to use and disclose such personal information for the purposes intended hereby and under the Servicing Agreement.
(b)    It has not received from any Person or been required to give to any Person any notice, regarding any offense or alleged offense under Data Requirements, including any incident concerning or affecting Customer Data which gives rise to an obligation under Privacy Laws to notify a regulator.
(c)    It has not experienced loss or theft of any Customer Data, or accidental or unauthorized disclosure or access to Customer Data, including any unauthorized intrusions or security breaches of any IT asset which is owned or leased by it, in which Customer Data or other sensitive or confidential information (in each case, in its control or possession) was stolen or improperly accessed, used, or disclosed.
(d)    It has not received notice from any of its suppliers of IT assets that are not owned or leased by the it that any Customer Data or other sensitive or confidential information (in each case, in its control or possession) was stolen or improperly accessed, used, or disclosed.
5.25    Survival
Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.
VI.    AFFIRMATIVE COVENANTS
Borrower hereby covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Revolving Loan Commitments and termination of this Agreement:
6.1    Financial Statements, Reports and Other Information
(a)    Financial Reports. Borrower shall furnish to Agent (i) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited monthly financial statements of Holdings and its Subsidiaries on a consolidated and consolidating basis consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding calendar month, (ii) as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter, unaudited quarterly financial statements of Holdings and its Subsidiaries on a consolidated and consolidating basis consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding fiscal quarter and (iii) as soon as available and in any event within one-hundred twenty (120) calendar days after the end of each fiscal year of Holdings and its Subsidiaries, audited annual financial statements of Holdings and its Subsidiaries on a consolidated and consolidating basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by Deloitte or another nationally-recognized independent certified public accounting firm proposed by Borrower and satisfactory to Agent and accompanied by related management letters, if available. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments). With the annual, quarterly and monthly financial statements of Holdings, Borrower shall also deliver a compliance certificate of a Responsible Officer of Borrower in the form satisfactory to Agent stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, (C) no Material Adverse Change has occurred since the last delivery of such financial statements and (D) including a calculation of the covenants set forth in Section 6.19 (provided, that with respect to the monthly financial statements, only a calculation of the covenant set forth in Section 6.19(b) is required).
(b)    Monthly Servicing Report. As soon as available, and in any event not later than 11:00 a.m. (New York time) on the Reporting Date of each calendar month, Borrower shall cause Servicer to deliver to Agent and Backup Servicer, a Monthly Servicing Report, in computer file form reasonably accessible and usable by Agent and Backup Servicer showing, as of the end of the immediately preceding calendar month, with respect to all Receivables, the information contained in the form of Monthly Servicing Report attached hereto as Exhibit C and such other matters as Agent may from time to time reasonably request, all prepared by Servicer and certified as to being true, correct and complete in all material respects by the Servicer. Together with the Monthly Servicing Report delivered to Agent as set forth above, Borrower shall deliver to Agent, in a form and substance acceptable to Agent, a monthly performance report (each in form and substance and with details and reporting information acceptable to Agent), on the entire portfolio of Receivables and Participation Interests owned by Borrower and a calculation of the covenants set forth in Section 6.17 and Section 6.19(b) hereof.
(c)    Borrowing Base Certificate. No later than the first Business Day of each calendar week, Borrower shall cause Servicer to deliver an up-to-date Borrowing Base Certificate.
(d)    Compliance Certificate. As soon as available, and in any event not later than 11:00 a.m. (New York time) on the Reporting Date of each calendar month, Borrower shall also deliver (or shall cause Servicer to deliver) a compliance certificate (each, being a “Compliance Certificate”) in the form attached hereto as Exhibit G executed by a Responsible Officer stating that (1) such Person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (2) no Default or Event of Default has occurred or is continuing or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (3) that Borrower is in compliance with all of the financial and collateral performance covenants set forth in Sections 6.17 and 6.19(b) hereof, with supporting calculations.
(e)    Notices. Borrower shall promptly, and in any event within five (5) Business Days after the end of each calendar month notify Agent in writing of (i) any pending or threatened legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated or threatened in writing by or against Borrower or otherwise affecting or involving or relating to Borrower or any Indemnity Guarantor or any of their respective properties or assets in an amount in excess of $250,000 or, to the knowledge of Borrower and solely to the extent relating to the related Bank Program Agreements or Bank Partner Receivables brought or initiated or threatened in writing by or against any Bank Partner or otherwise affecting or involving or relating to any Bank Partner, (ii) any Regulatory Trigger Event, Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto (provided, that Borrower shall not be obligated to provide such notice in respect of any Regulatory Trigger Event (or Default or Event of Default arising therefrom) to the extent that (but only to the extent that) Borrower is prohibited by Applicable Law from disclosing the existence of any such Regulatory Trigger Event or any facts and circumstances related thereto; provided, further, if the foregoing proviso is applicable, the Borrower will use best efforts to obtain from the relevant Persons permission to provide such notice to the Agent and Lenders), (iii) any other development, event, fact, circumstance or condition (including any formal action taken or, to the knowledge of Borrower, threatened to be taken by any Governmental Authority) that Borrower has determined (such determination to be made by Borrower acting reasonably and in good faith) could reasonably be expected to be, have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any matter(s) in existence at any one time affecting the value, enforceability or collectability of any material portion of the Collateral, (v) receipt of any notice or document by Borrower regarding any lease of real property of Borrower (and such notice shall include a copy of the notice or document), (vi) any lease of real property entered into by Borrower after the Closing Date, (vii) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrower, (viii) any change in the corporate name of Borrower, and/or (ix) the loss, termination or expiration of any material contract to which Borrower is a party or by which its properties or assets are subject or bound.
(f)    Bank Partners. To the extent permitted under the related Bank Program Agreements, Borrower shall provide to Agent such financial statements and other reports with respect to the Bank Partner Receivables, Participation Interests and Bank Partners as Borrower receives from time to time or as Agent may otherwise reasonably request.
6.2    Payment of Obligations
Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending).
6.3    Conduct of Business and Maintenance of Existence and Assets
Borrower shall (a) conduct its business in accordance with its current business practices, (b) engage principally in the same or similar lines of business substantially as heretofore conducted, (c) collect its Accounts and all amounts due with respect to Participation Interests and the Receivables in the ordinary course of business, (d) from time to time to make all necessary repairs, renewals and replacements thereof; (e) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect; (f) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect, and (g) maintain, comply with and keep in full force and effect its existence and all Intellectual Property and Permits necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect.
6.4    Compliance with Legal and Other Obligations
Borrower shall (a) comply with all Applicable Law, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed by Borrower with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect.
6.5    Insurance
Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement, Applicable Law and any agreement to which Borrower is a party or pursuant to which Borrower provides any services; all such insurance policies and coverage levels shall (a) be satisfactory in form and substance to Agent in its sole discretion, (b) name Agent, for the benefit of itself and the other Lenders, as a loss payee or additional insured thereunder, as applicable, and (c) expressly provide that such insurance policies and coverage levels cannot be altered, amended or modified in any manner which is adverse to Agent and/or Lenders, or canceled or terminated without thirty (30) calendar days prior written notice to Agent, and that they inure to the benefit of Agent and Lenders, notwithstanding any action or omission or negligence of or by Borrower, or any insured thereunder.
6.6    True Books
Borrower shall (or, at all times that Servicer is an Affiliate of Borrower, shall use commercially reasonable efforts to cause Servicer to, on its behalf) (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business.
6.7    Inspection; Periodic Audits; Quarterly Review
Borrower shall permit, and shall use commercially reasonable efforts to cause the Servicer to permit, the representatives of Agent and each Lender, two (2) times per calendar year, at the expense of Borrower in an amount not to exceed $75,000 in any calendar year absent the occurrence and continuance of an Event of Default (in which case there shall be no limitaion), from time to time during normal business hours upon reasonable notice, to (a) visit and inspect Servicer’s offices, Borrower’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s and Servicer’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business, operations, properties, assets, liabilities, condition and/or Participation Interests and Receivables with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, so long as a Default or Event of Default has occurred and is continuing, no such notice shall be required and there shall be no limit on the number of visits or inspections. Additionally, Borrower shall cause Servicer to provide Agent to have online access to Servicer’s internal electronic reporting system, including without limitation tracking of collections on the Receivables, Participation Interests and the Bank Partner Receivables and agings of the same, and summaries for each of the Participation Interests and Receivables. Borrower shall cause Servicer’s officers to meet with Agent at least once per quarter, if requested by Agent (which meeting may take place telephonically if requested by Agent), to review the Servicer’s operations, prospects, properties, assets, liabilities, condition, Participation Interests and/or Receivables.
6.8    Further Assurances; Post Closing
At Borrower’s cost and expense, Borrower shall (a) upon Agent’s reasonable demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Agent may request in its Permitted Discretion in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8, and (c) upon the exercise by Agent, any Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization.
6.9    Payment of Indebtedness
Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves shall have been made in accordance with GAAP consistently applied.
6.10    Other Liens
If Liens other than Permitted Liens exist, Borrower shall promptly take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. Promptly (and in no event later than two (2) Business Days following discovery) upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.
6.11    Use of Proceeds
Borrower shall use the proceeds from each Revolving Advance under the Loan only for the purposes set forth in the recitals to this Agreement and to pay expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents.
6.12    Collateral Documents; Security Interest in Collateral
On demand of Agent, Borrower shall (or, at all times that Servicer is an Affiliate of Borrower, shall cause Servicer to) make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, the Receivables, Participation Interests and the Bank Partner Receivables, to the extent Borrower or Servicer has access to such documents, instruments, materials and other items. Borrower shall (or, at all times that Servicer is an Affiliate of Borrower, shall use commercially reasonable efforts to cause Servicer to) (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent, in its sole discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Borrower’s interest in the Collateral and the pledge of the Collateral to Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral, and (iii) defend the Collateral and Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent, and pay all costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations.
6.13    Servicer; Backup Servicer
(a)    Borrower shall, no later than June 8, 2020, enter into a Backup Servicing Agreement in form and substance reasonably satisfactory to Borrower and Agent. Real Time Resolutions, Inc. shall be the initial Backup Servicer and Borrower shall use commercially reasonable efforts to assist such Backup Servicer in setting up and implementing such backup servicing. Thereafter, Borrower and Servicer shall be required to provide the Monthly Servicing Report in computer “data tape” form to Backup Servicer and Agent in a manner reasonably acceptable to Agent as described in Section 6.1(b) hereof. Borrower shall cause Servicer to promptly provide Agent with true and complete copies of all notices sent or received by Servicer under the Servicing Agreement. Borrower shall cause Servicer to service all Receivables and Participation Interests in accordance with the terms of the Servicing Agreement. Borrower shall comply with all provisions, terms and conditions set forth in the Servicing Agreement and Borrower shall not terminate the Servicing Agreement without Agent’s prior written consent at its sole discretion. Borrower shall not enter into any subservicing agreement without the prior written consent of Agent in its sole discretion.
(b)    Borrower agrees not to, and will cause Servicer not to, interfere with Backup Servicer’s performance of its duties under any Backup Servicing Agreement or to take any action that would be inconsistent in any way with the terms of the Backup Servicing Agreement. Borrower covenants and agrees to, and will cause Servicer to, provide any and all information and data reasonably requested by Agent to be provided promptly to Backup Servicer in the manner and form reasonably requested by Agent. Upon the occurrence of an Event of Default or uncured Servicer Event of Default (as defined in the Servicing Agreement), Agent shall have the right to immediately substitute Backup Servicer, Agent or an Affiliate of Agent or another third party servicer acceptable to Agent for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreement. In connection with any substitution of Backup Servicer, Agent, Affiliate of Agent or another third party servicer for Servicer, Borrower shall (and, at all times that Servicer is an Affiliate of Borrower, shall cause Servicer to) cooperate with Agent, Backup Servicer, or any other substitute servicer in connection with such substitution and to take such further actions, obtain such consents and approvals, to deliver such documents and to duly execute and deliver such further agreements, assignments, instructions or documents as each of Agent, Backup Servicer or any substitute servicer may request in its sole discretion in order to effectuate such substitution, in each case, at no cost or expense to Agent or any Lender.
6.14    Special Purpose Entity
Borrower has not, and shall not:
(a)    engage in any business or activity other than the acquisition, ownership, operation and maintenance of the Receivables, the Participation Interests and the other Collateral, and activities incidental thereto, provided, that for the avoidance of doubt, Borrower hereby agrees that it shall not originate Receivables or Participation Interests;
(b)    acquire or own any material assets other than the Receivables, the Participation Interests and the other Collateral, and such incidental personal property as may be necessary for the operation of the Receivables, the Participation Interests and the other Collateral;
(c)    merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Agent’s consent;
(d)    fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualifications to do business, or without the prior written consent of Agent, amend, modify, terminate or fail to comply with the provisions of its partnership agreement, certificate of limited partnership, bylaws, articles of incorporation, operating agreement, articles of organization, or other similar organizational documents, as the case may be;
(e)    own any Subsidiary or make any investment in, any Person without the consent of Agent;
(f)    commingle its assets with the assets of any of its members, general or limited partners, shareholders, Affiliates, principals or of any other Person;
(g)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations;
(h)    become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;
(i)    fail to maintain its records, books of accounts and bank accounts separate and apart from those of the members, partners, shareholders, principals and Affiliates of each Seller and Servicer or any other Person;
(j)    other than any Loan Documents or the Tier II Purchase and Sale Agreement or as otherwise required by the Loan Documents, without the consent of the Agent, enter into any contract or agreement with any member, general or limited partner, shareholder, principal or Affiliate of Borrower, or any Seller, or any member, general or limited partner, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties; provided that, for purposes of such fairness determination, “third parties” shall not include any member, general or limited partner, shareholder, principal or Affiliate of Borrower or any Seller, or any member, general or limited partner, shareholder or Affiliate of any of the foregoing;
(k)    seek the dissolution or winding up in whole, or in part, of Borrower;
(l)    fail to correct any known misunderstandings regarding the separate identity of Borrower, as applicable;
(m)    hold itself out to be responsible for the debts of another Person;
(n)    other than owning the Receivables, the Participation Interests and other Collateral purchased from Seller pursuant to the Tier II Purchase and Sale Agreement, respectively, make or extend any financial accommodations or leases to any third party, including any member, general or limited partner, shareholder, principal or Affiliate of Borrower, Servicer, Seller or Indemnity Guarantor, or any member, general or limited partner, shareholder, principal or Affiliate of any of the foregoing;
(o)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any member, general or limited partner, shareholder, principal or Affiliate of Borrower, Servicer or any Seller, or any member, general or limited partner, shareholder, principal or Affiliate of any of the foregoing);
(p)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(q)    except for invoicing for collections and servicing of the Receivables and the Participation Interests, share any common logo with or hold itself out as or be considered as a department or division of (i) any general or limited partner, shareholder, principal, member or Affiliate of Borrower, (ii) any Affiliate of a general or limited partner, shareholder, principal or member of Borrower, or (iii) any other Person;
(r)    without the unanimous written consent of its directors, managers or managing members, or general or limited partners, as the case may be, and the consent of any independent directors or independent managers required herein, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or
(s)     fail at any time to have at least one (1) of its directors or managers being independent directors or managers that is not and has not been for at least five (5) years a director, manager, officer, employee, trade creditor, supplier or shareholder (or spouse, parent, sibling or child of the foregoing) of (or a Person who directly or indirectly controls) (i) Borrower, (ii) any general or limited partner, shareholder, principal, member or Affiliate of Borrower, or (iii) any Affiliate of any general or limited partner, shareholder, principal or member of Borrower.
6.15    Collections
Borrower agrees and covenants that it shall:
(a)    (i) with respect to any Participation Interest and each Bank Partner Receivable related thereto, instruct or cause each Bank Partner to be instructed to send Borrower’s share of all Scheduled Payments directly to the General Collections Account or the Collateral Account and (ii) with respect to any Receivable, instruct or cause the applicable Account Obligors to be instructed to send all Scheduled Payments directly to the General Collections Account or the Collateral Account.
(b)    If the Borrower shall receive any collections or other proceeds of the Collateral, hold (or use commercially reasonable efforts to cause such parties to hold) such Collections or proceeds in trust for the benefit of the Agent and deposit such collections into the Collateral Account within two (2) Business Days following the receipt thereof by the Borrower, Servicer, any Seller or Indemnity Guarantor, as applicable.
(c)    Prevent the deposit into the Collateral Account of any funds other than collections from the Receivables, the Participation Interests or other funds to be deposited into the Collateral Account under this Agreement or the other Loan Documents (provided that, this covenant shall not be breached to the extent that such other funds are inadvertently deposited into the Collateral Account and are promptly segregated and removed from the Collateral Account).
(d)    Notwithstanding anything to the contrary in this Section 6.15, Borrower hereby authorizes Agent, at any time after the occurrence of a Level Two Advance Rate Trigger Event or any Event of Default, to (i) direct the Borrower or the Servicer to notify each Account Obligor, at the Borrower’s expense, of the rights of the Agent and the Lenders in and to the Pledged Receivables and (ii) to send directions to (or to direct the Borrower or the Servicer to send directions to) (A) each Account Obligor to make payments directly to the Collateral Account or such other deposit account as Agent may designate or (B) to the Servicer to direct each Account Obligor to make payments directly to the Collateral Account or such other deposit account as Agent may designate.
6.16    Reserved
6.17    Portfolio Covenants
Borrower shall cause the Receivables to be in full compliance with the following portfolio requirements (as of any date of determination, with respect to all Receivables constituting Collateral as of such date):
(a)    Cash Collection Percentage.
(i)    At all times prior to the Advance Rate Increase Date:
(A)    State Licensed Installment Receivables. The State Licensed Installment Receivable Cash Collection Percentage shall not be less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) with respect to all Receivables of a Common Age within such Static Pool.
(B)    State Licensed Line of Credit Receivables. The State Licensed Line of Credit Receivable Cash Collection Percentage shall not be less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) with respect to all Receivables of a Common Age within such Static Pool.
(C)    Bank Partner Receivables. The Bank Partner Receivable Cash Collateral Percentage shall not be less than the percentage set forth in the applicable table in Schedule 6.17(a)(i) with respect to all Receivables of a Common Age within such Static Pool.
(ii)    At all times on and after the Advance Rate Increase Date:
(A)    State Licensed Installment Receivables. The State Licensed Installment Receivable Cash Collection Percentage shall not be less than the percentage set forth in the applicable table in Schedule 6.17(a)(ii) with respect to all Receivables of a Common Age within such Static Pool.
(B)    State Licensed Line of Credit Receivables. The State Licensed Line of Credit Receivable Cash Collection Percentage shall not be less than the percentage set forth in the applicable table in Schedule 6.17(a)(ii) with respect to all Receivables of a Common Age within such Static Pool.
(C)    Bank Partner Receivables. The Bank Partner Receivable Cash Collateral Percentage shall not be less than the percentage set forth in the applicable table in Schedule 6.17(a)(ii) with respect to all Receivables of a Common Age within such Static Pool.
For the avoidance of doubt, no Static Pool with a Common Age greater than [***] months shall be tested under this Section 6.17(a).
(b)    Maximum Portfolio Delinquency Ratio. As of the last day of each calendar month, the average of the Delinquency Ratio of the Pledged Receivables for the immediately preceding three calendar months (inclusive of the calendar month then ending) shall not exceed (i) at any time prior to the Advance Rate Increase Date, [***]% and (ii) at any time on or after the Advance Rate Increase Date, [***]%.

(c)    Minimum Excess Spread. As of the last day of each calendar month, the average of the Excess Spread for the immediately preceding three calendar months (inclusive of the calendar month then ending) shall not be less than (i) at any time prior to the Advance Rate Increase Date, [***]% and (ii) at any time on or after the Advance Rate Increase Date, [***]%.

6.18    Reserved
6.19    Financial Covenants.
(a)    Holdings Restricted Payments. Holdings and each of its Restricted Subsidiaries shall comply with the restrictions set forth on Schedule 6.19(a) attached hereto.
(b)    Minimum Liquidity. As of any date, Holdings and its consolidated Subsidiaries shall maintain Liquidity of at least $[***].

(c)    Leverage Ratio. As of any date of determination, Holdings shall maintain a Consolidated Total Leverage Ratio of no more than [***].
6.20    Bank Partner Program Agreements; Transfer of Title
Each Credit Party shall comply in all material respects with the requirements of the Bank Partner Program Agreements.
6.21    Data Protection
Borrower and Servicer shall each:
(a)    ensure that any collection, use, transfer or disclosure of Customer Data is in compliance with Data Requirements, and, in particular, ensure that all consents are in place that are necessary under Privacy Laws for either it or Intermediate SPE, each Seller and the Servicer: (i) to share such Customer Data with the Backup Servicer and the Verification Agent; and (ii) to use and disclose such Customer Data for the purposes intended under the Transaction Documents; and
(b)    promptly (and in any event within five (5) Business Days) notify the Agent:
(i)    if it receives from any Person or has been required to give to any Person any notice regarding any offense or alleged offense under Data Requirements;
(ii)    if it receives notice from any of its suppliers of IT assets that are not owned or leased by the it that any Customer Data or other sensitive or confidential information (in each case, in its control or possession) was stolen or improperly accessed, used, or disclosed;
(iii)    of the occurrence of:
(A)    any loss or theft of any Customer Data, or accidental or unauthorized disclosure or access to Customer Data, including any unauthorized intrusions or security breaches of any IT asset which is owned or leased by it, in which Customer Data or other sensitive or confidential information was stolen or improperly accessed, used, or disclosed;
(B)    any other actual, potential or suspected incident concerning or affecting Customer Data which has or could reasonably have a significant impact on the security of Customer Data; or
(C)    any incident concerning or affecting Customer Data which gives rise to an obligation under Privacy Laws to notify a regulator.
VII.    NEGATIVE COVENANTS
Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Revolving Loan Commitments and termination of this Agreement:
7.1    Indebtedness
Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents (“Permitted Indebtedness”). Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Agent and Lenders.
7.2    Liens
Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the other Lenders, (b) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Deposit Account, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its Permitted Discretion; and (c) and (c) Liens imposed by law for Taxes that are not yet due or are being contested in good faith.
7.3    Investments; Investment Property; New Facilities or Collateral; Subsidiaries
Borrower shall not, directly or indirectly, (a) divide, merge with, purchase, own, hold, invest in or otherwise acquire any obligations or Equity Interests or securities of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) those set forth on Schedule 5.17C as of the Closing Date, (ii) Deposit Accounts with financial institutions in the ordinary course of business or as required by this Agreement; provided, that with respect to any such Deposit Accounts, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its Permitted Discretion and (iii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business), (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person. Borrower shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States or (d) take any action which could reasonable be expected to result in Borrower being consolidated with any other entity in any proceeding under any Debtor Relief Law. Borrower shall not have any Subsidiaries.
7.4    Dividends; Redemptions; Equity
Notwithstanding any provision of any Loan Document, Borrower shall not (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower other than payments of servicing fees to Servicer pursuant to the Bank Program Partner Agreements or payments of the Servicing Fee hereunder, or (e) issue, sell or create any Equity Interests (other than deemed capital contributions by Intermediate SPE to Borrower pursuant to and in accordance with the Tier II Purchase and Sale Agreement); provided, however, Borrower shall be permitted to make distributions or payments, as applicable, to Intermediate SPE (i) in amounts necessary to pay the purchase price to Intermediate SPE for the purchase of Receivables, Participation Interests and other Collateral under the Tier II Purchase and Sale Agreement and (ii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, of amounts distributed to Borrower pursuant to Section 2.4(a)(ix) hereof.
7.5    Transactions with Affiliates
Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (i) the transactions contemplated hereby and by the other Loan Documents and (ii) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.
7.6    Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names
Borrower shall not (a) amend, modify, restate or change its certificate of formation, limited liability company agreement or similar charter or governance documents in a manner that would be adverse to Agent or Lenders, (b) change its state of formation or change its name without thirty (30) calendar days prior written notice to Agent, (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which would reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, (e) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (g) amend, modify, restate or change any insurance policy in a manner adverse to Agent or Lenders in any material respect, (h) engage, directly or indirectly, in any business other than as set forth herein, (i) establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent or (j) certificate, or cause to have certificated, any equity ownership interest in Borrower that is not evidenced by a certificate as of the Closing Date that is Collateral subject to this Agreement, without Agent’s prior written consent.
7.7    Transfer of Collateral; Amendment of Receivables
(a)    Except with respect to Participation Interests and Receivables that Intermediate SPE is required to repurchase pursuant to the Tier II Purchase and Sale Agreement or to the extent otherwise expressly provided herein, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral.
(b)    Borrower shall not extend, amend, waive or otherwise modify the terms of any Receivables in any material respect or permit the rescission or cancellation of any Receivable, whether for any reason relating to a negative change in the related Account Obligor’s creditworthiness or inability to make any payment under the Receivable or otherwise, except in accordance with the Underwriting Guidelines.
(c)    Borrower shall not terminate or reject any Participation Interest or Receivable prior to the end of the term of such Participation Interest or Receivable, as applicable, unless such rejection or early termination is made pursuant to Applicable Law or prior to such termination or rejection, such Participation Interest or Receivable and any related Collateral have been released from the Lien created by this Agreement.
7.8    Contingent Obligations and Risks
Except as otherwise expressly permitted by this Agreement, Borrower shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.8 shall prohibit Borrower from endorsing checks in the ordinary course of its business.
7.9    Truth of Statements
Borrower shall not furnish to Agent any certificate or other document that contains an untrue statement of material fact or omits to state any fact necessary to make the factual statements therein, taken as a whole, not materially misleading in light of the circumstances under which it was furnished.
7.10    Modifications of Agreements
(a)    Other than as required pursuant to Schedule 6.8 attached hereto, Borrower shall not make, or agree to make, any material modification, amendment or waiver of the Underwriting Guidelines or the Servicing Guidelines without the prior written consent of Agent in its Permitted Discretion.
(b)    Borrower shall not make any modification, amendment or waiver of any of the terms of the Tier II Purchase and Sale Agreement or any Loan Document, without the prior written consent of Agent.
7.11    Anti-Terrorism; OFAC
Borrower shall not, nor shall Borrower permit, to the extent practicable, Intermediate SPE, any Seller, Servicer, Indemnity Guarantor or any of their Subsidiaries to, (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.
7.12    Deposit Accounts and Payment Instructions
(a)    Borrower shall not open a Deposit Account (other than those listed on Schedule 5.17C as of the Closing Date) without the prior written consent of Agent.
(b)    Borrower shall not make any change in the instructions to Servicer or any Bank Partner (as applicable) with respect to the deposits of collections regarding Participation Interests or Receivables to the General Collections Account or the Collateral Account in accordance with this Agreement and each Multi-Party Agreement.
(c)    Borrower shall not, and shall use commercially reasonable efforts to cause Servicer to not, make any change in the instructions to any Account Obligor on any Receivable with respect to any instructions to such Account Obligors regarding payment to be made to the General Collections Account, the Collateral Account or any Servicer Physical Payment Address.
7.13    [Reserved]
7.14    [Reserved]
7.15    ERISA
Borrower shall not, nor shall Borrower permit, to the extent practicable, Borrower’s ERISA Affiliates or Intermediate SPE, Seller, Servicer, Indemnity Guarantor or any of their respective Subsidiaries or ERISA Affiliates to, establish, maintain, contribute or agree to contribute to, or otherwise incur any liability with respect to, any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code. The Borrower shall not have any employees.
7.16    Changes to Bank Partner Program Agreements
No Credit Party shall make or authorize any changes to the Bank Partner Program Agreements that are adverse to the interests of the Agents or the Lenders under the Credit Documents without the prior written consent of the Agent. The Credit Parties shall provide the Agent with at least ten (10) Business Days prior written notice of any changes or modifications to the Bank Partner Program Agreements that do not require the consent of the Agent. In no event shall the Credit Parties (i) consent to any change in the Bank Partner Retained Percentage applicable to loans originated by any Bank Partner more frequently than once per calendar month or (ii) consent to any change in the Bank Partner Retained Percentage applicable to loans relating to existing Receivables..
VIII.    EVENTS OF DEFAULT
The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a)    Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document within two (2) Business Days when due (in all cases, whether on any Payment Date, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise, other than on the Maturity Date, for which there is no cure period);
(b)    any representation, statement or warranty made or deemed made by Borrower in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading on the date when made or deemed to have been made, except those made as of a specific date which remains uncured (to the extent such breach or violation is capable of being cured by the payment of money) for a period of thirty (30) calendar days; provided, however, that to the extent Borrower breaches a representation regarding a Receivable being an Eligible Receivable and Borrower makes the required payment or substitution specified in Section 2.6(c) in accordance with the terms thereof, Borrower shall be deemed to have cured such breach of such representation);
(c)    Borrower, or any other party to any Loan Document, other than Agent, Backup Servicer, Verification Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in this Agreement that is reasonably susceptible to being cured and such violation, breach or failure shall not be cured within a period of thirty (30) days after such violation, breach or default or such other applicable period set forth in this Agreement (other than any violation, breach or default (x) in the covenants set forth in Section 6.17 and Section 6.19 of this Agreement for which there shall be no cure period, (y) in the covenants set forth in Section 7 of this Agreement for which there shall be only be a five (5) calendar day cure period, to the extent such breach or violation is reasonably susceptible to being cured, or (z) the misappropriation of any funds to be delivered to the General Collections Account or the Collateral Account pursuant to Section 2.3 and applied pursuant to Section 2.4 of this Agreement, for which there shall be no cure period), provided, that a breach of the covenants set forth in Section 6.17(a) of this Agreement shall only constitute an Event of Default if the Static Pool(s) that breach such covenants comprise an original Receivable Balance of the Receivables contained in such Static Pool(s) of greater than eight percent (8.0%) of the aggregate original Receivable Balance of the Receivables contained in each of the Static Pools created in the immediately preceding thirty-six (36) months;
(d)    Borrower, or any other party to any Loan Document, other than Agent, Backup Servicer, Verification Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document other than this Agreement and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document (or, to the extent such Loan Document does not contain any cure period, within a period of thirty (30) days after such violation, breach or default);
(e)    (i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created under any Loan Document ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Agent as permitted under the Loan Documents or the Security Documents;
(f)    one or more judgments or decrees is rendered against any of Borrower, Intermediate SPE, any Seller, Servicer, Indemnity Guarantor or any combination thereof in an amount in excess of $250,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person) which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;
(g)    either:
(i)    any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower or Intermediate SPE in excess of $150,000 individually or $250,000 in the aggregate, or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower or Intermediate SPE is a party or to which any of their properties or assets are subject or bound (1) under or pursuant to which any Indebtedness in excess of $150,000 individually or $250,000 in the aggregate was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period or permits the holder of any such Indebtedness to accelerate the maturity thereof, or (2) that is between any of Borrower or Intermediate SPE and Agent or any Lender or Affiliate of Agent or any Lender (other than the Loan Documents), or (ii) any Indebtedness of Borrower or Intermediate SPE in excess of $150,000 individually or $250,000 in the aggregate is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness in excess of $150,000 individually or $250,000 in the aggregate (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs any event which would cause any such obligation to become, or allow any such obligation to be declared, due and payable, or
(ii)    any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, which default (A) is caused by a failure to pay any scheduled or required payment of principal (whether at final stated maturity or otherwise) (after giving effect to all applicable grace periods provided in such Indebtedness) (a “Payment Default”), (B) results in the acceleration of such Indebtedness prior to its final stated maturity or (C) results in the commencement of the exercise of the rights or remedies of any holder of such Indebtedness (or any Person acting on behalf of such holders), including, but not limited to, any action to cause the balance of such Indebtedness to be amortized more quickly than prior to the occurrence of such default, any action to cease funding additional Indebtedness or to reduce the availability of borrowing with respect to such Indebtedness, any action to exercise any rights of setoff, any action to commence any foreclosure upon or otherwise take possession of any collateral securing such Indebtedness, any action to remove servicing of any assets securing such Indebtedness, any action to exercise control over deposit accounts or any action to require the granting of (or perfection of) a Lien on additional collateral to secure such Indebtedness, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated or such actions have been commenced, aggregates in excess of $20.0 million (or its foreign currency equivalent);
(h)    any of Borrower, Intermediate SPE, Servicer, any Seller or Indemnity Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute;
(i)    (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any of Borrower, Servicer, Intermediate SPE, any Seller or Indemnity Guarantor or the whole or any substantial part of any of Borrower’s, Intermediate SPE’s, any Seller’s, Servicer’s or Indemnity Guarantor’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any of Borrower, Intermediate SPE, Servicer, any Seller or Indemnity Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law or statute, assume custody or control of any of Borrower, Intermediate SPE, Servicer, any Seller or Indemnity Guarantor or of the whole or any substantial part of Borrower’s, Intermediate SPE’s, Servicer’s, any Seller’s or Indemnity Guarantor’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any of Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which any of Borrower, Intermediate SPE, Servicer, any Seller or Indemnity Guarantor takes any action to indicate its approval of or consent;
(j)    (i) any Change of Control occurs or (ii) Borrower or Servicer ceases any material portion of its business operations as conducted at the Closing Date;
(k)    Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor or any of their respective directors, managers, managing members or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any material (as determined by Agent in its sole discretion) Collateral;
(l)    if the obligations of the Indemnity Guarantor under the Indemnity Guaranty are limited or terminated by operation of law or by such Indemnity Guarantor thereunder;
(m)    any Curo Entity is required to register as an “investment company” under the Investment Company Act;
(n)    the occurrence of a Regulatory Trigger Event described in clause (y) of such definition impacting more than twenty percent (20%) of all Receivables (as determined on the basis of the aggregate Receivables Balances of all Receivables);
(o)    the occurrence of any “Servicer Event of Default” as defined in the Servicing Agreement; or
(p)    Borrower, Intermediate SPE, any Seller, Servicer, Indemnity Guarantor or any of their Subsidiaries or any of their respective ERISA Affiliates establishes, maintains, contributes or agrees to contribute to, or otherwise incurs any liability with respect to, any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code.
In the case of any such Event of Default, notwithstanding any other provision of any Loan Document, (I) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate its obligations hereunder, and/or the Revolving Loan Commitments of each of the Lenders, whereupon the same shall immediately terminate, (ii) substitute immediately Agent, an Affiliate of Agent, Backup Servicer or any other third party servicer acceptable to Agent, in its sole discretion, for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreement and any fees, costs and expenses of, for or payable to Agent, such Affiliate of Agent, Backup Servicer or other third party servicer acceptable to Agent, in its sole discretion, shall be at Borrower’s sole cost and expense, (iii) with respect to the Collateral, (A) terminate the Servicing Agreement and service the Collateral or engage a third party to service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) enter into modification agreements and make extension agreements with respect to payments and other performances; (C) release Bank Partners, Account Obligors and other Persons liable for performance; (D) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower or Indemnity Guarantor, and all in Agent’s sole discretion and without relieving Borrower or Indemnity Guarantor from performance of the Obligations; (E) receive, collect, open and read all mail of Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (F) collect all Scheduled Payments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Bank Partner or Account Obligor pursuant to any Receivable, the related Portfolio Documents, or any other related documents or instruments directly from such Bank Partner or Account Obligor; and (G) apply all amounts in or subsequently deposited in the General Collections Account (solely to the extent of Borrower’s interest therein with respect to the Pledged Receivables) and the Collateral Account (other than collections with respect to any Retained Interest) to the payment of the unpaid Obligations or otherwise as Agent in its sole discretion shall determine; and (iv) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h), or (i) or (j), in which event all of the foregoing shall automatically and without further act by Agent or Lenders be due and payable and Agent’s or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (II) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.
IX.    RIGHTS AND REMEDIES AFTER DEFAULT
9.1    Rights and Remedies
(a)    In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located, or render any of the foregoing unusable or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, (viii) reduce or otherwise change the Maximum Loan Amount and/or any component of the Maximum Loan Amount and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so, after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Advances hereunder and shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such payments by Agent, for its own account and for the benefit of the other Lenders, shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent or Lenders.
(b)    Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by Applicable Law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.
9.2    Application of Proceeds
Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.4 hereof), in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, reasonable and documented out-of-pocket diligence fees, search, audit, recording, professional and filing fees and expenses, and reasonable and documented attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations in such order as determined by Agent in its sole discretion; (iii) third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than Section 9.2(iii) to the extent the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).
9.3    Rights to Appoint Receiver
Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.
9.4    Attorney-in-Fact
Borrower hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Agent a power coupled with an interest.
9.5    Rights and Remedies not Exclusive
Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way waive, compromise, modify or affect any of Agent’s or Lenders’ rights, Liens or remedies under any Loan Document, Applicable Law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
X.    WAIVERS AND JUDICIAL PROCEEDINGS
10.1    Waivers
Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.
10.2    Delay; No Waiver of Defaults
No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, neither the Agent nor any Lender waives any breach of any representation or warranty of under any Loan Document, and all of Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.
10.3    Jury Waiver
EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
10.4    Amendment and Waivers
(a)    No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default or Event of Default, regardless of whether Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower, the Agent and Requisite Lenders, without taking into account the Loan held by Non-Funding Lenders, or by Borrower and Agent with the consent of the Requisite Lenders, without taking into account the Loan held by Non-Funding Lenders; provided that no such agreement shall:
(i)    increase the Revolving Loan Commitment of any Lender without the written consent of such Lender;
(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon (other than a waiver of post-default interest), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby;
(iii)    postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Loan Commitment, without the written consent of each Lender directly affected thereby;
(iv)    change any of the provisions of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(v)    release Indemnity Guarantor from its obligations under the Indemnity Guaranty without the written consent of each Lender; or
(vi)    except as otherwise specifically provided in this Agreement, release all or substantially all of the Collateral, without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent hereunder without the prior written consent of Agent.
(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Requisite Lenders, Agent and Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders and Lenders.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Requisite Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Agent or Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (x) another bank or other entity which is reasonably satisfactory to Borrower and Agent shall agree, as of such date, to purchase for cash the Loan and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (a) of Section 12.2, and (y) Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by Borrower hereunder to and including the date of termination, including without limitation any indemnity payments due to such Non-Consenting Lender hereunder.
(e)    Notwithstanding anything to the contrary herein Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
XI.    EFFECTIVE DATE AND TERMINATION
11.1    Effectiveness and Termination
Subject to Agent’s right to accelerate the Loan and terminate the Revolving Loan Commitments and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in Section 2.5(b). All of the Obligations shall be immediately due and payable upon the earliest of (i) the Maturity Date, (ii) the date on which Agent accelerates the Loan following the occurrence and during the continuance of an Event of Default or (iii) the Prepayment Date stated in the notice of prepayment delivered by Borrower pursuant to Section 2.5(b), as applicable (the “Termination Date”). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full. The Liens granted to Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.
11.2    Survival
All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.8, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11, 12.12 and 13.8 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.
XII.    MISCELLANEOUS
12.1    Governing Law; Jurisdiction; Service of Process; Venue
(A)    THE LOAN DOCUMENTS, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.
(B)    BY EXECUTION AND DELIVERY OF EACH LOAN DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(C)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 12.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(D)    EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
12.2    Successors and Assigns; Assignments and Participations
(a)    Subject to Sections 12.2(d) and (h), a Lender may at any time assign all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (a “Transferee”) with the written consent of Agent, provided, however, that so long as no Event of Default exists, Borrower’s consent (which consent may be withheld in Borrower’s sole discretion) shall be required for any assignment pursuant to this Section 12(a) to a Person that is a Direct Competitor. Except as set forth in the immediately preceding sentence, there shall be no limitation or restriction on any Lender’s ability to assign, pledge or otherwise transfer any Note or other Obligation. The Transferee and such Lender shall execute and deliver for acceptance and recording in the Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its sole discretion (“Lender Addition Agreement”) together with a processing and recordation fee of $5,000 for the account of Agent (unless such fee is waived by Agent in its sole discretion), such fee to be paid by either the Transferee or such Lender or shared between Transferee and such Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Advances or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder, provided, however, that such Participant shall not be entitled to receive any greater payment under Sections 12.4 or 12.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.
(b)    Each Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (each, a “Participant”), provided, however, that so long as no Event of Default exists, Borrower’s consent (which consent may be withheld in Borrower's sole discretion) shall be required for any participation pursuant to this Section 12.2(b) to a Person that is a Direct Competitor. In the event of any such sale by a Lender of a participation to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if such Lender had not sold such participation. Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce Borrower’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver relating to (A) any reduction in the principal amount, interest rate or fees or premium payments payable to the Lenders with respect to any Loan in which such holder participates; (B) any extension of the Maturity Date or of the scheduled date of expiration of any Revolving Loan Commitment or any reinstatement of any terminated Revolving Loan Commitment with respect to any Loan in which such holder participates; (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents); (D) any amendment or modification to the priority of payments or pro rata treatment of payments in connection with the application of any amounts due in respect of the Loan (including, without limitation, as set forth in Section 2.4 hereof), (E) discharging any Credit Party from its respective payment obligations in respect of the Loan except as otherwise may be provided in the Loan and Security Agreement or the other Transaction Documents, (F) increasing any fees payable to Agent under this Agreement, (G) waiving any Event of Default arising as a result of a Change of Control or Servicer Default or (H) amending or modifying any of Section 7.4 or 7.13 of this Agreement. Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the Purpose of Section 12.4 and Section 12.7 of this Agreement be considered to be a “Lender” hereunder. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except (x) to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (y) that each Lender must notify the Agent of the date and the amount of such participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Agent shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Register”) for the recordation of the names and addresses of the Lenders and the Advances made by, and the principal amount of the Loan owing to, and the Revolving Loan Commitments of each Lender, and the Notes evidencing such Loan owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, Borrower and the Agent shall treat each Person whose name is recorded in the Register as the owner of the Revolving Loan Commitments, the Loan, the Notes and the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or the Notes evidencing such Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c). Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Lender and Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.
(e)    Except as otherwise provided in this Section 12.2 Agent shall not, as between Borrower and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or other Obligations owed to Agent and Lenders. Agent and any Lender may furnish any information concerning Borrower in the possession of Agent or such Lender from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.
(f)    Notwithstanding any other provision set forth in this Agreement, Agent and any Lender may at any time create a security interest in all or any portion of its respective rights under this Agreement, including, without limitation, the Loan owing to it and the Notes held by it and the other Loan Documents and Collateral.
(g)    Borrower agrees to use commercially reasonable efforts to assist Agent and each Lender in assigning or selling participations in all or any part of any Loan made by any Lender to another Person identified by such Lender.
(h)    Notwithstanding anything in the Loan Documents to the contrary, (i) Agent and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transfer, assignment or participation transaction involving such Lender’s respective Affiliates or lenders, (ii) no lender to or funding or financing source of Agent, any Lender, or any of their respective Affiliates shall be considered a Transferee, (iii) other than as set forth in Section 12.2(a), there shall be no limitation or restriction on the ability of the Agent, any Lender, or any of their respective Affiliates to assign, participate or otherwise transfer any Loan Document to any such Affiliate or lender or funding or financing source, and (iv) no notice shall be required to be delivered to Borrower in connection with any assignment, participation or other transfer described in this Section 12.2(h); provided, however, Agent or any such Lender shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender.”
(i)    The Loan Documents shall inure to the benefit of Agent, Lenders, Transferees, Participants (to the extent expressly provided herein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns. Each Loan Document shall be binding upon the Persons that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT AGENT AND ANY LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Subject to Section 12.2(a), each Transferee shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided that, notwithstanding anything to the contrary in any Loan Document, the Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to the Agent or any Lender had such participation not been effected. Agent and each Lender may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent.
(j)    Subject to Section 12.2(a) any Lender may assign or pledge all or any portion of the Loan or Notes held by it to any Lender to Lender or other funding or financing source, including without limitation the collateral security to secure obligations of such Lender, provided, that any payment in respect of such assigned Loan or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loan or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.
12.3    Application of Payments
To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.
12.4    Indemnity
Borrower shall indemnify Agent, each Lender, each Participant, and all of their respective Affiliates, managers, members, officers, directors, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable and documented fees and disbursements of outside counsel ) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to the Loan, the Loan Documents, the Collateral or, any act of or omission by Borrower or any of its Affiliates, managers, members, officers, directors, employees, agents, including, without limitation (i) any willful misrepresentation with respect to the Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor or the Collateral, (ii) any acts of fraud by Borrower, Intermediate SPE, any Seller, Servicer or Indemnity Guarantor related to the Loan or made in connection with the Loan Agreement or any Loan Document, (iii) any theft of any Collateral, (iv) any misappropriation of funds or use of the proceeds of the Loan not in accordance with the terms of the Loan Agreement or any other Loan Document, (v) any Change of Control not approved in writing by Agent, (vi) any waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Agreement or the other Loan Document, or (vii) any failure to comply with the special purpose entity contracts set forth in Section 6.14 hereof; provided, however, that Borrower shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from such Indemnified Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. Each Indemnified Person agrees to give Borrower reasonable notice of any event of which such Indemnified Person becomes aware for which indemnification may be required under this Section 12.4, and such Indemnified Person may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed, and Borrower shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 and to employ counsel at its own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to Borrower’s prior approval of any settlement, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), each Indemnified Person agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that each Indemnified Person reserves the right to retain counsel to represent such Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that an Indemnified Person obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to another Indemnified Person pursuant to the indemnity set forth in this Section 12.4, then such Indemnified Person shall promptly pay to Borrower the amount of such recovery. Without limiting any of the foregoing, Borrower indemnifies the Indemnified Persons for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.
12.5    Notice
Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.
12.6    Severability; Captions; Counterparts
If any provision of any Loan Document is adjudicated to be invalid under Applicable Law or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.
12.7    Expenses
Borrower shall pay, whether or not the Closing occurs, all out-of-pocket fees, costs and expenses incurred or earned by Agent, any Lender, and/or its Affiliates, including, without limitation, portfolio management, documentation and diligence fees and expenses prior to and following the Closing, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and external attorneys’ fees and expenses (which, prior to the occurrence and continuance of an Event of Default shall be reasonable), (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent, any Lender, or their respective Affiliates pursuant to the Loan Documents, and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations.
12.8    Entire Agreement
This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement among Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated on or about August 9, 2017), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate. Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent and Requisite Lenders, provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XIII, so long as no additional duties or obligations are required to be assumed by Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.
12.9    Approvals and Duties
Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is the subject of any Loan Document may be granted or withheld by Agent, as applicable, in its sole and absolute discretion. Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.
12.10    Publicity
(a)    Borrower agrees, and agrees to use commercially reasonable efforts to cause each of its Affiliates, (i) not to transmit or disclose provision of any Loan Document to any Person (other than to Borrower’s advisors and officers on a need-to-know basis) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Borrower agrees to submit to Agent, and Agent reserves the right to review and approve, all materials that Borrower or any of its Affiliates prepares that contain Agent’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates (to the extent of Borrower’s ability) to, use Agent’s name (or the name of any of Agent’s Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Agent’s prior written consent, provided, that Borrower may issue a press release describing the general terms of the transactions(other than any Participation Interest which is a renewal, rather than a new origination) documented by this Agreement, so long as Agent has reviewed and approved the form and substance of such press release. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Agent or any Lender.
(b)    Borrower hereby agrees that any Lender or any Affiliate of any Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.
(c)    Lenders and Agent shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information of a Borrower Party that any Borrower Party furnishes on a confidential basis (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public or becomes available to any Lender or Agent from a source other than Borrower that is not known to such recipient to be subject to confidentiality obligations; provided, that each Lender and Agent and their respective Affiliates shall have the right to disclose Confidential Information to (in the cases of clauses (i) through (vi), (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential):
(i)    Borrower or its Affiliates;
(ii)    such Person’s Affiliates;
(iii)    such Person’s or such Person’s Affiliates’ lenders, funding or financing sources;
(iv)    such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies;
(v)    any Person to whom a Lender offers or proposes to offer to sell, assign or transfer the Loan or any part thereof or any interest or participation therein;
(vi)    any Person that provides statistical analysis and/or information services to a Lender or Agent or any of their respective Affiliates;
(vii)    any Governmental Authority to which any Lender or Agent is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of any Lender or Agent by any such Governmental Authority; and
(viii)    any Person (A) to the extent required by applicable law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.
With respect to clauses (ii) – (vi), Lender, Agent and its Affiliates shall notify the recipient of the confidential nature of such Confidential Information.
(d)    The obligations of Lenders and Agent and their respective Affiliates under this Section 12.10 shall supersede and replace any other confidentiality obligations agreed to by any Lender or Agent or any of their respective Affiliates.
12.11    Release of Collateral
So long as no Default or Event of Default has occurred and is continuing, upon request of Borrower, Agent shall release any Lien granted to or held by Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, as determined by Agent in its sole discretion. Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens in the Collateral and shall return or cause the return of or consent to the return of the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.
12.12    Treatment of Fees
The parties hereto agree that all award, entitlements and fees due and payable by the Borrower under this Agreement, including, without limitation, pursuant to Sections 3.2, 3.3, 3.4, 3.6 and 3.7 hereof, shall be deemed to be and shall be treated as interest in respect of the outstanding principal amount of the Loan; provided, however, that nothing in this Section 12.12 shall in any way modify or reduce the obligations of the Borrower under Sections 2.2 or 3.2 of this Agreement.
XIII.    AGENT PROVISIONS; SETTLEMENT
13.1    Agent
(a)    Appointment. Each Lender hereby designates and appoints Midtown Madison Management LLC as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Midtown Madison Management LLC, as Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Agent and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions of this Article XIII other than the second sentence of Section 13.1(h)(iii). Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.
(b)    Nature of Duties. In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower. Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking of any action hereunder, then Agent shall send prior written notice thereof to each Lender. Agent shall promptly notify each Lender in writing any time that the Requisite Lenders or all Lenders, as applicable, have instructed Agent to act or refrain from acting pursuant hereto.
(c)    Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.
(d)    Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.
(e)    Indemnification. Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Loan shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    Agent in its Individual Capacity. With respect to its Pro Rata Share of the Loan made by it, if any, Midtown Madison Management LLC and its successors and assigns as the Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender. Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Agent pursuant hereto.
(g)    Successor Agent.
(i)    Resignation. Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.
(ii)    Appointment of Successor. Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.1, Requisite Lenders shall appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, appoint a successor Agent, who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.
(iii)    Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession. After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.
(h)    Collateral Matters.
(i)    Collateral. Each Lender agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Agent. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower, Servicer, Intermediate SPE, any Seller, any Indemnity Guarantor or any of their Subsidiaries; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.
(ii)    Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of Lenders, upon any Collateral covered by the Loan Documents (A) upon termination of this Agreement and the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Collateral being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Collateral leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.
(iii)    Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 13.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 13.1(h)(ii). So long as no Event of Default exists, upon receipt by Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit itself and the Lenders, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of Borrower in respect of) all interests retained by Borrower or any Subsidiary of Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Loan Documents.
(iv)    Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 13.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Loan Documents as one of Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.
(i)    Agency for Perfection. Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.
(j)    Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loan or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.
13.2    Lender Consent
(a)    In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.
(b)    In the event Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loan to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest (other than interest accrued at the Default Rate) and fees due such Lender, which principal, interest and fees will be paid to the Lender at the time that Lender assigns its interest in the Loan to Agent. In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 13.2(b) Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent no later than ten (10) Business Days following receipt of such notice.
13.3    Set-off and Sharing of Payments
In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by Applicable Law, with the prior written consent of Agent and without notice to Borrower or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower ), and (b) other Collateral at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Agent. Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loan shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees, to the fullest extent permitted by Applicable Law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loan made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan and other Obligations in the amount of such participation.
13.4    Disbursement of Funds
Agent may, either directly, or through one or more of its Affiliates, on behalf of Lenders, disburse funds to Borrower for a Revolving Advance requested or any other Advance (an “Agent Advance”). Each such Lender shall reimburse Agent for its Pro Rata Share of all Agent Advances in accordance with Section 13.5 below. If Agent so elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each such Lender in accordance with Section 4.2(b). If Agent shall have made an Agent Advance, and such Lender fails to pay the amount of its Pro Rata Share forthwith in accordance the terms hereof, Agent may promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment by Borrower required pursuant to this Section 13.4 shall be without premium or penalty. In addition, with respect to each Agent Advance, Agent shall have, for itself or its Affiliates, as applicable (subject to agreed upon terms related to such Agent Advance between Agent and such Lender, if any), the right to set off against the amounts of any payments or distributions to be made to such Lender hereunder, the entire amount of such Agent Advance, together with any agreed upon interest or fees thereon, until such Agent Advance is paid in full. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Loan Documents, including, without limitation, the provisions of Section 13.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
13.5    Settlements; Payments; and Information
(a)    Advances; Payments; Interest and Fee Payments.
(i)    The amount of the outstanding Loan may fluctuate from day to day through Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, Advances and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii). Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to or on account of Borrower will commence on the date such Advances are made by Agent. Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.
(ii)    Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Advances. In the event payments are necessary to adjust the amount of such Lender’s share of the Advances to such Lender’s Pro Rata Share of the Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.
(iii)    (A) By no later than 3:00 p.m. (New York time) on the first Reporting Date of each month (the “Interest Reporting Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the preceding month in respect of the Loan. Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender to Agent from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York time) on the Payment Date following the Interest Reporting Date, such Lender’s share of such interest and fees.
(b)    Availability of Lenders’ Pro Rata Share.
(i)    Unless Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of an Advance, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.
(ii)    Nothing contained in this Section 13.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.
(c)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.
13.6    Dissemination of Information
Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including, without limitation, financial and reporting information received from Borrower or generated by a third party (and excluding only internal information generated by Midtown Madison Management LLC for its own use as a Lender or as Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Loan Documents as received by Agent. Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.
13.7    Non-Funding Lender.
(a)    The failure of any Lender to make any Advance (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document. In the event that any Lender (other than a Non-Funding Lender), at the request of Agent or with the prior written consent of Agent, shall fund such Non-Funding Lender’s Pro Rata Share of such Advance, in accordance with such Lender’s Pro Rata Share (any such funding Lender, a “Funding Lender”), then such Non-Funding Lender agrees immediately to pay to each Funding Lender the amount so funded by such Funding Lender, with interest thereon, for each day from and including the date such amount was funded by such Funding Lender to, but excluding, the date of payment to each such Funding Lender, at the rate per annum equal to the LIBOR Rate plus three percent (3.0%). If, at a later date, such Non-Funding Lender pays the amount of its failed Pro Rata Share of the applicable Advance to the Funding Lenders, together with interest as provided above, then such amount attributable to principal shall constitute such Non-Funding Lender’s funding of its Pro Rata Share of the applicable Advance. The failure of any Lender to fund its Pro Rata Share of any Advance shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Advance.
(b)    Non-Funding Lender Commitment Assignment. An Other Lender who is not then an Affiliate of an Non-Funding Lender shall have the right, but not the obligation, to acquire and assume its Pro Rata Share of an Non-Funding Lender’s then remaining Revolving Loan Commitment at the request of Agent or with the prior written consent of Agent. Immediately upon receiving written notice from such Other Lender that it desires to acquire its Pro Rata Share of such Non-Funding Lender’s then remaining Revolving Loan Commitment, the Non-Funding Lender shall assign, in accordance with this Agreement, all or part, as the case may be, of its Revolving Loan Commitment and other rights and obligations under this Agreement and all other Loan Documents to such Other Lender.
If no Other Lender elects to acquire and assume its Pro Rata Share of such Non-Funding Lender’s then remaining Revolving Loan Commitment as set forth in the immediately preceding paragraph within thirty (30) calendar days of such Non-Funding Lender becoming an Non-Funding Lender, then the Borrower may, by notice in writing to the Agent and the Non-Funding Lender, (i) request such Non-Funding Lender to cooperate with the Borrower in obtaining a Replacement Lender for such Non-Funding Lender; or (ii) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Agent who, at the time of determination, is neither an Non-Funding Lender nor an Affiliate of an Non-Funding Lender, then such Non-Funding Lender shall assign its then remaining Revolving Loan Commitment and other rights and obligations related to unfunded Revolving Loan Commitments under this Agreement and all other Loan Documents to such Replacement Lender.
In either case, following the consummation of the assignment and assumption of the Non-Funding Lender’s remaining Revolving Loan Commitment pursuant to one of the two immediately preceding paragraphs in this Section 13.7, any remaining Revolving Loan Commitment of such Non-Funding Lender shall not terminate, but shall be reduced proportionately to reflect any such assignments and assumptions, and such Non-Funding Lender shall continue to be a “Lender” hereunder with its Revolving Loan Commitment and Pro Rata Share eliminated to reflect such assignments and assumptions. Upon the effective date of such assignment(s) and assumption(s) such Replacement Lender shall, if not already a Lender, become a “Lender” for all purposes under this Agreement and the other Loan Documents. The assignment and assumption contemplated by this paragraph shall modify the ownership of obligations related to unfunded Revolving Loan Commitments only and shall not modify the Non-Funding Lender’s rights and obligations, including, without limitation, all indemnity obligations hereunder, with respect to Advances previously funded.
13.8    Patriot Act
Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.
13.9    Electronic Signatures
This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile, portable document format (.pdf), or other Electronic Transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed electronic signature page of this Agreement and each of the other Loan Documents by facsimile, portable document format (.pdf), or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof and each party to this Agreement and each of the other Loan Documents agrees that it will be bound by its own signature and that it accepts the facsimile, portable document format (.pdf), or other electronic signature of each other party to this Agreement and each of the other Loan Documents. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent of a manually signed paper Agreement or any Loan Document which has been converted into electronic form (such as scanned portable format (.pdf)), or an electronically signed Agreement or any Loan Document converted into another format, for transmission, delivery and/or retention. The Agent may, at its option, create one or more copies of such Agreement in an electronic form (“Electronic Copy”), which shall be deemed created in the ordinary course of the Agent’s business, and destroy the original paper document. Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile, portable document format (.pdf), or other Electronic Transmission document or signature. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this paragraph shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
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CURO - LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.
BORROWER:

CURO RECEIVABLES FINANCE II, LLC

By:    /s/Don Gayhardt
Name:     Donald F. Gayhardt Jr.
Title:     President and Chief Executive Officer
Address:

c/o CURO Management LLC
3527 North Ridge Road
Wichita, KS 67205
Attn:  Don Gayhardt
E-Mail:  don.gayhardt@curo.com

With a copy to:

CURO Financial Technologies Corp.
3527 North Ridge Road
Wichita, KS 67205
Attn:  Vin Thomas
E-Mail:  vinthomas@curo.com

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

AGENT:

MIDTOWN MADISON MANAGEMENT LLC

By: /s/David Aidi
Name: David Aidi
Title: Authorized Signatory

Address:

780 Third Avenue, 27th Floor
New York, NY 10017
Attention: Raymond Chan
Telephone: 212-201-1915
Facsimile: 917-464-7350
Email: chan@atalayacap.com

With a copy to:

780 Third Avenue, 27th Floor
New York, NY 10017
Attention: Steven Segaloff
Phone: 212-201-1921
Facsimile: 917-464-7350
Email: segaloff@atalayacap.com

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

LENDER:

ATALAYA ASSET INCOME FUND VI LP

By: /s/David Aidi
Name: David Aidi
Title: Authorized Signatory

Address:

780 Third Avenue, 27th Floor
New York, NY 10017
Attention: Raymond Chan
Telephone: 212-201-1915
Facsimile: 917-464-7350
Email: chan@atalayacap.com

With a copy to:

780 Third Avenue, 27th Floor
New York, NY 10017
Attention: Steven Segaloff
Phone: 212-201-1921
Facsimile: 917-464-7350
Email: segaloff@atalayacap.com

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Acknowledged and agreed
SELLER:

ADVANCE GROUP, INC.
AVIO CREDIT, INC.
CASH COLORADO, LLC
CONCORD FINANCE, INC.
FMMR INVESTMENTS, INC.
GALT VENTURES, LLC
PRINCIPAL INVESTMENTS, INC.
SCIL, INC.
SPEEDY CASH ILLINOIS, INC.

By:/s/Don Gayhardt
Name: Donald F. Gayhardt Jr.
Title: President and Chief Executive Officer

Address:

Attention: _____________
Telephone: _____________
Facsimile: _____________
Email: _____________

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

SERVICER:
CURO MANAGEMENT LLC
By:/s/Don Gayhardt
Name: Donald F. Gayhardt Jr.
Title: President and Chief Executive Officer
Address:

c/o CURO Management LLC
3527 North Ridge Road
Wichita, KS 67205
Attn:  Don Gayhardt
E-Mail:  don.gayhardt@curo.com

With a copy to:

CURO Financial Technologies Corp.
3527 North Ridge Road
Wichita, KS 67205
Attn:  Vin Thomas
E-Mail:  vinthomas@curo.com

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Schedule 6.8
{omitted}

Schedule 6.17(a)(i)

[***]

Schedule 6.17(a)(ii)

[***]

Schedule 6.19(a)

Restricted Payment Covenants

(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend on, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving Holdings) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to Holdings or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary has stockholders other than Holdings or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));
(ii)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings held by any Person or any Equity Interests of any Restricted Subsidiary of Holdings held by any Affiliate of Holdings (in each case other than held by Holdings or a Restricted Subsidiary of Holdings), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of Holdings that are not Disqualified Stock);
(iii)    make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to the Indenture Notes or any Guarantee thereof (other than the payment of interest and other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or
(iv)    make any Restricted Investment (as defined in the Indenture).
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(A)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(B)    Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 6.19(c); and
(C)    such Restricted Payment, together with the aggregate of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after August 27, 2018 (excluding Restricted Payments permitted by clauses (ii) through (xii) of subsection (b) below), is, at the time of determination, less than the sum of:
(1)    50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the date of this Indenture occurs and ending on the last day of Holdings’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
(2)    100% of the aggregate net cash proceeds received by Holdings from a contribution to its common equity capital or from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to August 27, 2018 (other than an issuance or sale to a Subsidiary of Holdings) and 100% of any cash capital contribution received by Holdings from its shareholders subsequent to the date of this Indenture, plus
(3)    the amount by which the principal amount of any Indebtedness of Holdings or a Restricted Subsidiary of Holdings is reduced upon the conversion or exchange (other than by a Restricted Subsidiary of Holdings) subsequent to August 27, 2018 of any Indebtedness of Holdings or a Restricted Subsidiary of Holdings convertible or exchangeable for Equity Interests (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair value of any other property, distributed by Holdings or a Restricted Subsidiary of Holdings upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by Holdings or any Restricted Subsidiary of Holdings from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary of Holdings), plus
(4)    the amount equal to the sum of (x) the net reduction in the Restricted Investments made by Holdings or any Restricted Subsidiary of Holdings in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case realized by Holdings or any Restricted Subsidiary of Holdings, and (y) in the event that any Unrestricted Subsidiary of Holdings is re-designated as a Restricted Subsidiary, the portion (proportionate to Holdings’s equity interest in such Subsidiary) of the Fair

Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, that in each case have occurred subsequent to August 27, 2018; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by Holdings or any Restricted Subsidiary of Holdings in such Person or Unrestricted Subsidiary, plus
(5)    100% of any dividends received by Holdings or a Guarantor after August 27, 2018 from an Unrestricted Subsidiary of Holdings, to the extent such dividends were not otherwise included in the Consolidated Net Income of Holdings for such period.
(b)    The foregoing provisions will not prohibit:
(i)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the irrevocable redemption notice, if at said date of declaration or notice, such payment would have complied with the provisions of this Indenture;
(ii)    any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of Holdings (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of Holdings) or a substantially concurrent cash capital contribution received by Holdings from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (C)(2) of subsection (a) above;
(iii)    the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of Holdings or any Guarantor that is contractually subordinated in right of payment to the Indenture Notes or to any Guarantee in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt (as defined in the Indenture);
(iv)    the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by employees, former employees, directors, former directors, consultants or former consultants of Holdings (or any of its Subsidiaries); provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal year; provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $10.0 million in any fiscal year) (plus the amount of net cash and proceeds received by Holdings and its Restricted Subsidiaries (a) in respect of “key man” life insurance and (b) from the issuance of Equity Interests by Holdings to members of management of Holdings and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);
(v)    payments of dividends on Disqualified Stock issued pursuant to Section 5.09 of the Indenture (or any successor provision);
(vi)    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;
(vii)    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Schedule 3.19(a);
(viii)    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (v) of Section 5.09(b) of the Indenture (or any successor provision);
(ix)    the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of Holdings or any Guarantor that is contractually subordinated in right of payment to the Indenture Notes or to any Guarantee thereof (i) pursuant to provisions similar to those set forth in Section 5.14 of the Indenture (or any successor provision) and (ii) pursuant to provisions similar to those set forth in Section 5.10 of the Indenture (or any successor provision);
(x)    [reserved];
(xi)    Restricted Payments that are made with Excluded Contributions (as defined below); or
(xii)    Restricted Payments in an amount that, when taken together with all Restricted Payments previously made pursuant to this clause (xii) and then outstanding, does not exceed $40.0 million.
The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (as defined below) on the date of the Restricted Payment of the assets proposed to be transferred by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
As of the date of this Indenture, all of the Subsidiaries of Holdings will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary of Holdings to become a Restricted Subsidiary of Holdings except pursuant to the last sentence of the second paragraph under Section 5.15. For purposes of designating any Restricted Subsidiary of Holdings as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to Section 5.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

“Excluded Contributions” means the net cash proceeds and/or Cash Equivalents received by Holdings after August 27, 2018, from:

(1)     contributions to its common equity capital; and

(2)     the sale (other than to Holdings or to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or any Subsidiary of Holdings) of Capital Stock (other than Disqualified Stock) of Holdings;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed on or promptly after the date of such contribution or sale, the proceeds of which are excluded from the calculation set forth in clause (a)(iv)(C) above.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Holdings or CFTC, as applicable; provided, however, that with respect to any such value less than $5.0 million, only the good faith determination of Holdings’ or CFTC’s senior management shall be required.

SCHEDULE A

REVOLVING LOAN COMMITMENTS

Lender	Revolving Loan Commitment
ATALAYA ASSET INCOME FUND VI LP	$100,000,000*
Total	$100,000,000*

* Upon the occurrence of the Commitment Increase Date, such Revolving Loan Commitments shall automatically increase to $200,000,000 without the necessity of any further action by any party hereto.